Exhibit 10.10

SECOND AMENDED AND RESTATED REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS A LENDER AND AS AGENT)

AND

THE OTHER LENDERS FROM TIME TO TIME PARTY HERETO

WITH

BOOT BARN, INC.
(AS BORROWER)

AND

BOOT BARN HOLDING CORPORATION,
(AS PARENT HOLDCO)

MAY 31, 2013

i

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v

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List of Exhibits and Schedules

Exhibits

Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Borrowing Base Certificate
Exhibit 2.1	Revolving Credit Note
Exhibit 6.10(a)	Intellectual Property Security Agreement
Exhibit 7.12	Joinder Agreement
Exhibit 8.1(p)	Intercreditor Agreement
Exhibit 9.3	Environmental Compliance Certificate
Exhibit 15.3	Commitment Transfer Supplement

Schedules

Schedule 1.2(a)	Permitted Encumbrances
Schedule 1.2(b)	Permitted Holders
Schedule 4.5	Equipment and Inventory Location
Schedule 4.15(h)(1)	Blocked Account Banks
Schedule 4.15(h)(2)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Taxes and Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation and Indebtedness for Borrowed Money
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.28	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 5.30	Environmental Matters
Schedule 5.31	Insurance
Schedule 7.8	Indebtedness
Schedule 7.10	Agreements with Affiliates
Schedule 7.11	Management Fees
Schedule 8.1(a)	Closing Date Loan Documents

SECOND AMENDED AND RESTATED REVOLVING CREDIT
AND SECURITY AGREEMENT

This Second Amended and Restated Revolving Credit and Security Agreement, dated as of May 31, 2013, is entered into by and among BOOT BARN, INC., a corporation organized under the laws of the State of Delaware (“Boot Barn” and collectively with each other Person joined as a party to this Agreement as a “Borrower” in accordance with Section 7.12 hereof, and all of their respective permitted successors and assigns, “Borrower”), BOOT BARN HOLDING CORPORATION, a corporation organized under the laws of the State of Delaware (“Parent Holdco”), the financial institutions which are now or which hereafter become a party hereto (collectively, “Lenders” and individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, “Agent”), with reference to the following facts:

RECITALS

A.                                    Borrower, Parent Holdco, Agent and Lenders are parties to that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 12, 2011 (as amended prior to the date hereof, the “Existing Credit Agreement”), pursuant to which, among other things, the Lenders have extended to Borrower a revolving credit facility (including a subfacility for letters of credit) of up to $50,000,000 and made a term loan to Borrower in the original principal amount of $20,000,000 (the “Existing Term Loan”).

B.                                    Boot Barn, Baskins Acquisition Holdings, LLC (“Baskins”), the members of Baskins signatory thereto as Selling Members and CGP Baskins, LLC, as the Sellers’ Representative have entered into that certain Membership Interest Purchase Agreement, dated as of May 9, 2013 (as amended by (i) that certain First Amendment to Membership Interest Purchase Agreement, dated as of May 13, 2013, and (ii) that certain Second Amendment to Membership Interest Purchase Agreement, dated as of May 26, 2013, together with all schedules and exhibits thereto, the “Purchase Agreement”), pursuant to which Boot Barn intends to acquire all of the issued and outstanding Membership Interests (as defined in the Purchase Agreement) of Baskins (the “Acquisition”).

C.                                    Boot Barn and Parent Holdco have advised Agent that, concurrently with the consummation of the Acquisition, Borrower and Parent Holdco intend to enter into that certain Term Loan and Security Agreement, dated the date hereof (as amended, amended and restated, supplemented, or otherwise modified from time to time as permitted under this Agreement, the “Term Loan Agreement”), with the lenders party thereto (the “Term Loan Lenders”) Golub Capital, LLC, as agent for the Term Loan Lenders (in such capacity, and together with its successors and assigns in such capacity, the “Term Loan Agent”) and Golub Capital, LLC, as sole bookrunner, pursuant to which, among other things, the Term Loan Lenders will make a $100,000,000 term loan to Borrower (the “Term Loan Facility”).

D.                                    Boot Barn and Parent Holdco have requested that Agent and Lenders further amend and restate the Existing Credit Agreement to, among other things, (i) permit the Acquisition and the Term Loan Facility and (ii) convert the Existing Term Loan into Revolving

Advances under this Agreement, which Agent and Lenders are willing to do on the terms and conditions set forth herein.

E.                                     The proceeds of the Advances under this Agreement and the proceeds of the Term Loan Facility will be used to (i) convert the outstanding balance of the Existing Term Loan into Advances under this Agreement, (ii) refinance certain existing indebtedness of Boot Barn and Baskins, (iii) provide a portion of the funds for the Acquisition, (iv) provide for working capital, Capital Expenditures, Permitted Acquisitions and for other general corporate purposes of Borrower, in each case to the extent not prohibited under this Agreement and (v) pay fees, costs and expenses in connection with the closing of the credit facility contemplated by this Agreement, the Term Loan Facility and the Acquisition (collectively, the “Transactions”).

F.                                      This Agreement shall amend, restate, replace and supersede (but shall not cause a novation of) the Existing Credit Agreement and hereinafter shall govern the terms and conditions under which Agent and Lenders shall provide credit facilities to Borrower.

G.                                    From and after the Closing Date, the Existing Term Loan, the “Revolving Advances,” the “Letters of Credit,” and all other “Obligations” outstanding under (and as all such terms are, as applicable, defined in) the Existing Credit Agreement as of the moment immediately prior to the Closing Date shall be deemed to be outstanding under this Agreement and shall constitute Revolving Advances, Letters of Credit and Obligations, as applicable, hereunder.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and undertakings herein contained, Borrower, Parent Holdco, Lenders and Agent hereby agree as follows:

I.                                        DEFINITIONS.

1.1                               Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to Section 6.3 to eliminate or appropriately adjust for the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended to eliminate or adjust for the effect of any such change in accordance herewith.  Notwithstanding the foregoing, for purposes of calculating the financial covenants and the covenants set forth in this Agreement, (a) no effect shall be given to FAS 141R or any subsequent codification thereof, and (b) any change to GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be ignored for the purpose of determining Indebtedness hereunder and such leases shall continue to be treated as operating leases for such purposes consistent with GAAP as in effect on the date hereof.

1.2                               General Terms.  For the purpose of this Agreement, the following terms shall have the following respective meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances and the Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall exclude Agent, any Lender, Freeman Spogli, and each portfolio company of Freeman Spogli (other than Borrower, Parent Holdco or any other Loan Party) or any purchaser of subordinated debt.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Second Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus 1/2 of 1% or (iii) the Daily LIBOR Rate plus 1%. For purposes of this definition, “Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the percentage prescribed by the Federal Reserve for determining the maximum reserve requirements with respect to any eurocurrency funding by banks on such day. For the purposes of this definition, “Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication reasonably determined by Agent).

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including, with respect to any Collateral located in Canada, the PPSA.

“Applicable Rates” shall mean (a) as of the Closing Date and through and including September 30, 2013, the margin for Eurodollar Rate Loans, the margin for Domestic Rate Loans or the per annum rate for the Facility Fee, as applicable, set forth as Level I in the table below and (b) effective as of the first day of each calendar quarter thereafter (each such day an “Adjustment Date”), each Applicable Rate shall be adjusted, if necessary, to the Level set forth in the table below corresponding to the Average Usage Amount for the most recently completed calendar quarter prior to such Adjustment Date:

Level	Average Usage Amount	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Domestic Rate Loans	Applicable Facility Fee Rate
I	Less than or equal to 60% of the then applicable Maximum Revolving Advance Amount	1.75	0.75	0.375%
II	Greater than 60% of the then applicable Maximum Revolving Advance Amount	2.00	1.00	0.250%

Notwithstanding anything to the contrary contained herein, and without affecting the Agent’s or Required Lenders’ right to implement the Default Rate, at the option of Agent or the direction of the Required Lenders and upon written notice thereof to Borrower, so long as any Event of Default shall have occurred and be continuing the Applicable Rates shall be as set forth in Level II.

“Average Usage Amount” shall mean, as of any date of determination, the sum of (a) the average daily unpaid balance of the Revolving Advances for each day of the calendar quarter ending on such date of determination and (b) the average undrawn amount of any Letters of Credit outstanding on each day during the calendar quarter ending on such date of determination.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Baskins” shall have the meaning set forth in the recitals to this Agreement.

“Baskins Earnout Payment” shall mean the payment that may be due and owing pursuant to the terms of Section 2.5 of the Purchase Agreement, as in effect on the date hereof.

“Blocked Account Bank” shall mean any bank at which a Borrowing Base Party maintains collection accounts which is party to a deposit account control agreement in favor of Agent which directs such bank to transfer, no less frequently than weekly, all funds in such collection accounts either to any account maintained by Agent at such bank or by wire transfer to the Collection Account of Borrower maintained with PNC.

“Boot Barn” shall have the meaning set forth in the preamble to this Agreement.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(b) duly executed by the President, Chief Financial Officer or Controller of the Borrower and delivered to the Agent, appropriately completed, by which such officer shall certify on behalf of Borrower to Agent the Formula Amount and calculation thereof as of the date of such certificate.  Notwithstanding the terms of the form attached hereto as Exhibit 1.2(b), the parties agree that if there is a conflict between Exhibit 1.2(b) and this Agreement, the terms of this Agreement shall govern.

“Borrowing Base Parties” shall mean Boot Barn, RCC, Baskins and, as of any date of determination, any other Person joined as a party to this Agreement as a “Borrower” in accordance with Section 7.12 hereof and with respect to which, to the extent required by Agent: (a) Agent has completed and been satisfied with its audit and inspection of the assets of such Person which are contemplated to be included in the Borrowing Base, (b) Agent has received all applicable appraisals with respect to the assets of such Person which are contemplated to be included in the Borrowing Base and (c) Agent has received all other documentation and information with respect to such Person as may be reasonably required by Agent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, the aggregate of all expenditures for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one (1) year and which are required to be capitalized under GAAP, including the total principal portion of Capital Lease Obligations and excluding any portion of Capital Expenditures made to replace or restore assets to the extent financed by (a) insurance proceeds paid on account of loss or damage to any assets of such Person, (b) awards of compensation arising in connection with an eminent domain or condemnation proceeding, (c) made as a reinvestment of proceeds pursuant to Section 7.1 or (d) to the extent the same would otherwise be treated as Capital Expenditures, consideration paid in a Permitted Acquisition.

“Capital Financing Indebtedness” shall mean, as of any date of determination, Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time of, or within 120 days after, the acquisition, purchase, construction, improvement or remodel (in each case, other than pursuant to a Permitted Acquisition) of any PP&E for the purpose of financing all or any part of the acquisition, purchase, construction, improvement or remodeling cost thereof; provided that any such PP&E shall be sufficiently identified as the subject of such Capital Financing Indebtedness.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower:  (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) Foreign Currency Hedges.  The indebtedness, obligations and liabilities of Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under each Guaranty and secured obligations under each Guarantor Security Agreement, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities) and otherwise treated as Obligations for purposes of this Agreement and each of the Other Documents (other than any Lender-Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge).  The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not the Original Owner or a Person, directly or indirectly, controlled by Freeman Spogli, (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property or assets of Borrower or sale or transfer of all of the Equity Interests of Borrower to a Person who is not the Original Owner or a Person, directly or indirectly, controlled by Freeman Spogli, (c) Freeman Spogli ceases to own and control, directly or indirectly, at least seventy-five percent (75%) of the outstanding Equity Interests of Parent Holdco owned by Freeman Spogli on the Closing Date or Freeman Spogli ceases to own, directly or indirectly, a majority of the voting Equity Interests of Parent Holdco, (d) in one or more transactions, any Person (or such Person and its Affiliates) other than Freeman Spogli acquires the ability to elect a majority of the board of directors or equivalent governing body of Parent Holdco, or (e) except in connection with a merger or consolidation permitted under Section 7.1, Borrower fails to own at any time one hundred percent (100%) of the Equity Interests of any of its Subsidiaries.  For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“Closing Date” shall mean the date on which all conditions precedent to the effectiveness of this Agreement set forth in Section 8.1 shall have been satisfied.

“Closing Date Adjusted EBITDA” shall mean $39,170,083.00.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include, subject to the exclusions specified in Section 4.1, in each case with respect to Borrower or any Guarantor granting a lien on the following assets in favor of Agent:

(a)                                 all Receivables;

(b)                                 all Equipment;

(c)                                  all General Intangibles;

(d)                                 all Inventory;

(e)                                  all Investment Property;

(f)                                   all Real Property;

(g)                                  all Subsidiary Stock;

(h)                                 all of such Person’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located, (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Person’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Person from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of such Person’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by such Person, all real and personal property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which such Person has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Person;

(i)                                     all of such Person’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by such Person or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e) or (f) of this Paragraph; and

(j)                                    all proceeds and products of (a), (b), (c), (d), (e), (f) and (g) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Collection Accounts” shall have the meaning set forth in Section 4.15(h).

“Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Commitment Amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 15.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Amount provided for in the joinder signed by such New Lender under Section 2.25(a)(x), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.25 hereof, any decrease pursuant to Section 2.21 or any assignment by or to such Lender pursuant to Section 15.3(c) or (d) hereof.

“Commitment Percentage” shall mean (i) as to any Lender other than a New Lender, the Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 15.3(c) or (d) hereof, the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.25(a)(ix), in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.25 hereof, any decrease pursuant to Section 2.21 or any assignment by or to such Lender pursuant to Section 15.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a certificate in substantially the form of Exhibit 1.2(a) hereto, duly executed by the President, Chief Financial Officer or Controller of Parent Holdco and delivered to Agent, appropriately completed.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies (including, without limitation, Hart-Scott-Rodino clearance) and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a breach under any material agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of a Person that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Interest Expense” shall mean, with respect to any Person for any period, (a) Interest Expense (excluding interest paid-in-kind) of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedge Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Copyright” shall mean all of the following (whether now owned or hereafter acquired by a Loan Party):  copyrights, copyright registrations and other works protectable by copyright registration, including the copyright registrations and recordings thereof and all applications in connection therewith listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all restorations, reversions, renewals, reissues, continuations or extensions thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof and (iv) all of such Person’s rights corresponding thereto throughout the world.

“Covenant Compliance Period” shall mean any period commencing on any date after July 2, 2013 on which either (a) Undrawn Availability is less than $5,000,000 for five (5) consecutive Business Days or (b) average Undrawn Availability for any period of thirty (30) consecutive days is less than the greater of (i) $7,500,000 or (ii) 12.5% of the then applicable Maximum Revolving Advance Amount (each a “Trigger Date”) and continues until the first day after such Trigger Date on which average Undrawn Availability is equal to or greater than the greater of (x) $7,500,000 or (y) 12.5% of the then applicable Maximum Revolving Advance Amount for a period of thirty (30) consecutive days.

“Covered Entity” shall mean (a) each Loan Party, each Loan Party’s Subsidiaries, all pledgors of Collateral, and (b) each Person which, directly or indirectly, is in control of the Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the, direct or indirect, (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by and between any Borrowing Base Party and any Credit Card Issuer or Credit Card Processor, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” shall mean any Person who issues or whose members issue credit cards or debit cards used by Customers of any Borrowing Base Party to purchase goods, including, without limitation, Discover, MasterCard, VISA and American Express.

“Credit Card Notices” shall mean those certain notices, each in form and substance reasonably satisfactory to Agent in its Permitted Discretion, issued jointly by Agent and each applicable Borrowing Base Party to Credit Card Issuers and Credit Card Processors pursuant to which such Credit Card Issuers and Credit Card Processors are notified of Agent’s first priority security interest in all amounts due to such Borrowing Base Party under any Credit Card Agreement and the collateral assignment by such Borrowing Base Party to Agent of the right to collect and receive such amounts and are directed to make all such payments to the Collection Account set forth therein.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment with respect to Credit Card Receivables from a Credit Card Issuer and other procedures with respect to any sales transactions of a Borrowing Base Party involving credit card or debit card purchases by Customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean all Receivables consisting of the present and future rights of a Borrowing Base Party to payment by Credit Card Issuers or Credit Card Processors for merchandise sold and delivered to Customers of such Borrowing Base Party who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

“Customer” shall mean and include the account debtor (including Credit Card Processors and Credit Card Issuers) with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with a Borrowing Base Party, pursuant to which such Borrowing Base Party is to deliver any Inventory or perform any services.

“Customs” shall have the meaning set forth in Section 2.11(b) hereof.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to Agent, Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied as of the date such funding is required; (b) has notified Borrower or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is six (6) months after the last day of the Term (other than to the extent mandatorily redeemable by the holder thereof upon the occurrence of a contingent event within a Loan Party’s control) in cash, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time prior to the date which is six (6) months after the last day of the Term or (c) provides for scheduled payments or the payment of cash dividends or distributions prior to the date that is six (6) months after the last day of the Term.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Holding Company” shall mean any Domestic Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes and either (i) substantially all of its assets consist of Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” (as defined in Section 957(a) of the Code) or (ii) a significant portion of its assets consist of Equity Interests in one or more Foreign Subsidiaries that are “controlled foreign corporations” as so defined and the direct or indirect pledge of more than sixty-six and two-thirds percent (66 2/3%) of the Equity Interests in such Foreign Subsidiaries, in the reasonable judgment of Borrower, would result in a materially adverse tax consequence to Borrower or its Affiliates.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” is any Subsidiary other than a Foreign Subsidiary.

“Drawing Date” shall have the meaning set forth in Section 2.12(b) hereof.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean, with respect to any Loan Party for any specified period: (a) the Consolidated Net Income of Borrower and its Subsidiaries for such period, plus (b) without duplication, the sum of the following amounts of Borrower and its Subsidiaries, on a consolidated basis, to the extent deducted in determining Consolidated Net Income of Borrower and its Subsidiaries for such period: (i) Consolidated Net Interest Expense, plus (ii) depreciation and amortization and other non-cash charges (including any (A) non-cash charges relating to employee equity incentive programs, (B) non-cash charges attributable to inventory revaluations as a result of the Transactions, the RCC Acquisition, the Acquisition (as defined in the Existing Credit Agreement) or any Permitted Acquisition and (C) non-cash write-offs relating to impairment of stores), all in accordance with GAAP, plus (iii) net income tax expense, to the extent a positive number (including franchise and foreign withholding taxes and any state business, unitary, gross receipts or similar tax), to the extent deducted in the calculation of Consolidated Net Income, plus (iv) payment-in-kind interest, plus (v) proceeds from business interruption insurance for loss of income(whether or not such loss of income was deducted in determining Consolidated Net Income), plus (vi) Pre-Opening Costs, plus (vii) amortized or deferred financing fee expenses to the extent not included in Consolidated Net Interest Expense, plus (viii) straight line non-cash rent adjustment to the extent rent expense included in Consolidated Net Income exceeds the applicable cash rent payments, plus (ix) non-recurring expenses and charges for such period attributable to (A) the Transactions as of the Closing Date, (B) the Transactions following the Closing Date in an aggregate amount not to exceed $3,000,000 and (C) bonuses paid to officers, directors and employees as a direct result of the Transactions not to exceed $750,000 in the aggregate, plus (x) expenses and charges (including premiums, discounts and Hedge Agreement settlement and termination costs) in such period attributable to any debt financings or refinancings, equity offerings, mergers, recapitalizations, acquisitions, investments, option buyouts, dispositions or similar transactions in an amount not to exceed $2,000,000 per fiscal year, provided that any such expenses and charges shall have been incurred prior to or no later than 180 days following the consummation of the applicable transaction, plus (xi) extraordinary or non-recurring losses not to exceed $500,000 in the aggregate or as otherwise approved by Agent, plus (xii) restructuring expenses and charges, plus (xiii) net income tax charges, plus (xiv) losses from discontinued operations not to exceed $500,000 per fiscal year, plus (xv) non-cash expenses relating to the Boot Barn Rewards Program, plus (xvi) the principal amount received from Permitted Freeman Spogli Investments (other than in respect of an Equity Cure for a default with respect to Section 7.6 of the Term Loan Agreement), plus (xvii) the Baskins Earnout Payment and any other earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition, and minus (c) without duplication, (i) extraordinary or non-recurring gains, (ii) net income tax benefits, (iii) gains from discontinued operations and (iv) straight line non-cash rent adjustment to the extent cash rent payments exceed the applicable rent expense included in Consolidated Net Income.  Notwithstanding the foregoing: (x) it is agreed that for purposes of determining compliance with the financial covenants set forth in Section 6.5 hereof (including any test requiring compliance on a pro forma basis), commencing with the measurement period ended nearest to September 30, 2013, the EBITDA of Baskins shall be included for all relevant periods, and (i) EBITDA of Borrower and its Subsidiaries, including Baskins, for the fiscal quarter ended nearest to March 31, 2013 shall be $7,488,000 and (ii) EBITDA of Borrower and its Subsidiaries, including Baskins, for the fiscal quarter ended nearest to December 31, 2012 shall be $18,545,727; and (y) for purposes of this definition, EBITDA shall be determined on a pro forma basis to give effect to (i) any Permitted Acquisitions (computed utilizing the provisions of this definition together with adjustments reflecting anticipated cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected to be taken (which cost savings or synergies shall be subject to certification by a responsible officer of the Borrower and shall be calculated on a pro forma basis), in each case to the extent quantifiable and demonstrable and supported by a quality of earnings report prepared by an accounting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent); provided, that the aggregate amount of adjustments reflecting such anticipated cost savings and synergies in any four fiscal quarter period shall not exceed ten percent (10%) of EBITDA for such period calculated prior to giving effect to such adjustments and (ii) any divestitures by Borrower or any of its Subsidiaries of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person occurring during any period, in each case, as if such transaction had occurred on the first day of such period.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Inventory” shall mean and include Inventory of each Borrowing Base Party (excluding work in process), valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent, in its Permitted Discretion, may from time to time deem appropriate. In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all material standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit from the vendor, (iii) is located outside the continental United States or any province in Canada (other than Quebec) with respect to which Agent has perfected its Lien on any Inventory located there under the PPSA as in effect in such province, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property infringement claim; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts such Borrowing Base Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (vii) is not subject to the perfected, first priority security interest of Agent or is subject to any Lien other than a Permitted Encumbrance.  Eligible Inventory shall not include Inventory being acquired pursuant to a trade Letter of Credit to the extent such trade Letter of Credit remains outstanding.

“Eligible Receivables” shall mean and include with respect to the Borrowing Base Parties, the Dollar amount of Credit Card Receivables (determined, without duplication, net of any credits, fees, rebates, charges, charge backs, “contra accounts” and any other amounts owed by a Borrowing Base Party to the applicable Credit Card Issuer or Credit Card Processor (except for fees and expenses of the applicable Credit Card Issuer or Credit Card Processor), and net of unapplied cash and credits in respect thereof) owned by the Borrowing Base Parties arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. No Credit Card Receivable shall be an Eligible Receivable if:

(a)                                 it arises out of a sale made by a Borrowing Base Party to an Affiliate of any Borrowing Base Party or to a Person controlled by an Affiliate of a Borrowing Base Party to the extent such are not in the Ordinary Course of Business;

(b)                                 it has been outstanding for more than seven (7) days after the date such Credit Card Receivable first arose;

(c)                                  any covenant, representation or warranty contained in this Agreement with respect to such Credit Card Receivable has been materially breached or the applicable Borrowing Base Party is in material breach of any express or implied representation, warranty, covenant or other agreement with respect to such Credit Card Receivable or the payment processing thereof;

(d)                                 the Credit Card Issuer or Credit Card Processor shall be subject to an Insolvency Event;

(e)                                  unless otherwise agreed by Agent in writing, it is owed by a Credit Card Issuer or processed by a Credit Card Processor that is located outside of the United States of America;

(f)                                   the sale giving rise thereto does not represents a complete bona fide transaction or is not otherwise a valid, legally enforceable obligation of the applicable Credit Card Issuer, Credit Card Processor or credit card holder;

(g)                                  it is evidenced by chattel paper or an instrument of any kind;

(h)                                 it is subject to any offset, deduction, defense, dispute, or counterclaim, the obligor thereunder is also a creditor or supplier of any Borrowing Base Party or such Credit Card Receivable is contingent in any respect or for any reason, but only to the extent of the amount of any such offset, deduction, defense, dispute, counterclaim or contingency;

(i)                                     any return, rejection or repossession of the merchandise that is the subject of such Credit Card Receivable has occurred or the rendition of services that is the subject of such Credit Card Receivable has been disputed, provided, that only that portion of such Credit Card Receivable subject to such return, rejection, repossession or dispute shall be deemed ineligible under this clause (i);

(j)                                    it is not payable to a Borrowing Base Party in Dollars;

(k)                                 it is not subject to Agent’s perfected, first priority security interest or is subject to any Lien other than a Permitted Encumbrance;

(l)                                     it is not payable to a Borrowing Base Party;

(m)                             it requires further acts on the part of any Borrowing Base Party to make such Credit Card Receivable payable by the Credit Card Issuer or Credit Card Processor;

(n)                                 it arises under a contract that, by its terms, prohibits or makes void or unenforceable the grant of a security interest by the applicable Borrowing Base Party in and to such agreement or Credit Card Receivable or otherwise does not arise under a Credit Card Agreement which has been delivered to, and is in form and substance reasonably satisfactory to, Agent;

(o)                                 it is not subject to a Credit Card Notice;

(p)                                 the creation thereof does not comply in all material respects with all Applicable Laws, including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System; or

(q)                                 it arises from the use of a private label credit card issued or guaranteed by any Borrowing Base Party or Affiliate thereof.

“Environmental Authority” shall have the meaning set forth in Section 9.3(b).

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all Applicable Laws relating to the environment, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment, preservation or reclamation of natural resources and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Body under any Environmental Laws.

“Equipment” shall mean and include all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Cure” shall have the meaning given in Section 10.5(c) hereof.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Agent by dividing (i) the rate which appears on the Bloomberg Page

BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (a “Eurodollar Alternate Source”), at approximately 11:00 a.m., London time two (2) Business Days prior to the first day of such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Eurodollar Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)) for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage.  The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Loan Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap.  Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender  or Issuer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.11(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), (d) Taxes attributable to the failure of the Agent to properly maintain the Register, and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Existing Term Loan” shall have the meaning set forth in the recitals to this Agreement.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (a “Federal Funds Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Federal Funds Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Federal Funds Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

“Fee Letter” shall mean the second amended and restated fee letter dated the date hereof by and between Borrower and the Agent.

“Financial Condition Certificate” shall have the meaning set forth in Section 8.1(h) hereof.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made during such period minus cash dividends paid during such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean and include, with respect to any fiscal period of Parent Holdco and its Subsidiaries, on a consolidated basis calculated in accordance with GAAP, the sum of (without duplication) of: (a) cash Interest Expense (net of interest income) and cash taxes paid during or in respect of such period, (b) scheduled principal payments on Funded Debt due during such period (in each case, whether or not paid during such period), and (c) cash dividends paid and permitted to be paid by the Loan Parties under the terms of this Agreement during such period.  Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio for each of the four fiscal quarter periods ending nearest to September 30, 2013, December 31, 2013 and March 31, 2014, the components of the Fixed Charge Coverage Ratio attributable to (1) Interest Expense and (2) scheduled principal payments on Funded Debt ((1) and (2) collectively, the “Annualized Fixed Charges”) shall be annualized during such fiscal quarters such that for the calculation of the Fixed Charge Coverage Ratio as of the last day of the fiscal quarter ending nearest to (x) September 30, 2013, Annualized Fixed Charges for the 4 fiscal quarter period ending nearest to September 30, 2013 will be deemed to be the actual amounts of items (1) and (2) for the fiscal quarter ending nearest to September 30, 2013 multiplied by four (4), (y) December 31, 2013, Annualized Fixed Charges for the 4 fiscal quarter period ending nearest to December 31, 2013 will be deemed to be the actual amounts of items (1) and (2) for the two fiscal quarter period ending nearest to December 31, 2013 multiplied by two (2), and (z) March 31, 2014, Annualized Fixed Charges for the 4 fiscal quarter period ending nearest to March 31, 2014 will be deemed to be the actual amounts of items (1) and (2) for the three fiscal quarter period ending nearest to March 31, 2014 multiplied by four (4) and then divided by three (3).

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Freeman Spogli” means Freeman Spogli & Co., LLC, a Delaware limited liability company and all Affiliates thereof from time to time, other than the Loan Parties.

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons (other than another Loan Party).

“Funding Account” shall mean the deposit account of Boot Barn at PNC established for the purpose of receiving proceeds of the Advances.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.  Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 6.5 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financing Accounting Standard or FASB Accounting Standards Codification™ having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value,” (ii) no effect shall be given to FAS 141R or any subsequent codification thereof, and (iii) any change to GAAP requiring leases which were previously classified as operating leases to be treated as capitalized leases shall be ignored for the purpose of determining Indebtedness hereunder and such leases shall continue to be treated as operating leases for such purposes consistent with GAAP as in effect on the date hereof.

“General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, Patents, equipment formulations, manufacturing procedures, quality control procedures, Trademarks, trade secrets, goodwill, Copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Acts” shall have the meaning set forth in Section 2.17.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof; provided that if such obligation is limited in recourse against a specific asset, the amount of such Guaranteed Indebtedness shall be calculated as the lesser of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported and the fair market value of such asset.

“Guarantor” shall mean Parent Holdco, RCC, Baskins and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations, and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement(s)” shall mean the Amended and Restated Pledge and Security Agreement executed by Parent Holdco, RCC and Baskins, jointly and severally, in favor of Agent, dated as of even date herewith, and any other security agreement executed by any Guarantor in favor of Agent securing the Guaranty of such Guarantor, in form and substance reasonably satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations (or any portion thereof) executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance reasonably satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or other applicable Environmental Laws, now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Agreement” shall mean any interest rate, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedge Liabilities” shall mean the liabilities of any Loan Party or Subsidiary thereof pursuant to any Lender Provided Interest Rate Hedge or Lender-Provided Foreign Currency Hedge.

“Increasing Lender” has the meaning set forth in Section 2.25 hereof.

“Indebtedness” shall mean, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, but excluding accounts payable incurred in the Ordinary Course of Business that are unsecured and not overdue by more than 120 days or being Properly Contested, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, but such amounts, not to exceed $1,000,000 in the aggregate, shall be excluded in calculations (including related definitions) of the Financial Covenants in Section 6.3, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the rate of 10%) of future rental payments under all synthetic leases, (f) obligations (the amount of which, as of any date of determination, shall be the net termination value thereof on such date of determination) under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, (g) [reserved], (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such Indebtedness to be limited to the lesser of the fair market value of the encumbered property or assets and the amount of the Indebtedness secured by such Lien, (i) “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interests in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (k) the Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b); provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting under any Applicable Law a Patent, Copyright, Trademark, trade secret or license or other right to use any of the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and between Agent and Term Loan Agent in the form of Exhibit 8.1(p) hereto.

“Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP and without duplication, the total interest expense of such Person, with respect to such Person and its Subsidiaries, on a consolidated basis, for such period whether paid or accrued during such period (including the interest component of Capitalized Lease Obligations for such period), including, without limitation, interest expense paid to Affiliates of such Person, discounts in connection with the sale of any Receivables and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include, with respect to any specified Person, all of such Person’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(ii) hereof.

“Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, federal or local.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.  For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities to the provider of any Lender-Provided Foreign Currency Hedge are part of the Hedge Liabilities of the Loan Party or Subsidiary that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities).

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms in writing prior to the execution thereof: (a) is documented in a standard International Swap Dealer Association Agreement; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes.  The liabilities to the provider of any Lender-Provided Interest Rate Hedge are part of the Hedge Liabilities of the Loan Party or Subsidiary that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities).  The Liens securing such Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.12(d).

“Letter of Credit Reserve” shall mean, as of any date of determination, the aggregate Maximum Undrawn Amount of all outstanding (and/or requested but not yet issued) Letters of Credit.

“Letter of Credit Sublimit” shall mean $5,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.9.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property, other than off the-shelf software, in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual. Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time in form and substance reasonably satisfactory to Agent.

“Loan Parties” shall mean Borrower and the Guarantors collectively, and “Loan Party” shall mean Borrower or any Guarantor individually.

“Material Adverse Effect” shall mean (a) on the Closing Date, as used with respect to Baskins, a “Company Material Adverse Effect” as defined in the Purchase Agreement, and (b) both on the Closing Date, as used with respect to all Loan Parties other than Baskins, and after the Closing Date with respect to all Loan Parties, a material adverse effect on (i) the condition (financial or otherwise), operations, assets or properties of the Loan Parties (taken as a whole), (ii) Borrower’s consolidated ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (ii) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Liens or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Revolving Advance Amount” shall mean $60,000,000, as such amount may be increased pursuant to Section 2.25 hereof or decreased pursuant to Section 2.21 hereof.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Mezzanine Credit Agreement” means the Senior Subordinated Term Loan and Security Agreement dated as of December 12, 2011 by and among Capital South Partners SBIC Fund III, LP, as Agent, the financial institutions party thereto as Lenders, Borrower and Parent Holdco, as amended to date.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 15.3(d).

“Mortgages” shall mean any mortgage, deed of trust or other such agreement or instrument granting a Lien on any Real Property of Borrower or any Guarantor, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements of or with respect to any of the foregoing.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA which is subject to Title IV of ERISA and to which any Loan Party or member of the Controlled Group is obligated to contribute.

“New Lender” has the meaning set forth in Section 2.25 hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Commitment Percentage that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), evidenced by this Agreement and the Other Documents (including, without limitation, Hedge Liabilities and Cash Management Liabilities), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, all amounts payable under Section 15.5 or Section 15.9 and all payment, performance and observance obligations of Loan Parties to Agent or Lenders under this Agreement and the Other Documents.  Notwithstanding anything to the contrary contained in the foregoing (but subject to the final sentence of the definition of Excluded Hedge Liabilities), as to each Loan Party, the Obligations shall not include any Excluded Hedge Liabilities of such Person.

“Ordinary Course of Business” shall mean, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with, or reasonably related to, past practice or otherwise related or complementary thereto, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Other Document.

“Original Owner” shall mean Parent Holdco.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Documents” shall mean the Revolving Credit Note, the Perfection Certificate, the Credit Card Notices, the Fee Letter, the Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, any Lender-Provided Foreign Currency Hedge, any agreements for Cash Management Products and Services, the Mortgages (if any), the Intercreditor Agreement and any and all other agreements, instruments, notes and documents, including guaranties, pledges, security agreements, control agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11(a)).

“Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b).

“Overadvance Threshold Amount” shall have the meaning set forth in Section 15.2(b).

“Parent” of any Person shall mean a corporation or other Person owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.

“Parent Holdco” shall have the meaning set forth in the preamble to this Agreement.

“Participant” shall have the meaning set forth in Section 15.3(b)(i).

“Participant Register” shall have the meaning set forth in Section 15.3(b)(ii).

“Participation Advance” shall have the meaning set forth in Section 2.12(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Patent” shall mean all of the following (whether now owned or hereafter acquired by Borrower): discoveries and ideas, whether patentable or not, and all issued patents and patent applications, including the patents and patent applications listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all reissues, continuations, continuations-in-part, substitutes, extensions or renewals thereof and improvements thereon, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, and (iv) all of Borrower’s rights corresponding thereto throughout the world.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816 and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificate” shall mean that certain Amended and Restated Perfection Certificate, dated the Closing Date, executed by Parent Holdco, Borrower, RCC and Baskins and provided to Agent.

“Permitted Acquisition” means an acquisition by Borrower or a Guarantor that either (x) is (i) of all or substantially all of the assets, a line of business or division or the Equity Interests of any Person engaged in a business which is substantially related to that of Borrower and its Subsidiaries or (ii) is a Real Estate Acquisition, provided, that, in the case of each of (i) and (ii),  (a) the total consideration (including, without limitation, assumed Indebtedness (on a net of cash basis), cash, debt securities, purchase price adjustments, earnouts or other similar deferred purchase price payment obligations or other property, but excluding any portion of such consideration consisting of Equity Interests of Topco or funded with cash proceeds of Permitted Equity Issuances that are not Permitted Freeman Spogli Investments) for all such acquisitions after the Closing Date does not exceed $35,000,000 in the aggregate, (b) in the event that the total consideration (including, without limitation, assumed Indebtedness (on a net of cash basis), cash, debt securities, purchase price adjustments, earnouts or other similar deferred purchase price payment obligations or other property, but excluding any portion of such consideration consisting of Equity Interests of Topco or funded with cash proceeds of Permitted Equity Issuances that are not Permitted Freeman Spogli Investments) for any single acquisition exceeds $20,000,000, the prior written consent of the Agent shall be required, (c) all such acquisitions are approved by the board of directors and stockholders, if required, of the acquiree and are not otherwise hostile, (d) either the Person acquired shall be or become a Subsidiary organized under the laws of a jurisdiction in, or substantially all of the assets, line of business or division acquired shall be located within, the United States or Canada, (e) in the case of an acquisition of Equity Interests, Borrower or one or more Guarantors shall have beneficial ownership of all of the Equity Interests of the Person acquired, (f) both immediately prior, and after giving effect, to any such proposed acquisition no Default or Event of Default shall have occurred and be continuing or would result therefrom, (g) both immediately prior, and after giving effect, to any such proposed acquisition, Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 6.5 on a pro forma basis after giving effect to such acquisition, recomputed for the twelve (12) month period ending on the last day of the fiscal month most recently ended, (h) such acquisition is a “Permitted Acquisition” under the Term Loan Agreement, (i) except for a Real Estate Acquisition, EBITDA of the Person acquired for the most recent trailing twelve month period prior to the acquisition date for which financial statements are available, after giving pro forma effect to such acquisition (reflecting demonstrable and quantifiable cost savings and synergies to be realized within 12 months after such acquisition, which cost savings and synergies are set forth in a quality of earnings report prepared by an accounting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent, or as otherwise consented to by Agent), shall be equal to or greater than zero and (j) after giving effect to such acquisition, the Borrower and its Subsidiaries shall have Undrawn Availability of not less than $15,000,000; or (y) both the Agent and the Term Loan Agent have agreed in writing constitutes a Permitted Acquisition.  Compliance with all of the foregoing provisions (other than with respect to a Permitted Acquisition described in clause (y) above) shall be confirmed by a certificate of an authorized officer of Borrower.  Borrower shall give Agent and Lenders 15 days’ (or such lesser time period as Agent may agree) prior written notice of each such proposed acquisition, and together with such notice and also on the date of consummation of such proposed acquisition, Borrower shall furnish Agent and the Lenders with the other items required by this definition, financial statements (for the three prior years, if available), projections revised to give effect to the proposed Permitted Acquisition, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of the Agent, such other information and documents (including, without limitation, the Other Documents required by Section 6.6), certificates, Lien searches, resolutions and opinions that the Agent may request in its Permitted Discretion, including, without limitation and to the extent available, final or substantially final drafts of the respective material agreements, documents or instruments pursuant to which such acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith.  Agent shall promptly undertake a review of such information and shall expeditiously inform the Borrower as to whether the required criteria has been satisfied.  Within a reasonable time following the consummation of such acquisition, Borrower shall deliver to the Agent copies of executed counterparts of each of the material documents with respect to such acquisition.

“Permitted Consignment Sale” means a sale of Inventory by Borrower to a third party on a consignment basis, provided that: (a) the aggregate value of all such Inventory sold by Borrower on consignment at any time shall not exceed $250,000; and (b) Borrower shall have filed a valid UCC-1 financing statement covering the consigned Inventory in the relevant filing office under the Uniform Commercial Code applicable to the consignee and, if applicable, notified any creditor of the consignee with a security interest in the Inventory of the consignee of Borrower’s rights as consignee with respect to such Inventory.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Disposition” shall mean (a) the sale of Inventory and Equipment in the Ordinary Course of Business; (b) Permitted Consignment Sales; (c) Permitted Investments, (d) the disposition or transfer of (i) damaged, obsolete, surplus or worn-out property in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $250,000 or (ii) the assets (involving Inventory) at closed retail locations, in each case only to the extent (A) the proceeds of any such disposition are used, or committed to be used, within 270 days of such disposition, to acquire replacement property or other assets reasonably related to the business of Borrower which, in each case, are subject to Agent’s first priority security interest (subject to Permitted Encumbrances and the terms of the Intercreditor Agreement), (B) if such assets were Term Loan Priority Collateral, the proceeds thereof are remitted to the Term Loan Agent to be applied pursuant to the terms of the Term Loan Agreement, (C) if such assets were Revolving Loan Priority Collateral, the proceeds thereof are deposited in a Collection Account for application to the Obligations pursuant to Section 4.15(h), or, if applicable, Section 11.5, or (D) if the Term Loan Facility has been terminated and no obligations thereunder remain outstanding, the proceeds are deposited in a Collection Account for application to the Obligations pursuant to Section 4.15(h), or, if applicable, Section 11.5; (e) the sale, transfer, conveyance, assignment or disposition (i) by any Loan Party or Subsidiary thereof to Borrower, (ii) by any Loan Party to any other Loan Party; provided, that, if Borrower is a party thereto, Borrower must be the recipient entity, (iii) by a Borrowing Base Party to another Borrowing Base Party; provided, that, a Borrower may not transfer a material portion of its assets to a Borrowing Base Party that is not also a Borrower, (iv) by any Subsidiary of a Loan Party to any Loan Party or Domestic Subsidiary thereof, (v) by any Foreign Subsidiary to another Foreign Subsidiary, or (vi) by any Domestic Subsidiary that is not a Loan Party to any other Domestic Subsidiary that is not a Loan Party; (f) sales, transfers, conveyances, assignments or dispositions solely to effectuate a merger or consolidation permitted pursuant to Section 7.1; (g) the licensing and sublicensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; (h) to the extent permitted by Section 6.10, the lapse of registered patents, trademarks and other intellectual property of a Loan Party or Subsidiary thereof; (i) the granting of Permitted Encumbrances; (j) subject to the terms of Section 4.11, any involuntary loss or condemnation, damage or destruction of property and any disposition of any such damaged property to any insurer with respect thereto in settlement of any claim by the applicable Loan Party or Subsidiary thereof to the extent required by the applicable insurance policy; (k) dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition in an aggregate amount not to exceed $500,000 for each such Permitted Acquisition; (l) sales or other dispositions of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary of Borrower in order to qualify members of the governing body of such Foreign Subsidiary if required by Applicable Law; and (m) other sales, transfers, conveyances, assignments or dispositions of assets (excluding Equity Interests) have a fair market value not in excess of $250,000 during any fiscal year.

“Permitted Encumbrances” shall mean:

(a)                                 Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services;

(b)                                 Liens for Taxes, assessments or other governmental charges not delinquent or being Properly Contested;

(c)                                  Liens disclosed in the financial statements referred to in Section 5.5;

(d)                                 deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(e)                                  deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(f)                                   Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree so long as such does not constitute an Event of Default under Section 10.6;

(g)                                  Liens of (i) Landlords’, carriers’, mechanics’, workers’, materialmen’s, warehousemen’s, repairmen’s or other like Liens arising under Applicable Law in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested and (ii) the Liens granted to each of Frontier Mall Associates Limited Partnership, MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd. pursuant to the leases entered with such Persons by a Loan Party, as such leases exist on the Closing Date with such amendments and modifications thereto as are permitted under this Agreement so long as either (A) subject to Section 6.12, such Liens are subordinated to Agent’s Liens pursuant to a Lien Waiver Agreement or (B) Agent has received the reporting required under Section 9.2(a) and, at the election of Agent, implemented a Reserve with respect to such Lien in an amount determined by Agent in its Permitted Discretion;

(h)                                 Liens or interests of lessors under Capital Leases to the extent that such Liens or interests secure Capital Financing Indebtedness; provided that (i) such Lien attaches only to the asset purchased, acquired, constructed, improved or remodeled and the proceeds thereof, and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases shall not exceed the amount provided for in clause (iii) of Section 7.8;

(i)                                     other Liens incidental to the conduct of Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’ s business;

(j)                                    Liens disclosed on Schedule 1.2(a); provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 7.8) and shall not subsequently apply to any other property or assets of Borrower;

(k)                                 Easements, rights of way, zoning, covenants, conditions and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Loan Party or any Subsidiary of any Loan Party;

(l)                                     Liens arising from (i) precautionary UCC financing statements in respect of leases of goods permitted by this Agreement or in respect of trade show or special event consignment arrangements, in each case to the extent that such Liens attach only to such leased property or consigned goods, and (ii) non-consensual filings of any financing statement under the Uniform Commercial Code or any comparable law which the Loan Parties are making commercially reasonable efforts to terminate or remove (promptly after the earlier to occur of (x) receipt of a written request thereto from the Agent and (y) any Loan Party becoming aware of the existence of such non-consensual filing);

(m)                             Liens held by creditors of consignees of Inventory of Borrower in connection with Permitted Consignment Sales by Borrower;

(n)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the Ordinary Course of Business so long as such Liens attach only to the imported goods;

(o)                                 Good faith pledges on deposits (not otherwise covered in clause (d) above) made in the ordinary course of business to secure new construction of business locations of the Borrower and its Subsidiaries; and

(p)                                 to the extent having the priority provided for in the Intercreditor Agreement and securing only the amount permitted thereunder, Liens securing the Term Loan Facility.

“Permitted Equity Issuances” shall mean, collectively, (a) Permitted Freeman Spogli Investments and (b) any sale or issuance for cash of any Equity Interests (other than Disqualified Equity Interests) to the Permitted Holders.

“Permitted Freeman Spogli Investment” shall mean the purchase by Freeman Spogli, the Permitted Holders or any of their Affiliates of additional Equity Interests of Topco (or any such entity’s making of a loan or advance to Topco), the net cash proceeds of which shall be used by Topco to purchase additional Equity Interests (other than Disqualified Equity Interests) of, or make an unsecured loan or advance to (which unsecured loan shall be on terms satisfactory to Agent, in its reasonable discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to the Agent, in its reasonable discretion, in all respects), Parent Holdco to be similarly invested into Borrower in connection with the exercise of an Equity Cure pursuant to Section 10.5(c).

“Permitted Holders” shall mean the persons listed on Schedule 1.2(b) hereto and their respective Affiliates, successors and assigns and the officers, directors, employees and consultants of any Loan Party.

“Permitted Investment” has the meaning set forth in Section 7.4 hereof.

“Permitted Subordinated Debt” shall mean unsecured Indebtedness incurred from, or provided by, a Person who is not an Affiliate of any Loan Party which is on terms satisfactory to Agent, in its reasonable discretion, in all respects and subordinated in right of payment to the Obligations pursuant to a written subordination agreement satisfactory to the Agent, in its reasonable discretion, in all respects.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan but not any Multiemployer Plan), maintained for employees of a Loan Party or any such Plan to which a Loan Party is required to contribute on behalf of any of its employees.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PP&E” shall mean Property, Plant and Equipment as such term is defined in accordance with GAAP.

“PPSA” shall mean the Personal Property Security Act as in effect from time to time in any province or territory of Canada applicable to any Collateral.  References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pre-Opening Costs” means expenses incurred with respect to the acquisition, opening and organizing of new Stores of the Loan Parties to the extent not prohibited by this Agreement, such costs including, but not limited to, the cost of feasibility studies, staff-training and recruiting, and travel costs for employees engaged in such start-up activities; provided, however, that (a) such Pre-Opening Costs are incurred within ninety (90) days before the opening of the applicable new Store, and (b) the aggregate amount of such Pre-Opening Costs does not exceed an average of $150,000 with respect to each single location or $2,500,000 in the aggregate for all locations during any fiscal year.

“Priority Payables” shall mean, as of any date of determination: (a) the full amount of the liabilities of any Borrower at such time which, except for liabilities associated with Permitted Encumbrances (i) have a trust, deemed trust or statutory lien imposed to provide for payment or a security interest, pledge, hypothec, charge or other Lien ranking or capable of ranking senior to or pari passu with the Liens granted to Agent on the Collateral under federal, provincial, municipal or local law in Canada or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with such Obligations under local or federal law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes (including sales tax, goods and services taxes, harmonized sales taxes and withholding taxes), wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, severance and termination pay, workers’ compensation obligations, government royalties, pension fund obligations or any amounts representing any unfunded liability (whether or not due), solvency deficiency or wind up deficiency with respect to any defined benefit plan for Canadian employees which could become subject to a trust, deemed trust or statutory lien, in each case, to the extent such trust, deemed trust, statutory lien, security interest, hypothec, charge or other Lien has been or could reasonably be expected to be imposed as determined by Agent in its sole discretion; and (b) the amount equal to the percentage applicable to Inventory located in Canada that is part of the Formula Amount which Agent, in its Permitted Discretion, considers as being, or is reasonably likely to become, subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over Agent’s Liens securing such Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Pro Forma Balance Sheet” shall mean the unaudited consolidated balance sheet of the Loan Parties and their Subsidiaries as of March 31, 2013 after giving pro forma effect to the Transactions.

“Projections” shall have the meaning set forth in Section 5.5 hereof.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith and in the case of Indebtedness to or Liens in favor of a Governmental Body, by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the nonpayment of such Indebtedness is not reasonably likely to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes or other statutory Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Purchase Documents” shall mean, collectively, the Purchase Agreement and all other agreements, documents and instruments entered into in connection therewith (excluding, in any event, the Term Loan Documents, this Agreement and the Other Documents).

“Purchasing CLO” shall have the meaning set forth in Section 15.3(d) hereof. “Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Loan Party that (a) has total assets exceeding $10,000,000 on the Eligibility Date, or (b) such other Person as is qualified to give a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A(v)(II) of the CEA.

“RCC” shall mean RCC Western Stores, Inc., a South Dakota corporation.

“RCC Acquisition” shall mean the purchase by Borrower of all of the issued and outstanding shares of common stock of RCC pursuant to the RCC Purchase Agreement.

“RCC Purchase Agreement” shall mean the Stock Purchase Agreement dated as of August 7, 2012 by and among Borrower, RCC, the stockholders of RCC party thereto, and Robert Hoover as the representative of such stockholders.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Estate Acquisition” shall mean the acquisition of all or substantially all of the assets, a line of business or division, or the Equity Interests, of any Person solely or primarily for the purpose of acquiring its real property assets, whether fee interests or leaseholds, and assets and rights incidental or appurtenant thereto, to the extent that no more than ten (10) real estate locations are so acquired in any one such acquisition.

“Real Property” shall mean all real property now or hereafter owned or leased by Borrower or any Guarantor.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, Credit Card Receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(i) hereof.

“Recipient” means the Agent, any Lender (including, as applicable, any Participant), and any Issuer.

“Register” “Register” shall have the meaning set forth in Section 15.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.12(b) hereof “Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Related Transaction Documents” shall mean the Purchase Documents and the Term Loan Documents.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives a written inquiry from a Governmental Body, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations constituting actual or possible violations of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder with respect to a Pension Benefit Plan for which the requirement of thirty (30) days’ notice has not been waived under the regulations of the PBGC as in effect on the date of this Agreement.

“Required Lenders” shall mean Lenders, other than Defaulting Lenders, holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders (other than Defaulting Lenders) holding fifty-one percent (51%) of the aggregate Commitment Percentages of all Lenders other than Defaulting Lenders; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders other than Defaulting Lenders.

“Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in its Permitted Discretion reducing the Formula Amount which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in its Permitted Discretion, materially adversely affect, would or could have a reasonable likelihood of materially adversely affecting, either (1) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, (2) the assets, business or condition (financial or otherwise) of Borrower or the Guarantors, (3) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof), (4) Borrower’s and/or any Guarantor’s ability to perform hereunder or under the Other Documents or (5) Agent’s or Lenders’ ability to enforce their rights under this Agreement and the Other Documents, (b) to ensure Borrower’s or any Guarantor’s ability to satisfy any payment obligation for which it is liable, (c) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Agent is or may have been incomplete, inaccurate or misleading in any material respect, (d) in respect of any state of facts which Agent determines in good faith and following notice to Borrower constitutes or would reasonably be expected to result in a Default or an Event of Default or (e) if Borrower maintains any operations or has any employees in Canada, amounts for applicable Priority Payables.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by Agent in its Permitted Discretion and, prior to establishing and imposing any such Reserve, Agent shall, where commercially practicable, endeavor to (but shall have no liability for failing to) provide Borrower with five (5) days’ prior notice of the creation of any such Reserve during which period Borrower and Agent may discuss the imposition of such Reserve.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of common stock) in respect of a Person’s Equity Interests, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person’s Equity Interests or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Permitted Subordinated Debt or any earnout or other similar deferred purchase price payment obligations incurred with respect to a Permitted Acquisition; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of such Person now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Person’s Equity Interests or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any equity holder of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Person to any present or future equity holder of such Person or their Affiliates.

“Revolving Advances” shall mean Advances made other than Letters of Credit.

“Revolving Credit Facility” means the revolving credit facility provided by Lenders to Borrower pursuant to Section 2.1.

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) in the case of a Revolving Advance that is a Domestic Rate Loan, an interest rate per annum equal to the sum of the Alternate Base Rate plus the Applicable Rate for Domestic Rate Loans, and (b) in the case of a Revolving Advance that is a Eurodollar Rate Loan, the sum of the Eurodollar Rate plus the Applicable Rate for Eurodollar Rate Loans.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority under the Anti-Terrorism Laws.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Laws.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Specified Representations” means, in each case, to the extent made or deemed made on the Closing Date by or with respect to Baskins, the representations and warranties set forth in Sections 5.1(solely as it relates to this Agreement and the Other Documents), 5.2 (other than with respect to jurisdictions other than a Loan Party’s jurisdiction of formation), 5.5 (solely with respect to Projections), 5.8(a), (b) (solely with respect to clause (i) thereof and solely as it relates to this Agreement and the Other Documents) and (c) (solely with respect to the first sentence thereof), 5.15, 5.19, 5.26, 5.29 and 15.18.

“Stores” shall mean the retail stores owned and operated by Borrower or any of its Subsidiaries.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of each first-tier Subsidiary of a Loan Party other than Equity Interests owned directly or indirectly by a

Foreign Subsidiary, or voting Equity Interests of a Domestic Holding Company or Foreign Subsidiary to the extent in excess of 65% of the voting Equity Interests thereof.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge or a Lender-Provided Foreign Currency Hedge.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan Agent” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Documents” shall mean the Term Loan Agreement and the “Other Documents,” as defined therein, as the same may be amended, restated, replaced, modified or supplemented from time to time, including, without limitation, amendments, modifications, supplements, restatements and/or replacements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such documents, in each case, to the extent not prohibited under the Intercreditor Agreement.

“Term Loan Facility” shall have the meaning set forth in the recitals to this Agreement.

“Term Loan Lenders” shall have the meaning set forth in the recitals to this Agreement.

“Termination Event” shall mean (i) a Reportable Event; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Pension Benefit Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan or Multiemployer Plan, or (b) that could be reasonably likely to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Topco” shall mean WW Top Holding Corporation, a Delaware corporation.

“Toxic Substance” shall mean and include any material present on any Real Property which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other applicable Environmental Laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trademarks” shall mean all of the following (whether now owned or hereafter adopted or acquired by Borrower): trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious business names and other indicia of origin, including the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.9 attached hereto and made a part hereof, and (i) all reissues, continuations, extensions, modifications and renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iii) the right to sue for past, present and future infringements and dilutions thereof, (iv) the goodwill of Borrower’s business symbolized by the foregoing and connected therewith, and (v) all of Borrower’s rights corresponding thereto throughout the world.

“Transactions” shall have the meaning set forth in the recitals hereto.

“Transferee” shall have the meaning set forth in Section 15.3(d) hereof.

“Undrawn Availability” shall mean, as at a particular date, an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) all amounts due and owing to Borrower’s trade creditors that are more than 60 days past due and are not otherwise on formal extended terms, plus (iii) fees and expenses arising hereunder or under the Other Documents for which Borrower is liable and has received an invoice but which have not been paid or charged to Borrower’s Account plus (iv) all other fees and expenses in connection with the transactions contemplated under this Agreement which are required to be paid by Borrower (for which Borrower has received an invoice) in order to effectuate such transactions.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Parent Holdco and its Subsidiaries in cash other than (a) those made utilizing financing provided by the applicable seller or third party financing sources, (b) expenditures constituting reinvestments from proceeds of any disposition of assets or property permitted by this Agreement, (c) those made utilizing the proceeds of (i) a sale or issuance of Equity Interests, which proceeds are not required to be used to prepay the Indebtedness under the Term Loan Facility or (ii) a capital contribution to Borrower from Parent Holdco or its Affiliates, which proceeds are not required to be used to prepay the Indebtedness under the Term Loan Facility, and/or (d) those made utilizing reimbursement proceeds by another Person that is not an Affiliate of a Loan Party, such as a landlord (including, without limitation, pursuant to any applicable rent abatement provisions).

For the avoidance of doubt, Capital Expenditures made utilizing Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Unfinanced Permitted Acquisition Expenses” means all cash expenses of the Loan Parties in connection with Permitted Acquisitions other than (a) those made utilizing financing provided by the applicable seller or third party financing sources and (b) those made utilizing the proceeds of a substantially contemporaneous sale or issuance of Equity Interests which are not required to be used to prepay the Indebtedness under the Term Loan Facility.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3                               Uniform Commercial Code Terms.  All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, unless otherwise defined herein, the terms “accounts,” “chattel paper,” “commercial tort claims,” “instruments,” “general intangibles,” “goods,” “payment intangibles,” “proceeds,” “supporting obligations,” “securities,” “investment property,” “documents,” “deposit accounts,” “software,” “letter of credit rights,” “inventory,” “equipment” and “fixtures,” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4                               Certain Matters of Construction.  The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations, except as otherwise provided herein.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.”  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such

Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  Wherever the phrase “paid in full in cash” is used in this Agreement or the Other Documents, such phrase shall mean and refer to (a) the full payment in cash of the Obligations (other than Obligations relating to Letters of Credit), excluding any then existing contingent indemnification or cost or expense reimbursement obligations that have not at that date been actually asserted and (b) to the extent applicable, cash collateralization of the Obligations relating to Letters of Credit as required by this Agreement.  All references to filing, registering or recording financing statements or other required documents under the Uniform Commercial Code shall be deemed to include filings and registrations under the PPSA.

II.                                   ADVANCES, PAYMENTS.

2.1                               Revolving Advances.  Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower during the Term in an aggregate amount outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of the Letter of Credit Reserve or (y) an amount equal to the sum of:

(i)                                     up to 90%, subject to the provisions of Section 2.1(b) hereof (the “Receivables Advance Rate”), of Eligible Receivables, plus

(ii)                                  up to the lesser of (the “Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”) (A) 65%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory and (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal conducted at such time and by such appraiser as shall be mutually satisfactory to Agent and Borrower), minus

(iii)                               the amount of the Letter of Credit Reserve, minus

(iv)                              such Reserves as Agent may deem proper and necessary from time to time in its Permitted Discretion.

The amount derived from the sum of (x) Sections 2.1(i) and (ii) minus (y) Sections 2.1(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount.”  The Revolving Advances shall be evidenced by one or more secured promissory notes (each, a “Revolving Credit Note” and collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1.

2.2                               Procedure for Revolving Advances Borrowing.

(a)                                 Borrower may notify Agent prior to 10:00 a.m. (Pacific time) on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b)                                 Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (Pacific time) on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such borrowing which amount shall be in an aggregate principal amount that is not less than $500,000 and integral multiples of $100,000 in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two, three or six months; provided, that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than five (5) Eurodollar Rate Loans, in the aggregate.

(c)                                  Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d)                                 Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than 10:00 a.m. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the, duration of the first Interest Period therefor.

(e)                                  At its option and upon written notice given prior to 10:00 a.m. (Pacific time) at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)                                   Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g)                                  Notwithstanding any other provision hereof, if any Applicable Law or any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan,

Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3                               Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to the Funding Account, or such other account as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4                               [Reserved].

2.5                               Maximum Advances.  Except as provided in Section 2.7, the aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount less, in each case, the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.

2.6                               Repayment of Advances.

(a)                                 The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.  Revolving Advances may be prepaid (or repaid) and reborrowed at any time without penalty or premium.

(b)                                 Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. In the case of items of payment other than payments via wire transfer or electronic depository check, Agent is not, however, required to credit Borrower’s Account for the amount of any such item of payment which is unsatisfactory to

Agent and Agent may charge Borrower’s Account for the amount of any such item of payment which is returned to Agent unpaid.

(c)                                  All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d)                                 Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7                               Repayment of Excess Advances.  Except (a) as permitted by Agent pursuant to Section 15.2 and (b) excess Advances outstanding for not more than ten (10) Business Days which are caused by Agent’s imposition of a Reserve, the aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8                               Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9                               Letters of Credit.  Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade letters of credit (“Letters of Credit”) for the account of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest.

2.10                        Issuance of Letters of Credit.

(a)                                 Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (New York time), at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b)                                 Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twenty-four (24) months (or such later time as Agent may reasonably agree) after such Letter of Credit’s date of issuance and in no event later than the last day of the Term.  Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”)), and any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Agent, and each trade Letter of Credit shall be subject to the UCP.

(c)                                  Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

2.11                        Requirements For Issuance of Letters of Credit.

(a)                                 Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b)                                 In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement to purchase Inventory, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts or letter of credit applications, (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United. States of America Customs Department (“Customs”) in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof.  Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.12                        Disbursements, Reimbursement.

(a)                                 Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b)                                 In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower. Provided that it shall have received such notice, Borrower shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 Noon (Eastern time) on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrower fails to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 Noon Pacific time on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the lesser of Maximum Revolving Advance Amount or the Formula Amount and subject to Section 8.2 hereof Any notice given by Agent pursuant to this Section 2.12(b) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)                                  Each Lender shall upon any notice pursuant to Section 2.12(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.12(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrower in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 2:00 p.m. (New York time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loans on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.12(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.12(c) (i) and (ii) until and commencing from the date of receipt of notice from Agent of a drawing.

(d)                                 With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrower in whole or in part as contemplated by Section 2.12(b), because of Borrower’s failure to satisfy the conditions set forth in Section 8.2 (other than any notice requirements) or for any other reason caused by Borrower, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each Lender’s payment to Agent pursuant to Section 2.12(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section 2.12.

(e)                                  Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (x) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (z) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.13                        Repayment of Participation Advances.

(a)                                 Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrower (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.23, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)                                 If Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent pursuant to Section 2.13(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the Federal Funds Effective Rate.

2.14                        Documentation.  Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for Borrower’s account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.15                        Determination to Honor Drawing Request.  In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.16                        Nature of Participation and Reimbursement Obligations.  Each Lender’s obligation in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.16 under all circumstances, including the following circumstances:

(i)                                     any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever;

(ii)                                  the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.12;

(iii)                               any lack of validity or enforceability of any Letter of Credit;

(iv)                              any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(v)                                 the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi)                              payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii)                           the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a, role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii)                        any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Agent has received written notice from Borrower of such failure within three (3) Business Days after the Agent shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix)                              any Material Adverse Effect on Borrower or any Guarantor;

(x)                                 any breach of this Agreement or any Other Document by any party thereto;

(xi)                              the occurrence or continuance of an insolvency proceeding with respect to Borrower or any Guarantor;

(xii)                           the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii)                        the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv)                       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.17                        Indemnity.  In addition to amounts payable as provided in Section 15.5, Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, Taxes (other than Excluded Taxes or Indemnified Taxes), penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (a) the gross negligence, bad faith or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.18                        Liability for Acts and Omissions.  As between Borrower and Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the respective foregoing, Agent shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Agent, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent, Issuer or their respective Affiliates from liability for Agent’s, Issuer’s or their respective Affiliates’ gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, but subject to each of the limitations set forth in the immediately preceding paragraph, Agent and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to Borrower or any Lender.

2.19                        Additional Payments.  To the extent entitled thereto pursuant to Section 15.9 of this Agreement, any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.20                        Manner of Borrowing and Payment.

(a)                                 Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b)                                 Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.  Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

(c)

(i)                                     Notwithstanding anything to the contrary contained in Sections 2.20(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii)                                  Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

(iii)                               Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d)                                 If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)                                  Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.21                        Reduction of Maximum Revolving Advance Amount.  Borrower may, at any time, on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount, in minimum increments of $5,000,000 (and multiples of $1,000,000 in excess thereof)

to an amount not less than the greater of (i) $20,000,000 or (ii) the amount of the then outstanding Advances.  All reductions of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their respective Commitment Percentages.

2.22                        Use of Proceeds.

(a)                                 Borrower shall apply the proceeds of Advances, together with the proceeds of the Term Loan Facility, to (i) convert the outstanding balance of the Existing Term Loan into Advances under this Agreement, (ii) refinance certain existing indebtedness of Boot Barn and Baskins, (iii) provide a portion of the funds for the Acquisition, (iv) provide for working capital, Capital Expenditures, Permitted Acquisitions and for other general corporate purposes of Borrower, in each case to the extent not prohibited under this Agreement and (v) pay fees, costs and expenses in connection with the Transactions.

(b)                                 Without limiting the generality of Section 2.22(a) above, subject to the terms of this Agreement (including the condition that Borrower have sufficient Undrawn Availability therefor), Borrower once during the Term may request up to $2,000,000 of Revolving Advances for the purpose of depositing such funds in the Funding Account or in such other deposit account at PNC as Borrower may designate.  So long as no Event of Default has occurred and is continuing, Borrower shall have unrestricted use of such funds.

(c)                                  Without limiting the generality of Section 2.22(a) above, neither the Borrower, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.23                        Defaulting Lender.

(a)                                 Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)                                 (i) Except as otherwise expressly provided for in this Section 2.23, Revolving Advances shall be made pro rata from Non-Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender.  Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii)                                  Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)                               If any Letter of Credit Obligations (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:

A.                                    Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Percentage of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

B.                                    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent, cash collateralize for the benefit of Issuer, Borrower’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

C.                                    if Borrower cash collateralizes any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

D.                                    if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders in accordance with such reallocation; and

E.                                     if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv)                              so long as any Lender is a Defaulting Lender, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrower in accordance with clause (A) and (B) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.23(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c)                                  A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage.

(d)                                 Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)                                  In the event that Agent, Borrower and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and then Participation Commitments of Lenders (including such cured Defaulting Lender) of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment Percentage, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f)                                   If Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Issuer shall have entered into arrangements with Borrower or such Lender, satisfactory to Issuer to defease any risk to it in respect of such Lender hereunder.

2.24                        Joint and Several Liability, Waivers, etc.  Each Person from time to time party hereto as “Borrower” hereby agrees as follows.

(a)                                 Each such Person is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each such Person and in consideration of the undertakings of the other Persons from time to time party hereto as “Borrower” to accept joint and several liability for the Obligations.

(b)                                 Each such Person, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Persons from time to time party hereto as “Borrower”, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.24), it being the intention of such Persons and the parties hereto that all the Obligations shall be the joint and several obligations of each Person from time to time party hereto as “Borrower” without preferences or distinction among them.

(c)                                  If and to the extent that any such Person shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event such Person will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each such Person under the provisions of this Section 2.24 constitute the absolute and unconditional, full recourse Obligations of each such Person enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each such Person hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each such Person hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any such Person in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any such Person. Without limiting the generality of the foregoing, each such Person assents to any other action or delay in acting or failure to act on the part of Agent or any Lender with respect to the failure by any such Person to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.24 afford grounds for terminating, discharging or relieving any such Person, in whole or in part, from any of its Obligations under this Section 2.24, it being the intention of each such Person that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each such Person under this Section 2.24 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each such Person under this Section 2.24 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any such Person or Agent or any Lender.

(f)                                   Each such Person represents and warrants to Agent and Lenders that such Person is currently informed of the financial condition of the other Persons from time to time party hereto as “Borrower” and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each such Person further represents and warrants to Agent and Lenders that such Person has read and understands the terms and conditions of this Agreement and the Other Documents. Each such Person hereby covenants that such Person will continue to keep informed of the other such Person’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                  Each such Person waives, to the maximum extent permitted by law, all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against any such Person by the operation of Section 580(d) of the California Code of Civil Procedure, any comparable statute, or otherwise.

(h)                                 Each such Person waives, to the maximum extent permitted by law, all rights and defenses that such Person may have because the Obligations are or become secured by Real Property. This means, among other things: (i) Agent and Lenders may collect from such Person without first foreclosing on any Real Property or personal property Collateral pledged by any other Person and (ii) if Agent or any Lender forecloses on any Real Property pledged by any such Person or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which such Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and (B) Agent and Lenders may collect from such Person even if Agent or Lenders, by foreclosing on any such Real Property, has destroyed any right such Person may have to collect from the other Persons from time to time party hereto as “Borrower.” This is an unconditional and irrevocable waiver of any rights and defenses such Person may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure or any comparable statutes. As provided in Section 15.1 hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing provisions are included solely out of an abundance of caution and shall not be construed to mean that any of the above referenced provisions of California law are in any way applicable to this Agreement or the Obligations.

(i)                                     The provisions of this Section 2.24 are made for the benefit of Agent, Lenders and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Persons from time to time signatory hereto as “Borrower” as often as occasion therefor may arise and without requirement on the part of Agent, any Lender, any of their respective successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any such Persons or to exhaust any remedies available to it or them against any such Persons or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.24 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any such Person, or otherwise, the provisions of this Section 2.24 will forthwith be reinstated in effect, as though such payment had not been made.

(j)                                    Until the Obligations have been paid in full in cash and all of the commitments of the Lenders hereunder have been terminated, each such Person hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other such Person with respect to any liability incurred by it hereunder or under any of the Other Documents, any payments made by it to Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any such Person may have against any other such Person with respect to any payments to Agent or any Lender hereunder or under any Other Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any such Person, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other such Person therefore.

(k)                                 Each such Person hereby agrees that, after the occurrence and during the continuance of any Event of Default, the payment of any amounts due with respect to the indebtedness or other obligations owing by any such Person to any other such Person is hereby subordinated to the prior payment in full in cash of the Obligations in accordance with the terms of this Agreement. Each such Person hereby agrees that after the occurrence and during the continuance of any Event of Default, such Person will not demand, sue for or otherwise attempt to collect any indebtedness of any other such Person owing to such Person until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Person shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Person as trustee for Agent, and such Person shall deliver any such amounts to Agent for application to the Obligations in accordance with the terms of this Agreement.

2.25                        Increase in Maximum Revolving Advance Amount.

(a)                                 Borrower may, at any time request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Commitment Amount (any current Lender which elects to increase its Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Commitment Amount hereunder , subject to the following terms and conditions:

(i)                                     No current Lender shall be obligated to increase its Commitment Amount and any increase in the Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii)                                  Borrower may not request the addition of a New Lender unless (and then only to the extent that) there is insufficient participation on behalf of the existing Lenders in the commitments for the increased Maximum Revolving Advance Amount being requested by Borrower;

(iii)                               There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iv)                              After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $70,000,000;

(v)                                 Borrower may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than once during the Term, and no such increase in the Maximum Revolving Advance Amount shall be for an amount less than $5,000,000;

(vi)                              Borrower shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certification of its corporate secretary or other authorized officer with attached resolutions certifying that the increase in the Commitment Amounts has been approved by Borrower, (2) a certificate dated as of the effective date of such increase certifying that each of the conditions set forth in Section 8.2 hereof are then satisfied, (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrower as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vii)                           Borrower shall execute and deliver (1) to each Increasing Lender who so requests a replacement Revolving Credit Note reflecting the new amount of such Increasing Lender’s Commitment Amount after giving effect to the increase (and the prior Revolving Credit Note issued to such Increasing Lender, if any, shall be deemed to be cancelled) and (2) to each New Lender a Revolving Credit Note reflecting the amount of such New Lender’s Commitment Amount;

(viii)                        Any New Lender selected by Borrower shall be subject to the approval of Agent and Issuer (such approval not to be unreasonably withheld or delayed) and any New Lender selected by Agent shall be subject to the approval of Borrower;

(ix)                              Each Increasing Lender shall confirm its agreement to increase its Commitment Amount pursuant to an acknowledgement in a form acceptable to Agent, signed by it and Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(x)                                 Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.25 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Commitment Amount and Commitment Percentage as set forth in such lender joinder.

(xi)                              On the effective date of such increase the Commitment Percentages of the Lenders (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Commitment Percentage is equal to (i) the Commitment Amount of such Lender divided by (ii) the aggregate of the Commitment Amounts of all Lenders.  Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Commitment Percentages contemplated by this Section 2.25.

(xii)                           On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage (as calculated pursuant to Section 2.25(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing, respectively.  As necessary to effectuate the foregoing, each existing Lender holding a Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings such that, after giving effect to all such purchases and sales, each Lender holding a Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) in accordance with their respective Commitment Percentages (as calculated pursuant to Section 2.25(b) above).

(xiii)                        On the effective date of such increase, Borrower shall pay all reasonable and documented costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrower and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

III.                              INTEREST AND FEES.

3.1                               Interest.  Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to the applicable Revolving Interest Rate.  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Revolving Interest Rate for Domestic Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, following written notice from Agent to Borrower and provided that such Event of Default is not cured or waived within 15 Business Days after Agent sends such notice, the Revolving Advances and all other Obligations shall bear interest at a rate per annum equal to the rate of interest otherwise applicable thereto plus two (2) percentage points (as applicable, the “Default Rate”).

3.2                               Letter of Credit Fees.

(a)                                 Borrower shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by a per annum rate equal to the Applicable Rate for Eurodollar Rate Loans then in effect, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the face amount of such Letter of Credit, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all reasonable fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, following written notice from Agent to Borrower and provided that such Event of Default is not cured or waived within 15 Business Days after Agent sends such notice, the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.00%) per annum.

(b)                                 On demand by Agent after an Event of Default and during the continuation thereof, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (i) (x) payment and performance in full of all Obligations, (y) expiration of all Letters of Credit and (z) termination of this Agreement or (ii) cure or waiver of all Events of Default.

3.3                               Unused Facility Fee.  If, for any calendar quarter during the Term, the Average Usage Amount for such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee (the “Facility Fee”) at a per annum rate equal to Applicable Rate times the amount by which the Maximum Revolving Advance Amount exceeds such Average Usage Amount for such calendar quarter. The Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4                               Fee Letter.  Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5                               Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Revolving Interest Rate for Domestic Rate Loans during such extension.

3.6                               Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7                               Increased Costs.  In the event that any adoption of any new Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, any Lender or Issuer (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)                                 subject Agent, any Lender or Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any

Eurodollar Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (iii) Connection Income Taxes);

(b)                                 impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)                                  impose on Agent, any Lender, Issuer or the London interbank offered rate market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, such Lender or Issuer in good faith deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender or Issuer in good faith deems to be material, then, in any case Borrower shall promptly pay Agent, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent or such Lender or Issuer for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be.  Agent, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8                               Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a)                                 reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)                                 Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (Pacific time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Pacific time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Pacific time)

two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9                               Capital Adequacy.

(a)                                 In the event that Agent, any Lender or Issuer shall have determined in good faith that any adoption of any new Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Issuer or any Lender and any corporation or bank controlling Agent, Issuer or any Lender and the office or branch where Agent, Issuer or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s, Issuer’s or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent, Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Issuer’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Issuer or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent, Issuer or such Lender such additional amount or amounts as will compensate Agent, Issuer or such Lender for such reduction.  In determining such amount or amounts, Agent, Issuer or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.9 shall be available to Agent, Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, guideline or condition referred to in this Section 3.9(a).

(b)                                 A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10                        Taxes.

(a)                                 Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if Applicable Law requires any payor of an amount hereunder to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions in accordance with Applicable Law, and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)                                 Without limiting the provisions of Section 3.10(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)                                  Borrower shall indemnify each Recipient within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient, and (without duplication) any penalties, interest and reasonable out of pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body.  A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or Issuer, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Body, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment (if any), a copy of the return reporting such payment, or such other evidence of such payment reasonably satisfactory to Agent.

(e)                                  Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent, as applicable, shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law.  Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code.  In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, each Foreign Lender (or other Lender) shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two duly completed valid and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  two (2) duly completed valid and executed originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate (a “U.S. Tax Compliance Certificate”) to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv)                              to the extent a Foreign Lender is not the beneficial owner, duly completed, valid and executed originals of IRS Form W-8IMY, accompanied by duly completed, valid and executed originals of IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner,

(v)                                 any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made, or

(vi)                              to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) duly completed valid and executed originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)                                   If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent (in the case of a Lender, Participant or Issuer) and Borrower at such times as are prescribed by Applicable Law, and at such other times as reasonably requested by Agent or Borrower, as applicable, (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) such other documentation reasonably requested by Agent or Borrower sufficient for Agent and Borrower to comply with their obligations under FATCA and to determine that such Recipient has complied with their own obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)                                  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that Borrower, upon the request of such party, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such party to the extent such party is required to repay such refund to such Governmental Body.  This Section shall not be construed to require any party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

3.11                        Mitigation; Replacement of Lenders.

(a)                                 If any Lender requests compensation under Section 3.7, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10, then, unless Borrower has elected to exercise its rights under Section 3.11(b) below, such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances or Commitments hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender (an “Affected Lender”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof and the Affected Lender has not taken the actions described in Section 3.11(a) above, (ii) is unable to make or maintain Eurodollar Rate Loans as a result of a condition described in

Section 2.2(g) hereof, (iii) is a Defaulting Lender, or (iv) denies any consent requested by the Agent pursuant to Section 15.2(b) hereof, Borrower may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrower to be required to pay such compensation or causing Section 2.2(g) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 15.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (A) request the Affected Lender to cooperate with Borrower in obtaining a replacement Lender satisfactory to Agent and Borrower (the “Replacement Lender”); (B) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (C) propose a Replacement Lender subject to approval by Agent in its good faith business judgment.  If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 15.3 hereof, all of its Advances and its Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees (except as otherwise provided in Section 2.23) accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.                               COLLATERAL:  GENERAL TERMS

4.1                               Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants, and shall cause each Borrowing Base Party to assign, pledge and grant, to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Notwithstanding any of the other provisions set forth in this Section 4.1, this Agreement shall not constitute a grant of a security interest in any property (and such property shall not constitute Collateral) to the extent that such grant of a security interest is (x) prohibited by any requirements of any law, rule or regulation of any governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement or (y) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property; provided, that the exclusions set forth in clauses (x) and (y) above shall not apply to accounts, payment intangibles or to any other category of Collateral to the extent such requirements of law, rule or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law; provided, further, that the Collateral shall not include (a) Equity Interests in first-tier Domestic Holding Companies or Foreign Subsidiaries of a Loan Party in excess of the shares representing 100% of the nonvoting Equity Interests and 65% of the total combined voting power of all classes of Equity Interests entitled to vote of any such Domestic Holding Company or Foreign Subsidiary or (b) Equity Interests of any Subsidiary owned, directly or indirectly, by a Domestic Holding Company or Foreign Subsidiary of a Loan Party.  Borrower shall, and shall cause each Borrowing Base Party to, promptly provide Agent with written notice of all commercial tort claims for claims in excess of $500,000, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, Borrower (or the applicable Borrowing Base Party) shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

4.2                               Perfection of Security Interest.  Borrower shall, and shall cause each Borrowing Base Party to, take all action that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents in excess of $100,000 evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case subject to customary provisos and exceptions and in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, the PPSA or other Applicable Law.  By its signature hereto, Borrower hereby authorizes, and shall cause each Borrowing Base Party to authorize, Agent to file against Borrower and such Borrowing Base Parties, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code, the PPSA or other Applicable Law in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including “all assets,” “all property” or similar phrases).  All costs and expenses as provided for in Section 15.9 hereof that Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders promptly upon demand.

4.3                               [Reserved].

4.4                               Preservation of Collateral.  Following the occurrence and during the continuance of an Event of Default and the demand by Agent for payment of all Obligations due and owing, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem necessary; (b) may employ and maintain at any of any Borrowing Base Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrowing Base Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of any Borrowing Base Party’s owned or leased property (subject to the terms of the applicable lease and the rights of the parties thereunder), in each case, in accordance with, and subject to the other terms of, this Article IV.  Borrower shall, and shall cause each Borrowing Base Party to, cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.5                               Ownership of Collateral; Liens.

(a)                                 With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) Borrower or the applicable Borrowing Base Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject to Permitted Encumbrances and, as to priority, the terms of the Intercreditor Agreement) in each and every item of the Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by any Borrowing Base Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of any Borrowing Base Party that appear on such documents and agreements shall be genuine and such Borrowing Base Party shall have full capacity to execute same; and (iv) each Borrowing Base Party’s Equipment and Inventory shall be located as set forth on Schedule 4.5 (as updated from time to time upon written notice from Borrower to Agent) and shall not be removed from such location(s) (except for Inventory and Equipment in transit, temporarily at event locations and Equipment off-site for repairs) without the prior written consent of Agent except with respect to the sale of Inventory and Equipment in the Ordinary Course of Business and other property to the extent permitted in Section 7.1 hereof.  Borrower or the applicable Borrowing Base Party has good legal title to, or valid leasehold interests in, all of the Collateral purported to be owned by it.

(b)                                 (i) As of the Closing Date, there is no location at which any Borrowing Base Party has any Inventory (except for Inventory in transit or temporarily at event locations) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of any Borrowing Base Party is stored; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrowing Base Party and (B) the chief executive office of each Borrowing Base Party; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by a Borrowing Base Party, together with the names and addresses of any landlords.

4.6                               Defense of Agent’s and Lenders’ Interests.  Until (a) payment in full in cash of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period Borrower shall not, nor shall it permit any Borrowing Base Party to, without Agent’s prior written consent, pledge, assign, transfer, sell (except to the extent permitted in Section 7.1), create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Borrower shall, and shall cause each Borrowing Base Party to, defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following the occurrence of an Event of Default and demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrower shall and shall cause each Borrowing Base Party to, upon demand, assemble it in a commercially reasonable manner and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, the PPSA or other Applicable Law.  After the occurrence and during the continuation of an Event of Default, Borrower shall, and shall cause each Borrowing Base Party to, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrowing Base Party’s possession, they, and each of them, shall be held by such Borrowing Base Party in trust as Agent’s trustee, and Borrower will, and will cause each Borrowing Base Party to, immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7                               Books and Records.  Borrower shall, and shall cause each Borrowing Base Party to, (a) keep books of record and account in which entries that are true and correct in all material respects will be made; and (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims. All determinations pursuant to this subsection shall, to the extent applicable, be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Topco.

4.8                               Financial Disclosure.  Borrower hereby irrevocably authorizes and directs, and shall cause each Borrowing Base Party to authorize and direct, all accountants and auditors employed by any Borrowing Base Party at any time during the Term to exhibit and deliver to Agent copies of any of any Borrowing Base Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent any information such accountants may have concerning each Borrowing Base Party’s financial status and business operations.  Borrower hereby authorizes, and shall cause each Borrowing Base Party to authorize, all Governmental Bodies to furnish to Agent copies of reports or examinations relating to any Borrowing Base Party, whether made by a Borrowing Base Party or otherwise; however, Agent will attempt to obtain such information or materials directly from Borrowing Base Parties prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9                               Compliance with Laws.  Borrower shall, and shall cause each Borrowing Base Party to, comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of each Borrowing Base Party’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Borrowing Base Parties may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.  Borrower shall, and shall cause each Borrowing Base Party to, obtain and maintain all licenses, permits (including Environmental Permits), certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Closing Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10                        Inspection of Premises.  At reasonable times and upon reasonable prior notice Agent shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrowing Base Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrowing Base Party’s business.  Agent and its agents may enter upon any of any Borrowing Base Party’s premises at any time during business hours and at any other reasonable time and upon reasonable prior notice, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrowing Base Party’s business.  So long as no Event of Default exists, Agent shall not exercise its rights under this Section 4.10 more frequently than two (2) times in any calendar year.

4.11                        Insurance.  The assets and properties of each Borrowing Base Party at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of each Borrowing Base Party so that such insurance shall remain in full force and effect.  The Borrowing Base Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At the Borrowing Base Parties’ own cost and expense in amounts and with carriers either (x) reasonably acceptable to Agent or (y) with an AM Best Rating of at least A1/P1 or otherwise reasonably acceptable to Agent, the Borrowing Base Parties shall (a) keep all their insurable properties and properties in which any Borrowing Base Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Borrowing Base Parties’ including business interruption insurance; (b) maintain a bond or insurance in such amounts as is customary in the case of companies engaged in businesses similar to the Borrowing Base Parties’ insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Borrowing Base Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which the applicable Borrowing Base Party is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds under property insurance with respect to the Collateral shall, subject to the terms of the Intercreditor Agreement, be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent.  Subject to the Intercreditor Agreement, in the event of any loss under property insurance with respect to the Collateral, the carriers named therein hereby are directed by Agent and each Borrowing Base Party to make payment for such loss to Agent and not to any Borrowing Base Party and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to a Borrowing Base Party and Agent jointly, Agent may endorse such Borrowing Base Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above.  Subject to the terms of the Intercreditor Agreement, all loss recoveries received by Agent upon any such insurance shall be applied to reduce the principal balance of the Revolving Advances.  Any surplus shall be paid by Agent to the applicable Borrowing Base Party or applied as may be otherwise required by law.  If after giving effect to the application of such loss recovery proceeds the aggregate outstanding Revolving Advances exceed the limitation set forth in Section 2.5 hereof, Borrower shall pay to Agent, on demand, the amount necessary to eliminate such excess.  Borrower shall, and shall cause each Borrowing Base Party to, take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure owned or leased by a Loan Party and located on any Real Property that will be subject to a Mortgage and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

4.12                        Failure to Pay Insurance.  If any Borrowing Base Party fails to obtain insurance as hereinabove provided or in any Other Document, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrowing Base Party, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.13                        Payment of Taxes.  Borrower will, and will cause each Borrowing Base Party to, pay, before the same shall become delinquent, all material Taxes, assessments and other Charges lawfully levied or assessed upon any Borrowing Base Party or any of the Collateral including real and personal property Taxes, assessments and charges and, without duplication, all franchise, income, employment, social security benefits, withholding, and sales Taxes other than Taxes, assessments or Charges to the extent that the applicable Borrowing Base Party has Properly Contested those Taxes, assessments or Charges.

4.14                        Payment of Leasehold Obligations.  Borrower shall, and shall cause each Borrowing Base Party to, at all times pay, when and as due, its rental obligations under all leases under which it is a tenant unless such are being contested, and shall otherwise comply with all other terms of such leases and keep them in full force and effect (where the failure to pay or contest is likely to have a Material Adverse Effect) and, at Agent’s reasonable request, will provide evidence of having done so.  As of the Closing Date, all rental and other payments due under the Leases between Baskins and each of MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd. have been paid in full.

4.15                        Receivables.

(a)                                 Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account owed by the Customer therein named, for the sum set forth in the applicable

Borrowing Base Certificate, with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Borrowing Base Party, or work, labor or services theretofore rendered by the applicable Borrowing Base Party as of the date of such Borrowing Base Certificate.  Same shall be due and owing in accordance with the applicable Borrowing Base Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower (or any Borrowing Base Party) to Agent.

(b)                                 Solvency of Customers.  No Customer with respect to any Eligible Receivable, to the applicable Borrowing Base Party’s actual knowledge, as of the date such Receivable is created, is subject to any of the events or conditions described in clause (d) of the definition of Eligible Receivables, or if such Customer is subject to any such event or condition, the applicable Borrowing Base Parties have set up on its books and in its financial records bad debt reserves adequate to cover such Eligible Receivable.

(c)                                  Locations of Borrowing Base Parties.  As of the Closing Date, the current location of the chief executive office and principal place of business of each Borrowing Base Party is set forth in Schedule 4.5, and none of such locations have changed within the twelve (12) months preceding the Closing Date.  Until written notice is given to Agent by Borrower of any other office at which any Borrowing Base Party keeps its records pertaining to Receivables, all such records shall be kept at the executive office for such Borrowing Base Party set forth in Schedule 4.5.

(d)                                 Collection of Receivables.  Except as otherwise provided in this Agreement with respect to Credit Card Receivables, until the Borrowing Base Parties’ authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuation of an Event of Default), each Borrowing Base Party will, at such Borrowing Base Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with such Borrowing Base Party’s funds or use the same except to pay Obligations.  Each Borrowing Base Party shall deposit in the Collection Accounts or, upon the reasonable request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e)                                  Notification of Assignment of Receivables.

(i)                                     With respect to Credit Card Receivables, Agent shall have the right to send notice of the collateral assignment of, and Agent’s security interest in and Lien on, such Receivables to any and all Customers or any third party holding or otherwise concerned with such Receivables, whether pursuant to the Credit Card Notices or otherwise.  After such notices are sent, all amounts payable on such Receivables shall be remitted to a Collection Account maintained with PNC and applied to the Obligations as set forth herein.  Agent’s actual expenses in connection with the foregoing may be charged to Borrower’s Account and added to the Obligations.

(ii)                                  With respect to all Receivables other than Credit Card Receivables, at any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, such Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral.  After such notices are sent, Agent shall have the sole right to collect such Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

(f)                                   Power of Agent to Act on each Borrowing Base Party’s Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any applicable Borrowing Base Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives, on behalf of itself and each Borrowing Base Party, notice of presentment, protest and non-payment of any instrument so endorsed.  Borrower hereby constitutes Agent or Agent’s designee as each Borrowing Base Party’s attorney with power (i) to endorse such Borrowing Base Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) at any time following the occurrence and continuance of an Event of Default, to sign such Borrowing Base Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables; (iii) to sign such Borrowing Base Party’s name on and to send verifications of Receivables to any Customer without disclosing Agent’s identity; (iv) to sign such Borrowing Base Party’s name on all documents or instruments deemed necessary or, following the occurrence and continuance of an Event of Default, appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) at any time following the occurrence and during the continuance of an Event of Default, to demand payment of the Receivables; (vi) at any time following the occurrence and during the continuance of an Event of Default, to enforce payment of the Receivables by legal proceedings or otherwise; (vii) at any time following the occurrence and during the continuance of an Event of Default, to exercise all of such Borrowing Base Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) at any time following the occurrence and during the continuance of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables; (ix) at any time following the occurrence and during the continuance of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) at any time following the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Borrowing Base Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) at any time following the occurrence and during the continuance of an Event of Default, to prepare, file and sign such Borrowing Base Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) at any time following the occurrence and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done willfully or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrowing Base Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrowing Base Party.

(g)                                  No Liability.  Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom other than due to its gross negligence or willful misconduct.  Following the occurrence and during the continuation of an Event of Default, Agent may, without notice or consent from any Borrowing Base Party, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof.  Agent is authorized and empowered to accept following the occurrence and during the continuation of an Event of Default the return of the goods represented by any of the Receivables, without notice to or consent by any Borrowing Base Party, all without discharging or in any way affecting any Borrowing Base Party’s liability hereunder or under any Other Document.

(h)                                 Establishment of a Lockbox Account, Dominion Account.

(i)                                     All proceeds of Collateral shall be deposited by Borrowing Base Parties into (A) with respect to Baskins, solely during the one hundred twenty (120) day period (or such longer period as Agent may agree to) following the Closing Date, the accounts of Baskins set forth on Schedule 4.15(h)(1) (as such schedule may be updated by Baskins to reflect the consolidation of its deposit accounts) designated as collection accounts (the “Baskins Collection Accounts”), (B) a collection account established at a bank or banks pursuant to an arrangement with such bank as may be selected by Borrower and be reasonably acceptable to Agent which is subject to a deposit account control agreement in form and substance reasonably satisfactory to Agent in its Permitted Discretion directing such bank to transfer, no less frequently than weekly, such funds so deposited to Agent, either to any account maintained by Agent at such bank or by wire transfer to the Collection Account of Borrower maintained with PNC or (C) one or more collection accounts established at PNC for the deposit of such proceeds (all such accounts in the foregoing clauses (A) - (C) the “Collection Accounts”).  On or before the date that is one hundred twenty (120) days (or such longer period as Agent may agree to) after the Closing Date, Baskins, Agent and each depository bank at which any Baskins Collection Accounts are then maintained shall enter into a deposit account control agreement in form and substance reasonably satisfactory to Agent in its Permitted Discretion directing such bank to transfer, no less frequently than weekly, such funds so deposited to Agent, either to any account maintained by Agent at such bank or by wire transfer to the Collection Account of Borrower maintained with PNC.  All funds deposited in the Collection Accounts shall immediately become the property of Agent.  All funds deposited in such Collection Accounts shall be applied to the outstanding Obligations in the manner set forth in this Agreement and, subject to all applicable terms of this Agreement (other than Article VIII), Borrower may request, in accordance with Sections 2.2 and 2.3, that any such funds in excess of the outstanding Obligations be remitted to the Funding Account.  Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.

(ii)                                  All deposit accounts and investment accounts of Borrowing Base Parties are set forth on Schedule 4.15(h)(2).  Borrower shall ensure that, at all times on and after the date that is one hundred twenty (120) days (or such later date as Agent may agree to) after the Closing Date, that Agent has received control agreements, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to all such accounts, other than (A) those containing, at all times, less than $25,000 with respect to any one account or $100,000 in the aggregate for all such accounts and (B) those utilized solely for making payroll or employee benefit related payments.

(iii)                               Borrower shall, and shall cause each Borrowing Base Party to, jointly with Agent, issue Credit Card Notices to each Credit Card Issuer and each Credit Card Processor utilized by any Borrowing Base Party, as and when requested by Agent.  No Borrowing Base Party may change (except, upon prior written notice to Agent, to direct such funds to another Collection Account maintained with PNC) any direction or designation as to payments on Credit Card Receivables set forth in the Credit Card Notices without the prior written consent of Agent.  Without limiting the foregoing or any other provision of this Agreement, in the event a Credit Card Notice is not in effect with respect to any credit or debit card processing arrangement to which a Borrowing Base Party is a party, the applicable Borrowing Base Party shall instruct the Credit Card Issuer and Credit Card Processor with respect thereto to remit all proceeds of the Credit Card Receivables arising therefrom to the Collection Account designated for receipt of such proceeds in the Credit Card Notices and shall not rescind or alter such instruction without the prior written consent of Agent (except, upon prior written notice to Agent, to direct such funds to another Collection Account maintained with PNC).

(iv)                              Agent and Borrower each hereby acknowledge that each of the requirements set forth in Section 4.15(h) above which are required to be completed on or prior to the Closing Date with respect to Borrower and RCC have been so satisfied as of the Closing Date.

(i)                                     Adjustments.  No Borrowing Base Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business.

4.16                        Inventory.  To the extent Inventory held for sale or lease has been produced by a Borrowing Base Party, it has been and will be produced by such Borrowing Base Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17                        Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted).  No Borrowing Base Party shall use or operate the Equipment in violation in any material respect of any law, statute, ordinance, code, rule or regulation.  Borrowing Base Parties shall have the right to sell Equipment to the extent set forth in Section 7.1 hereof.

4.18                        Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrowing Base Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof unless caused by such Person’s gross negligence or willful misconduct.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrowing Base Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrowing Base Party of any of the terms and conditions thereof.

4.19                        Environmental Matters.

(a)                                 Each Borrowing Base Party shall conduct its operations and businesses in compliance in all material respects with all Environmental Laws and no Borrowing Base Party shall place or permit to be placed , or cause or permit a Release of, any material Hazardous Substances on any Real Property which would adversely impact the value or marketability of any of the Real Property or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect, in each case, except as permitted by Applicable Law or appropriate Governmental Bodies.

(b)                                 Each Borrowing Base Party shall dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws.

(c)                                  If any Borrowing Base Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrowing Base Party shall fail to comply in any material respect with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral and not to participate in the management of the Real Property or any facilities thereon:  (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to investigate, clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint.  All costs and expenses of the type described in Section 15.9 incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement and the Other Documents.

(d)                                 For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrowing Base Party’s right, title and interest in and to its owned and leased premises.

4.20                        Provisions with Respect to Investment Property.

(a)                                 Other than with respect to the Liens and Indebtedness evidenced by the Term Loan Documents, Borrower represents, warrants and covenants to the Agent and the Lenders that, on the Closing Date, and immediately after giving effect to the consummation of the Transactions:  (i) there are no restrictions on the pledge or transfer of any of the Investment Property, other than restrictions referenced on the face or back of any certificates evidencing such Investment Property, transfer restrictions under any Applicable Law and any Liens described in clauses (a) and (b) of the definition of Permitted Encumbrance; (ii) Borrower is the legal owner of the Investment Property, if any, pledged by it hereunder, which is registered in the name of Borrower, the Custodian (as hereinafter defined) or a nominee; (iii) the Investment Property is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced in clause (i) above; (iv) Borrower has the right to transfer the Investment Property free of any encumbrances and Borrower will defend its title to the Investment Property against the claims of all persons, and any registration with, or consent or approval of, or other action by, any Governmental Body which was or is necessary for the validity of the pledge of and grant of the security interest in the Investment Property has been obtained; (v) the pledge of and grant of the security interest in the Investment Property and delivery of the original certificates evidencing same is effective to vest in the Agent a valid and perfected first priority security interest, superior to the rights of any other person, in and to the Investment Property as set forth herein (subject to the Intercreditor Agreement) and (vi) none of the operating agreements, limited partnership agreements or other agreements governing any Investment Property provide that the Equity Interests governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(b)                                 Borrower covenants that it shall: (i) not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Investment Property or assign, pledge or otherwise encumber any right to receive income from the Investment Property, other than in favor of the Agent and Liens and encumbrances described in clause (a) above; (ii) if the Investment Property includes securities or any other financial or other asset maintained in a securities account, then Borrower agrees to use commercially reasonable efforts to cause the securities intermediary on whose books and records the ownership interest of Borrower in such Investment Property appears (the “Custodian”) to execute and deliver, (a) within 60 days of Borrower becoming a party hereto with respect to Investment Property existing on the Closing Date and (b) within 60 days of receipt of Investment Property received after the Closing Date, a notification and control agreement or other agreement (the “Control Agreement”) satisfactory to the Agent in order to perfect and protect the Agent’s security interest in such Investment Property; (iii) not make or consent to any amendment or other modification or waiver with respect to any operating agreement or limited partnership agreement constituting or giving rise to any Investment Property, unless expressly permitted under this Agreement or where such amendment, modification or waiver is not materially adverse to the Lenders; and (iv) not permit any of the operating agreements, limited partnership agreements or other agreements governing any Investment Property in respect of limited liability company or partnership interests to provide that such Equity Interests governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

(c)                                  At any bona fide public sale, and to the extent permitted by Law, at any private sale, Agent shall be free to purchase all or any part of the Collateral consisting of Investment Property, free of any right or equity of redemption in Borrower, which right or equity is hereby waived and released. Any such sale may be on cash or credit.  Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act of 1933 (the “Act”) or any other applicable exemption available under such Act.  Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned.  If the Collateral consisting of Investment Property is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Collateral consisting of Investment Property at any time without giving prior notice to Borrower. Whenever notice is otherwise required by law to be sent by Agent to any grantor of any sale or other disposition of the Collateral consisting of Investment Property, ten (10) days written notice sent to Borrower at its address specified in Section 15.6 will be reasonable.

(d)                                 Borrower recognizes that Agent may be unable to effect or cause to be effected a public sale of the Collateral consisting of Investment Property by reason of certain prohibitions contained in the Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral consisting of Investment Property for their own account, for investment and without a view to the distribution or resale thereof.  Borrower understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral consisting of Investment Property was sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Collateral consisting of Investment Property for the period of time necessary to permit the issuer of the securities which are part of the Collateral consisting of Investment (even if the issuer would agree), to register such securities for sale under the Act.

(e)                                  If any demand is made at any time upon Agent for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if Agent repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, Borrower will be and remain liable for the amounts so repaid or recovered to the same extent as if such amount had never been originally received by Agent.  The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral consisting of Investment Property by Agent in reliance upon such payment (in which case Borrower’s liability will be limited to an amount equal to the fair market value of the Collateral consisting of Investment Property determined as of the date such Collateral consisting of Investment Property was released) and any such release will be without prejudice to Agent’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Agreement.

(f)                                   Prior to the occurrence of an Event of Default, Borrower will have the right to exercise all voting rights with respect to the Collateral consisting of Investment Property.  At any time after the occurrence and during the continuance of an Event of Default, Agent may (subject to the Intercreditor Agreement) transfer any or all of the Collateral consisting of Investment Property into its name or that of its nominee and may exercise all voting rights with respect to the Collateral consisting of Investment Property, but no such transfer shall constitute a taking of such Collateral consisting of Investment Property in satisfaction of any or all of the Obligations unless Agent expressly so indicates by written notice to Borrower.

(g)                                  Borrower will have the right to receive all cash dividends, interest and premiums declared and paid on the Collateral consisting of Investment Property prior to the occurrence of any Event of Default. In the event any additional shares are issued to Borrower as a stock dividend or in lieu of interest on any of the Collateral consisting of Investment Property, as a result of any split of any of the Collateral consisting of Investment Property, by reclassification or otherwise, any certificates evidencing any such additional shares will be promptly delivered to Agent and such shares will be subject to this Agreement and a part of the Collateral consisting of Investment Property to the same extent as the original Collateral constituting Investment Property.  At any time after the occurrence and during the continuance of an Event of Default, Agent shall be entitled to receive (subject to the Intercreditor Agreement), and upon Agent’s request Borrower shall deliver, for application to the Obligations, all cash or stock dividends, interest and premiums declared or paid on the Collateral consisting of Investment Property.

V.                                    REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to Agent and the Lenders as follows:

5.1                               Authority.  Such Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by such Loan Party, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents on the Closing Date (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, do not violate the terms of such Loan Party’s by-laws, operating agreement, articles or certificate of incorporation or formation or other documents relating to such Loan Party’s formation, (b) will not violate any material law or regulation, or any judgment, order or decree of any Governmental Body in any material respect, (c) will not require any Consent of any Governmental Body or any other Person the lack of which would have a Material Adverse Effect, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not result in any breach of, or constitute a default under, which breach or default could reasonably be expected to have a Material Adverse Effect, or result in the creation of any Lien (except Permitted Encumbrances) upon any asset of such Loan Party pursuant to, the provisions of any agreement or instrument to which such Loan Party is a party or by which it or its property is bound.

5.2                               Formation and Qualification; Subsidiaries; Compliance with Laws.

(a)                                 Such Loan Party and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the states listed on Schedule 5.2(a) and, as of the Closing Date, is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Such Loan Party has delivered to Agent true and complete copies of its articles or certificate of incorporation and by-laws (or similar constituent documents) and will promptly notify Agent of any material amendment or changes thereto.

(b)                                 The only Subsidiaries of such Loan Party as of the Closing Date are listed on Schedule 5.2(b).

(c)                                  As of the Closing Date, such Loan Party and each of its Subsidiaries is in compliance with all Applicable Laws, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.3                               Survival of Representations and Warranties.  All representations and warranties of each Loan Party contained in this Agreement and the Other Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4                               Tax Returns.  Each Loan Party’s federal tax identification number is set forth on Schedule 5.4.  Each Loan Party has filed all material federal, state and local tax returns and other reports it is required by law to file and has paid (or has timely requested an extension of the deadline to pay) all material Taxes, assessments, fees and other governmental charges that are due and payable.  Subject to Schedule 5.4, the provision for Taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books, and, except as set forth on Schedule 5.4, as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to any of the Loan Parties or any of their respective Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in material liability to any of the Loan Parties or any of their respective Subsidiaries.  Except as described on Schedule 5.4, as of the Closing Date, no Loan Party and no Subsidiary of a Loan Party has executed or filed with the Internal Revenue Service or any other governmental agency any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  As of the Closing Date, none of the Loan Parties, any of their respective Subsidiaries or any of their respective predecessors are liable for any Charges: (a) under any agreement

(including any tax sharing agreements) or (b) to each Loan Party’s knowledge, as a transferee.  As of the Closing Date, no Loan Party has agreed or been requested to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.5                               Financial Statements and Projections.  The audited consolidated balance sheets of Baskins, its Subsidiaries and such other Persons described therein as of December 29, 2012, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the annual period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent prior to the Closing Date, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Baskins and its Subsidiaries at such date and the results of their operations for such annual period.  Since December 29, 2012 there has been no change in the condition, financial or otherwise, of Baskins and its Subsidiaries as shown on the consolidated balance sheet as of such date that could reasonably be expected to have a “Company Material Adverse Effect” as defined in the Purchase Agreement.  The twelve-month cash flow and balance sheet projections of Topco and its Subsidiaries, copies of which have been delivered to the Agent prior to the Closing Date (the “Projections”) have been prepared by Borrower in light of the past operations of the Loan Parties and their Subsidiaries’ business, but including future payments of known contingent liabilities reflected on the Pro Forma Balance Sheet.  The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower at the time made and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of the Loan Parties and their Subsidiaries and of the other information projected therein for the period set forth therein (it being acknowledged by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially differ from the projected results).  The Pro Forma Balance Sheet delivered to Agent on the date hereof was prepared by Borrower giving pro forma effect to the Transactions and was based on (a) the unaudited consolidated balance sheets of the Loan Parties (other than Holdings and Baskins) and their Subsidiaries dated March 31, 2013 and (b) the unaudited consolidated balance sheets of Baskins and its Subsidiaries dated March 31, 2013.

5.6                               Entity Name.  As of the Closing Date, no Loan Party has been known by any other corporate name in the past five years nor does any Loan Party sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation of a merger or consolidation or except as set forth on Schedule 5.6 acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7                               O.S.H.A.; Environmental Compliance; Flood Laws.

(a)                                 Each Loan Party has, at all times, duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Comprehensive Environmental Response, Compensation, and Liability Act

(CERCLA) (42 U.S.C. § 9601 et seq. (1980)), RCRA and all other Environmental Laws; and, as of the Closing Date, there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)                                 Each Loan Party has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)                                  To Borrower’s knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by any Loan Party; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance in all material respects with all applicable manufacturer’s instructions and governmental regulations.

(d)                                 All Real Property owned by any Loan Party is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party.  Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure owned or leased by a Loan Party and located upon any Real Property that will be subject to a Mortgage, and, to the extent required by any Flood Laws, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8                               Solvency; No Litigation, Violation, Indebtedness or Default.

(a)                                 After giving effect to the Transactions, Borrower and the other Loan Parties, taken as a whole, will be solvent, able to pay their respective debts as they mature, will have capital sufficient to carry on their respective businesses and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of the assets of Borrower and the other Loan Parties taken as a whole, calculated on a going concern basis, is in excess of the amount of the liabilities of the Loan Parties and (ii) after giving effect to the Transactions, the fair saleable value of the assets of Borrower and the other Loan Parties taken as a whole, (calculated on a going concern basis) will be in excess of the amount of the liabilities of the Loan Parties.

(b)                                 As of the Closing Date, no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, before any Governmental Body or before any arbitrator or panel of arbitrators, which challenges the right or power of any Loan Party or any of its Subsidiaries to enter into or perform any of its obligations under the Related Transaction Documents to which it is a party, or the validity or enforceability of this Agreement, any Other Document or any

Related Transaction Document or any action taken thereunder.  Except as disclosed in Schedule 5.8(b), no Loan Party has any pending or, to the knowledge of any Loan Party, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect or, as of the Closing Date, result in injunctive relief or findings of criminal misconduct of any Loan Party or any of its Subsidiaries.

(c)                                  No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.  As of the Closing Date, no Loan Party or any Subsidiary of any Loan Party is the subject of an audit or, to each Loan Party’s knowledge, any review or investigation by any Governmental Body concerning the violation or possible violation of any Applicable Law.

(d)                                 Except as could not reasonably be expected to result in a material liability to any Loan Party:  neither any Loan Party nor any Subsidiary of a Loan Party maintains or contributes to any Pension Benefit Plan other than (x) on the Closing Date, those listed on Schedule 5.8(d) hereto and (y) thereafter, as permitted under this Agreement.  (i) no Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Pension Benefit Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (v) on the Closing Date, the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the material responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Pension Benefit Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Pension Benefit Plan which is subject to ERISA; (ix) each Loan Party and each member of the Controlled Group has made all material contributions due and payable with respect to each Pension Benefit Plan; (x) there exists no Reportable Event; (xi) neither any Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of such Loan Party and any member of the Controlled Group; (xii) neither any Loan Party nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such withdrawal and liability; and (xiv) no Pension Benefit Plan fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Pension Benefit Plan.

5.9                               Patents, Trademarks, Copyrights and Licenses.  All issued patents, patent applications, trademark registrations, trademark applications, service mark registrations, service mark applications, registered copyrights and copyright applications owned by the Loan Parties as of the Closing Date are set forth on Schedule 5.9, to the knowledge of the Loan Parties, are valid and have been duly registered or filed with all appropriate Governmental Bodies, except as set forth in Schedule 5.9; to the knowledge of the Loan Parties, there is no objection to or pending challenge to the validity of any material Patent, Trademark or Copyright owned by a Loan Party and no Loan Party is aware of any grounds for any such challenge, except as set forth in Schedule 5.9 hereto.  Except as set forth in Schedule 5.9 hereto, on the Closing Date, each material Patent, Trademark and Copyright owned or held by each Loan Party consists of original material or property developed by or on behalf of such Loan Party or was lawfully acquired or licensed by such Loan Party from a third party.  On the Closing Date, with respect to all material software owned by any Loan Party (other than off-the-shelf products), such Loan Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.  Except as set forth on Schedule 5.9 or as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, on the Closing Date, all Intellectual Property material to the business of each Loan Party and each of its Subsidiaries (i) is subsisting in full force and effect, has not been terminated, cancelled, expired, or abandoned, and is valid and enforceable; (ii) has been prosecuted in accordance with all Applicable Laws; (iii) has been protected with adequate safeguards and security to maintain any trade secrets, and confidential or proprietary information; (iv) is not the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability; (v) has not been the subject of any written notice alleging that it is invalid or unenforceable or challenging ownership or registerability; and (vi) includes all the intellectual property rights reasonably required to conduct such Person’s business.  Except as set forth on Schedule 5.9, on the Closing Date, no stockholder, officer, director or any Affiliate of any Loan Party or any of its Subsidiaries owns or possesses any rights in any Intellectual Property used by any of the Loan Parties or any of their Subsidiaries and material to the operations of their businesses.  Except as set forth on Schedule 5.9 or except for such allegations which, if proven to be true, individually or in the aggregate as could not reasonably be expected to result in a Material Adverse Effect, on the Closing Date, no Loan Party and no Subsidiary of a Loan Party has (i) received any written notice alleging (x) infringement or notice of any other complaint that its operations infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices or passing off of counterfeit goods; (ii) knowledge of any such infringement, misappropriation, unfair trade practices or passing off of counterfeit goods, or (iii)

wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer, or any other Person.

5.10                        Licenses and Permits.  Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits is reasonably likely to have a Material Adverse Effect.

5.11                        Default of Indebtedness.  No Loan Party is in default in the payment of the principal of or interest on any Indebtedness in excess of $500,000 or under any instrument or agreement under or subject to which any such Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12                        No Default.  No Loan Party is in default in the payment or performance of any of its contractual obligations which individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.13                        No Burdensome Restrictions.  No Loan Party is a party to any contract or agreement the performance of which is reasonably likely to have a Material Adverse Effect.  No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14                        Labor Matters.  Other than as set forth on Schedule 5.14 hereto, no Loan Party is involved in any material labor dispute; there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term.

5.15                        Margin Regulations.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16                        [Reserved].

5.17                        Disclosure.  No representation or warranty made by Borrower in this Agreement, in any Other Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading; provided, that all financial performance projections delivered to the Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the

Borrower’s estimates of future financial performance and are based on assumptions believed by the Borrower, in good faith, to be reasonable in light of current market conditions, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

5.18                        Swaps.  On the Closing Date, no Loan Party is a party to any swap agreement whereby such Loan Party has agreed to swap interest rates or currencies.

5.19                        Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Loan Party or the Collateral requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents, except where the failure to obtain such Consent could not reasonably be expected to have a Material Adverse Effect.

5.20                        Application of Certain Laws and Regulations.  Neither any Loan Party nor any Affiliate of any Loan Party is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21                        Business and Property of Borrower.  The Loan Parties do not propose to engage in any business other than the retail sale of clothing, shoes and accessories, reasonable extensions thereof and any business reasonably related, ancillary or complementary thereto.

5.22                        Section 20 Subsidiaries.  Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23                        No Brokers or Agents.  No Loan Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Loan Party or Subsidiary in connection with the Obligations.

5.24                        [Reserved].

5.25                        Federal Securities Laws.  Neither Parent Holdco nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.26                        Collateral.  As of the Closing Date, this Agreement and the Other Documents are effective to create in favor of the Agent for the ratable benefit of the Lenders a legal, valid and enforceable security interest in the Collateral (as defined herein and therein), and when UCC financing statements in appropriate form are filed (to the extent not already filed as of the Closing Date) in the appropriate filing offices, this Agreement and the Other Documents shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a

UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to the Permitted Encumbrances.

5.27                        [Reserved].

5.28                        Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 5.28, as of the Closing Date, no Loan Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Equity Interests of each Loan Party and each of its Subsidiaries is owned by each of the stockholders, partners or members, as applicable and in the amounts set forth on Schedule 5.28.  Except as set forth on Schedule 5.28, as of the Closing Date, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or other equity securities or any Equity Interests or other equity securities of such Person’s Subsidiaries.

5.29                        Government Regulation.  No Loan Party and no Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.  No Loan Party and no Subsidiary of a Loan Party is subject to regulation under the Federal Power Act or any other federal, state, local or foreign statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.  The making of the Advances by Lenders and Issuer to Borrower, the application of the proceeds thereof and the repayment thereof and the consummation of the Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

5.30                        Other Environmental Matters.  Except as set forth in Schedule 5.30, as of the Closing Date, (a) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect; (b) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to have a Material Adverse Effect, and all such Environmental Permits are valid, uncontested and in good standing; (c) no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in a Material Adverse Effect, and no Loan Party and no Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Property to engage in any such operations; (d) no notice has been received by any Loan Party or any of its Subsidiaries identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous laws, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that could reasonably be expected to result in any Loan Party or any Subsidiary of a Loan Party being identified as a “potentially responsible party” under CERCLA or analogous laws; and (e) the Loan Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Loan Party and its Subsidiaries.

5.31                        Insurance.  As of the Closing Date, Schedule 5.31 lists all insurance policies of any nature maintained for current occurrences by each Loan Party and each of its Subsidiaries, as well as a summary of the terms of each such policy.  As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party is in default of any obligation under any such policy.  As of the Closing Date, to the extent any insurance policy has a cash surrender, rebate or similar value, there is no restriction, Lien or other encumbrance affecting the receipt or claim of such value by any Loan Party or any of its Subsidiaries, and no obligation or agreement to pay, directly or indirectly, such value to any other party exists other in favor of the Lenders.

5.32                        [Reserved].

5.33                        Transaction Documents.  Borrower has delivered to Agent a complete and correct copy of the Purchase Agreement, all other Related Transaction Documents (in each case, including all schedules, exhibits, amendments, supplements, modifications, assignments, side letters and all other documents delivered pursuant thereto or in connection therewith by any Loan Party or any Affiliate thereof).  As of the Closing Date, no Loan Party is in default in the performance or compliance with any provisions of any Related Transaction Document.  As of the Closing Date, the Purchase Agreement and each other Purchase Document comply with, and the Acquisition and the other Transactions have been (or contemporaneously with the initial funding of the Advances hereunder will be) consummated in accordance with, all Applicable Laws.  As of the Closing Date, the Purchase Agreement, each other Purchase Document, this Agreement and the Other Documents are in full force and effect and have not been terminated, rescinded or withdrawn.  As of the Closing Date, all requisite approvals by governmental authorities having jurisdiction over the sellers under the Purchase Agreement, any Loan Party and other Persons referenced therein, with respect to the transactions contemplated by the Purchase Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Purchase Agreement or to the conduct by any Loan Party or any of its Subsidiaries of its business thereafter.  As of the Closing Date, each of the representations and warranties given by any Loan Party in the Purchase Documents is true and correct in all material respects (without duplication of any materiality qualifiers).

VI.                               AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the date on or following the date upon which all of the Obligations have been paid in full in cash.

6.1                               [Reserved].

6.2                               Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct and operate its business according to good business practices and maintain all of its material properties in good working order and condition (reasonable wear and tear and damage from a casualty event excepted and except as may be disposed of in accordance with the terms of this Agreement and, with respect to leased Real Property, except with respect to maintenance obligations which are the responsibility of the landlord and not such Loan Party), and take all actions reasonably necessary to protect the validity of any material Intellectual Property right owned by such Loan Party and included in the Collateral (except as may be abandoned or disposed of in accordance with the terms of this Agreement); (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3                               [Reserved].

6.4                               Government Receivables.  Take all steps reasonably requested by Agent to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code, the PPSA and all other Applicable Laws and deliver to Agent, appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between such Loan Party and the United States, any state or any department, agency or instrumentality of any of them.

6.5                               Financial Covenant.  If a Covenant Compliance Period has commenced and is continuing, maintain, when measured as of the last day of the fiscal quarter in which such Covenant Compliance Period first commenced and as of the last day of each fiscal quarter ending during such Covenant Compliance Period, a Fixed Charge Coverage Ratio for the four fiscal quarters ending on each such measurement date, of no less than 1.10:1.00.

6.6                               Execution of Supplemental Instruments.  Execute and deliver to Agent (or Term Loan Agent with respect to the delivery of Term Loan Priority Collateral) from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7                               Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and the applicable Loan Party shall have provided for adequate reserves, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8                               Standards of Financial Statements.  Cause all financial statements referred to in Sections 9.7, 9.8, 9.9 and 9.12 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosures) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

6.9                              [Reserved].

6.10                        Intellectual Property.

(a)                                 Upon the reasonable request of Agent, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, each Loan Party shall execute and deliver to Agent one or more security agreements substantially in the form of Exhibit 6.10(a) to evidence Agent’s Lien on such Loan Party’s Patents, Trademarks, and/or Copyrights registered by or filed with such Office.

(b)                                 Each Loan Party shall have the duty, to the extent reasonably necessary or economically desirable in the operation of such Loan Party’s business, as determined by such Loan Party, (i) to promptly sue for infringement, misappropriation, or dilution and to endeavor to recover any and all damages for such infringement, misappropriation, or dilution of any material Intellectual Property owned by such Loan Party, (ii) to prosecute diligently any material trademark application or material service mark application that is part of the Trademarks owned by such Loan Party pending as of the date hereof or hereafter until the termination of this Agreement, (iii) to prosecute diligently any material patent application that is part of the Patents owned by such Loan Party pending as of the date hereof or hereafter until the termination of this Agreement, and (iv) to take all reasonably necessary action to preserve and maintain all of such Loan Party’s material Trademarks, Patents, Copyrights, License Agreements, and its rights therein, including , with respect to any Trademarks, Patents or Copyrights owned by such Loan Party that are the subject of a registration issued by or an application filed with any Governmental Body, the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.  Each Loan Party shall promptly file an application with the United States Copyright Office for any material Copyright of such Loan Party that has not been registered with the United States Copyright Office if such Loan Party determines that the registration of such Copyright is necessary in connection with the operation of such Loan Party’s business.  Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties.  The Loan Parties further agree not to abandon any Trademark, Patent, Copyright owned by such Loan Party, or License Agreement that is necessary in the operation of any Loan Party’s business without the prior written consent of Agent, not to be unreasonably withheld, conditioned or delayed; provided, that the Loan Parties may take such abandonment actions, so long as the Trademark, Patent, Copyright or License Agreement proposed to be abandoned is no longer material to the operation of the business as determined by the Loan Parties.

(c)                                  The Loan Parties acknowledge and agree that the Agent and the Lenders shall have no duties with respect to the Trademarks, Patents, Copyrights, or License Agreements. Without limiting the generality of this Section 6.10(c), the Loan Parties acknowledge and agree that neither the Agent nor any Lender shall be under any obligation to take any steps necessary to preserve rights in the Trademarks, Patents, Copyrights, or License Agreements against any other Person, but Agent may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of the Loan Parties and shall be chargeable to the Loan Parties.

(d)                                 With respect to the Intellectual Property rights owned by the Loan Parties which are material to the conduct of the Loan Parties’ respective businesses and the subject of a registration issued by or application filed with a Governmental Body, each Loan Party agrees to take all necessary steps, including making all necessary payments and filings in connection with registration, maintenance, and renewal of Copyrights, Trademarks, and Patents in the United States Copyright Office, the United States Patent and Trademark Office, any other appropriate Governmental Bodies in foreign jurisdictions or in any court, to maintain each such Intellectual Property right; provided, however, no Loan Party shall, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any Copyright with the United States Copyright Office or any similar office or agency, except in compliance with the provisions of Sections 6.10(e).  Each Loan Party hereby agrees to take, or cause to be taken, corresponding steps with respect to each new or acquired Intellectual Property right to which it is now or later becomes entitled that are material to the conduct of their businesses. Any expenses incurred in connection with such activities shall be borne solely by the Loan Parties.

(e)                                  Without limiting any other provision hereof, within twenty (20) Business Days following the date of registration of or recordation of transfer of ownership, as applicable, to a Loan Party of any registered Copyrights, such Loan Party shall cause to be prepared, executed, and delivered to Agent (i) a Copyright security agreement or supplemental schedules to an existing registered Copyright security agreement reflecting the security interest of Agent in such registered Copyrights, which supplemental schedules shall be in form and content suitable for recordation with the United States Copyright Office (or any similar office of any other jurisdiction in which registered Copyrights are used) so as to give constructive notice, when so recorded, of the transfer by such Loan Party to Agent of a security interest in such registered Copyrights and (ii) any other documentation as Agent reasonably deems necessary in order to perfect, and confirm and continue the perfection of, Agent’s Liens on such registered Copyrights following such recordation.

The Loan Parties shall ensure that each of the representations and warranties contained in Section 5.9 remain true and correct at all times.

6.11                        Keepwell.  If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Loan Party to honor all of such Non-Qualifying Loan Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.11, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Loan Party under this Section 6.11 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents.  Each Qualified ECP Loan Party intends that this Section 6.11 constitute, and this Section 6.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party.

6.12                        Lien Waiver Agreements.  Use commercially reasonable efforts to, on or before the date that is ninety (90) days (or such longer period as Agent may agree to) after the Closing

Date, deliver to Agent Lien Waiver Agreements executed by each of MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP and Bluecap, Ltd. with respect to the leases between Baskins and such lessors.

6.13                        Exercise of Rights under Related Transaction Documents.  Each Loan Party shall, and shall cause each of its Subsidiaries to, enforce all of its material rights, including, without limitation, all material indemnification rights, and pursue all material remedies available to it with diligence and in good faith in connection with the enforcement of any such rights under the Related Transaction Documents.

VII.                          NEGATIVE COVENANTS.

No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, until the date on or following the date upon which all of the Obligations have been paid in full in cash:

7.1                               Merger, Consolidation, Acquisition and Disposition of Assets.

(a)                                 Enter into any merger, consolidation or other reorganization with or into any other Person (other than (i) pursuant to a Permitted Acquisition where a Loan Party is the surviving entity, or where the surviving entity becomes a Loan Party; provided, however that, in all cases, Borrower shall be the surviving entity of any Permitted Acquisition that it is a party to and (ii) transactions between (A) any Loan Party or Subsidiary and Borrower so long as Borrower is the surviving entity, (B) any Loan Party and any other Loan Party; provided, that, if Borrower is a party thereto, Borrower is the surviving entity, (C) any Subsidiary of a Loan Party and any Loan Party or Domestic Subsidiary thereof; provided, that, if a Loan Party is a party thereto, such Loan Party is the surviving entity, (D) any Foreign Subsidiary and another Foreign Subsidiary, or (E) any Domestic Subsidiary that is not a Loan Party and any other Domestic Subsidiary that is not a Loan Party)) or acquire all or a substantial portion of the assets or Equity Interests of any Person (other than as permitted by Sections 7.4, 7.6 and 7.9 and clause (e) of the definition of the definition of Permitted Dispositions).

(b)                                 Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (subject to Section 7.10) Permitted Dispositions.

(c)                                  Convert into any other organizational form.

7.2                               Creation of Liens.  Create or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3                               Guarantees.  Become liable for any Guaranteed Indebtedness (other than to Lenders) except (a) the endorsement of checks in the Ordinary Course of Business, (b) as otherwise permitted by Section 7.8, and (c) guarantees of obligations and liabilities of other Loan Parties not otherwise prohibited by this Agreement.

7.4                               Investments.  Purchase or acquire, or make any commitment to purchase or acquire, obligations, assets or Equity Interests of, or other interest in, any Person, except the following (“Permitted Investments”) (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest substantially all of their assets in obligations issued or guaranteed by the United States of America or an agency thereof, (e) as permitted by Section 7.1(a), 7.8 and 7.12 and (f) Permitted Acquisitions.

7.5                               Loans.  Make or commit to make advances, loans or extensions of credit or capital contributions to any Person, including any Parent, Subsidiary or Affiliate, or make, accrue or permit to exist loans or advances of money to, any Person, including any Parent, Subsidiary or Affiliate, through the direct or indirect lending of money, holding of securities or otherwise, in each case, except (a) advances, loans or extensions of credit by any Loan Party to another Loan Party, (b) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business and (c) to directors, officers, employees and consultants in an amount not to exceed $500,000 in the aggregate at any time outstanding.

7.6                               [Reserved].

7.7                               Restricted Payments.  Make any Restricted Payments except for (a) such to be used to pay director fees and expenses and overhead of Parent Holdco or Topco directly attributable to its direct or indirect ownership of Borrower and its Subsidiaries, (b) dividends and distributions by Subsidiaries of a Loan Party paid to such Loan Party (other than Parent Holdco); provided, that dividends and distributions by a non-wholly owned Subsidiary of a Loan Party shall only be made with the prior written consent of Agent if any Person other than a Loan Party would be entitled to receive any portion of such dividend or distribution, (c) tax distributions to allow Parent Holdco or Topco to pay franchise and other Taxes owed by either of them, but excluding any Taxes payable with respect to business activities of or income earned by any Person (other than income attributable to Topco as a member of the consolidated tax group that includes Borrower and its Subsidiaries) that is not a Loan Party or Subsidiary thereof, as well as the consolidated, combined, unitary or other group taxes owed by Topco with respect to Parent Holdco and its Subsidiaries, (d) the purchase, redemption or other retirement of any common or preferred Equity Interests, or of any options to purchase or acquire any such shares of common or preferred Equity Interests of such Loan Party or Topco other than (provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenant set forth in Section 6.5, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of this Agreement, (iii) the aggregate Restricted Payments permitted under this clause (d) shall not exceed $2,500,000 during the term of this Agreement plus the amount of any net cash proceeds received from additional issuances of Equity Interests to other employees, officers or directors, and (iv) both before and after giving effect to such Restricted Payment, no Covenant Compliance Period shall then be in effect) from employees, officers, directors and consultants, (e) (i) the Baskins Earnout Payment and (ii) any other earnout or other similar deferred purchase price payment obligations incurred pursuant to a

Permitted Acquisition (provided that (w) the earnout or other similar deferred purchase price payment obligations with respect to which such Restricted Payment described in clause (e)(ii) is made are unsecured, (x) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (y) after giving effect to such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenant set forth in Section 6.5, recomputed for the most recent fiscal quarter for which financial statements have been delivered to Agent and Lenders pursuant to the terms of this Agreement, and (z) the aggregate Restricted Payments permitted under this clause (e)(ii) shall not exceed $2,000,000 during any fiscal year), and (f) any other Restricted Payment otherwise expressly permitted by the terms of this Agreement and the Term Loan Agreement.  For the avoidance of doubt, the Baskins Earnout Payment may be made as and when due pursuant to the terms of the Purchase Agreement.

7.8                               Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) the Obligations; (ii) Indebtedness owed by one Loan Party to another Loan Party; (iii) Capital Financing Indebtedness; provided, that, the total amount of all Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $5,000,000; (iv) Indebtedness incurred in connection with Permitted Investments, (v) unsecured Indebtedness in an aggregate outstanding principal amount at any time not to exceed $500,000, (vi) Indebtedness existing on the Closing Date and identified on Schedule 7.8, (vii) Permitted Subordinated Debt in an aggregate principal amount not to exceed $5,000,000 (which amount, for avoidance of doubt, shall not include any Permitted Freeman Spogli Investment constituting Indebtedness and any Indebtedness between Loan Parties) and, to the extent not exceeding, in principal amount, the Maximum Principal Amount of Term Loan Debt (as defined in the Intercreditor Agreement) Indebtedness under the Term Loan Documents, (viii) Indebtedness arising from the endorsement of instruments for deposit, the honoring by a bank or other institution of a check, draft or similar instrument drawn against insufficient funds, so long as the same is covered within 5 Business Days, or consisting of obligations in respect of cash management services or overdraft protection, (ix) Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business, (x) Indebtedness arising as an account party in respect of trade letters of credit issued in the ordinary course of business, (xi) unsecured Indebtedness arising under Hedge Agreements entered into for bona fide hedging purposes and not for speculation, (xii) refinancings of any of the foregoing Indebtedness which do not increase the principal amount of such Indebtedness and are on terms (including pricing) not less favorable to the applicable Loan Party than the existing Indebtedness being refinanced, (xiii) the Baskins Earnout Payment and any other earnout or other similar deferred purchase price payment obligations incurred in connection with a Permitted Acquisition to the extent permitted by Section 7.7 and (xiv) Permitted Freeman Spogli Investments to the extent constituting Indebtedness.

7.9                               Nature of Business.  Substantially change the nature of the business in which it is presently engaged or businesses otherwise reasonably related or complementary thereto, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than (a) in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted and (b) as permitted by Sections 7.1(a) and 7.6.

7.10                        Transactions with Affiliates.  Except as disclosed on Schedule 7.10 and with respect to transactions that are otherwise expressly permitted herein, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate thereof or any present or former shareholder thereof, except:

(a)                                 transactions which are in the Ordinary Course of Business, on an arm’s-length basis on fair and reasonable terms and conditions no less favorable than terms and conditions which would have been obtainable in a comparable arm’s length transaction from a Person other than an Affiliate or a present or former shareholder of such Loan Party or such Loan Party and, if such transaction involves payments from the Loan Parties or any of their Subsidiaries to such Affiliate in excess of $500,000 per fiscal year, such transaction shall have been disclosed to Agent in writing.  All such transactions existing as of the Closing Date are described on Schedule 7.10;

(b)                                 reasonable and customary director, board observer, officer, employee and member of management compensation (including bonuses), documented expense reimbursement and other benefits (including retirement, health, severance, stock option and other benefit plans) and employment, severance, change of control and indemnification arrangements, in the case of the officers or directors;

(c)                                  customary indemnity and expense reimbursement paid to or on behalf of Freeman Spogli in connection with Freeman Spogli’s performance of financial, advisory, monitoring, oversight and similar services; provided, that Borrower shall provide to Agent, upon Agent’s request in its Permitted Discretion, a reasonably detailed explanation of the indemnities and expenses so reimbursed and the purpose therefor;

(d)                                 the Transactions and related transactions contemplated by the Purchase Agreement (as in effect on the Closing Date) and the payment of the fee payable to Freeman Spogli or one of its Affiliates in connection therewith;

(e)                                  sales of Equity Interests of Parent Holdco to Freeman Spogli and Permitted Holders permitted by this Agreement and the granting of registration and other customary rights in connection therewith; and

(f)                                   the payment of fees to Freeman Spogli (or its affiliated entities) for any financial or mergers and acquisitions advisory, financing, underwriting or placement services (whether structured as a fee or an underwriting discount) in connection with Permitted Acquisitions or permitted equity Investments; provided that the fees for any such Permitted Acquisition shall not exceed the greater of (i) 2% of the transaction value and (ii) 5% of the amount of any new equity invested by Freeman Spogli or its Affiliates in connection with such Permitted Acquisition or equity Investment.

7.11                        Management Fees.  Except as disclosed on Schedule 7.11, pay any management, consulting, administrative or similar fees to any Affiliate of any Loan Party, any officer, director or employee of any Loan Party, any Affiliate of any Loan Party or Freeman Spogli (or its affiliated entities) during the term of this Agreement, other than as provided in Section 7.10.

7.12                        Subsidiaries.

(a)                                 Subject to Section 4.1, form or acquire any Subsidiary unless:

(i)                                     such Subsidiary executes and delivers, or causes to be delivered (as applicable) to Agent promptly: (A) either, at the election of Agent, a joinder to this Agreement in the form of Exhibit 7.12 or a joinder to the Guaranty and the Guarantor Security Agreement, (B) if such Subsidiary has any Subsidiaries, (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary, (2) undated stock powers executed in blank with signature guaranteed, and (3) such opinion of counsel as Agent may reasonably request, (C) if requested by Agent, with respect to owned Real Property of such Subsidiary with a fair market value in excess of $250,000 (1) a fully executed Mortgage in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority (subject to the terms of the Intercreditor Agreement) Lien on such Real Property, free and clear of all defects, encumbrances and Liens other than Permitted Encumbrances, (2) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (3) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Agent in order to create, perfect, establish the first priority (subject to Permitted Encumbrances and the terms of the Intercreditor Agreement) of or otherwise protect any Lien purported to be covered by any such security agreement, pledge agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in this Agreement and the Other Documents and that all property and assets of such Subsidiary constituting “Collateral” shall become Collateral for the Obligations; and

(ii)                                  each owner of the Equity Interests of any such Subsidiary, at the reasonable request of Agent, executes and delivers promptly a pledge agreement in form and substance reasonably satisfactory to Agent, together with (A) certificates evidencing all of the Equity Interests of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, and (C) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by Agent.

(b)                                 Enter into any partnership, joint venture or similar arrangement.

7.13                        Fiscal Year and Accounting Changes; Change of Jurisdiction or Corporate Name.  Change its fiscal year or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.  Except in the case of the non-surviving entity in a merger or other transaction permitted under Section 7.1, change its chief executive office, principal place of business or the location of its primary records concerning the Collateral, in any case without at least ten (10) days’ prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of itself and the other Lenders, in any Collateral, has been completed or taken, and provided that any such new location of a Loan Party or any of its domestic Subsidiaries shall be in the continental United States or Canada. Without limiting the foregoing, (a) in no event shall any Borrower be or become a Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code and (b) no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its jurisdiction of organization, name, identity or organizational structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Uniform Commercial Code or any other then applicable provision of the Uniform Commercial Code or PPSA except upon prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of itself and the other Lenders, in any Collateral, has been completed or taken.

7.14                        Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than as permitted by Section 7.9.

7.15                        Amendments of Certain Documents.  Amend, modify or waive (a) any material term or provision of its Certificate of Incorporation or By-Laws (or other similar constituent documents) other than in connection with a Permitted Equity Issuances if such amendment, modification or waiver could reasonably be expected to have a Material Adverse Effect or would otherwise be materially adverse to the interest of the Agent or any Lender (as reasonably determined by the Agent), (b) any documents or instruments evidencing or giving rise to Permitted Subordinated Debt except to the extent permitted under the terms of the subordination agreement with respect thereto and, in any event, if such modification or waiver is material to the interests of the Lenders, without promptly delivering a copy thereof to the Agent, (c) any Term Loan Document except to the extent permitted under the terms of the Intercreditor Agreement and, in any event, if such modification or waiver is material to the interests of the Lenders, without promptly delivering a copy thereof to the Agent or (d) any provision of any lease between any Loan Party and any of Frontier Mall Associates Limited Partnership, MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP or Bluecap, Ltd. with respect to any Lien granted to any such lessor in a manner adverse to the interests of the Lenders.  Permit any of its Subsidiaries to, amend, modify or alter, or permit to be amended, modified or altered, or enter into any new agreement or document with respect to, any Purchase Document, including without limitation any schedule, exhibit, amendment, supplement, modification, assignment, side letter or any other document delivered pursuant thereto or in connection therewith by any Loan Party, Subsidiary or any other Affiliate, in each case, to the extent the same (i) could reasonably be expected to have a Material Adverse Effect, (ii) would cause or result in a Default or Event of Default hereunder or (iii) is adverse to the interests of Agent or any Lender in their capacities as such.

7.16                        Compliance with ERISA.  If any material liability could reasonably be expected to be imposed on any Loan Party:  (i) (x) maintain, or permit any Subsidiary of a Loan Party to maintain, or (y) become obligated to contribute, or permit any Subsidiary of a Loan Party to become obligated to contribute, to any Pension Benefit Plan, other than those Pension Benefit Plans disclosed on Schedule 5.8(d) or any other Pension Benefit Plan for which Agent has provided its prior written consent, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency,” as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Loan Party or the imposition of a lien on the property of any Loan Party pursuant to Section 4068 of ERISA, (v) assume, or permit any Subsidiary of a Loan Party to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Pension Benefit Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Pension Benefit Plan.

7.17                        Payment of Indebtedness.  Cancel any claim or debt owing to it, except in the Ordinary Course of Business consistent with past practice.  At any time, directly or indirectly: (a) voluntarily prepay, repurchase, redeem, retire or otherwise acquire any Indebtedness under the Term Loan Documents except to the extent that (i) immediately prior and after giving effect to such payment, no Event of Default shall exist or would arise under this Agreement or the Term Loan Agreement and (ii) average Undrawn Availability for the period of thirty (30) consecutive days prior to the date such payment is made has been, and immediately after giving effect to such payment Undrawn Availability will be, equal to or greater than the greater of (A) $7,500,000 or (B) 12.5% of the then applicable Maximum Revolving Advance Amount; or (b) make any payment of any type with respect to, repurchase, redeem, retire or otherwise acquire, any Indebtedness that is subordinated to the Obligations in right of payment except as permitted under the subordination agreement related thereto or as otherwise expressly permitted under this Agreement.

7.18                        [Reserved].

7.19                        Membership/Partnership Interests.  Elect to permit any of its Subsidiaries to (x) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (y) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20                        Bank Accounts.  Close any bank account at a depository institution other than PNC without providing at least 10 days’ prior notice to Agent.

7.21                        Limitation on Issuance of Equity Interests.  Issue or sell, or permit any of its Subsidiaries to issue or sell, any shares of its Equity Interests, any securities convertible into or exchangeable for its Equity Interests or any warrants; provided that the following issuances and sales shall be permitted:

(a)                                 Parent Holdco may issue shares of its Equity Interests that are not Disqualified Equity Interests to any director, officer, consultant or employee of Parent Holdco or its Subsidiaries pursuant to a written plan or agreement approved by the Board of Directors of Parent Holdco;

(b)                                 the Loan Parties (other than Parent Holdco) may issue Equity Interests to other Loan Parties so long as the requirements set forth in Section 7.12(a)(ii) are complied with;

(c)                                  Permitted Equity Issuances; and

(d)                                 new Subsidiaries of Loan Parties may issue Equity Interests to Loan Parties so long as the requirements set forth in Section 7.12 are complied with.

7.22                        Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:

(a)                                 this Agreement and the Other Documents;

(b)                                 the Term Loan Documents;

(c)                                  any agreement entered into in connection with Permitted Subordinated Debt;

(d)                                 negative pledges and restrictions on Liens in favor of any holder of Capital Financing Indebtedness permitted under clause (iii) of Section 7.8, but solely to the extent such negative pledge or restriction extends solely to the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof;

(e)                                  any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition, provided, that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder;

(f)                                   customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the Ordinary Course of Business; and

(g)                                  restrictions that exist in any agreement in effect at the time a Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

7.23                       [Reserved].

7.24                        Capital Structure and Business.  Except as permitted in Section 7.1, make any change in its capital structure as described on Schedule 5.28, including the issuance of any shares of Equity Interests, warrants or other securities convertible into Equity Interests or any revision of the terms of its outstanding Equity Interests to the extent any such change could be adverse to the interests of Lenders in any material respect; provided, in no event shall any Loan Party, nor shall any Loan Party permit any of its Subsidiaries to, become, create, form or acquire a Domestic Holding Company of the type described in clause (ii) of the definition of “Domestic Holding Company” set forth in this Agreement.  Parent Holdco shall not engage in any business activities other than (i) ownership of the Equity Interests of Borrower, (ii) activities incidental to the maintenance of its corporate existence and (iii) performance of its obligations under the Related Transaction Documents to which it is a party.

7.25                        [Reserved].

7.26                        Sale-Leasebacks.  Engage in any sale leaseback, synthetic lease or similar transaction involving any of its assets.

7.27                        No Impairment of Intercompany Transfers.  Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Loan Party to such Loan Party, except for such restrictions, prohibitions or requirements existing under applicable mandatory legal requirements or this Agreement and the Other Documents or the Revolving Loan Documents.

7.28                        No Speculative Transactions.  Engage in any transaction involving commodity options, futures contracts or similar transactions, except for Cash Management Products and Services, Lender-Provided Interest Rate Hedges and other Hedge Agreements expressly permitted hereunder.

VIII.                     CONDITIONS PRECEDENT.

8.1                               Conditions to Initial Advances.  The effectiveness of this Agreement and the obligation of Lenders to make the Advances requested to be made on the Closing Date is subject to the satisfaction (in a manner reasonably satisfactory to Lenders), or waiver thereby by all Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)                                 Loan Documents.  Agent shall have received this Agreement, the Revolving Credit Note and each of the Other Documents listed on Schedule 8.1(a), in each case, duly executed and delivered by an authorized officer of each Loan Party contemplated to be party thereto;

(b)                                 Filings, Registrations and Recordings.  Each Uniform Commercial Code financing statement listed on Schedule 8.1(a) and required in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral of Baskins to the extent the same can be perfected by filing shall have been properly filed (or Baskins shall have consented to such filing), in each jurisdiction in which the filing, thereof is so required and Agent shall have received UCC, tax and judgment lien searches and other appropriate evidence (including reasonably satisfactory payoff letters from (i) Frost National Bank as to the existing debt of Baskins, (ii) Diamond State Ventures II Limited Partnership, Banyan Mezzanine Fund II, L.P., Midstates Capital Fund II, L.P., Capsource 2000 Fund, L.P. and Cgp Baskins, LLC as to the Indebtedness of Baskins held by such Persons and (iii) Capital South Partners SBIC Fund III, LP and the other holders of the Indebtedness under the Mezzanine Credit Agreement as to the debt under the Mezzanine Credit Agreement), evidencing the absence of any other liens on such Collateral, other than Permitted Encumbrances;

(c)                                  Corporate Proceedings.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Note and each of the Other Documents listed on Schedule 8.1(a) to the extent such Loan Party is contemplated to be a party thereto, and (ii) the granting by such Loan Party of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d)                                 Incumbency Certificates.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing this Agreement, the Other Documents listed on Schedule 8.1(a), any certificate or other documents to be delivered by it pursuant hereto, in each case to the extent such Loan Party is contemplated to be party thereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e)                                  Organizational Documents.  Agent shall have received a copy of the Certificate of Incorporation of each Loan Party, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of each Loan Party and all agreements of each Loan Party’s shareholders certified as accurate and complete by the Secretary of each Loan Party;

(f)                                   Good Standing Certificates.  Agent shall have received good standing certificates for each Loan Party dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction of incorporation and each jurisdiction where the conduct of each Loan Party’s business activities or the ownership of its properties necessitates qualification except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect;

(g)                                  Legal Opinion.  Agent shall have received the executed legal opinions of Bingham McCutchen LLP and Gunderson Palmer Nelson Ashmore, LLP, each in form and substance satisfactory to Agent, which shall cover such matters incident to the transactions contemplated by this Agreement, the Revolving Credit Note, the rest of the Other Documents and all related agreements as Agent may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to Agent and Lenders;

(h)                                 Financial Condition Certificate.  Agent shall have received a certificate (the “Financial Condition Certificate”), in form and substance reasonably satisfactory to Agent certifying that the ratio of total Funded Debt outstanding as of the Closing Date (after giving effect to the Transactions) to Closing Date Adjusted EBITDA is not greater than 3.50:1.00;

(i)                                     Fees and Expenses.  Agent shall have received all fees payable on the Closing Date and all expenses requested to be reimbursed on or prior to the Closing Date, in each case owing to Agent and/or the Lenders pursuant to the terms hereof, including pursuant to Article III hereof, the Fee Letter and Section 15.9 hereof;

(j)                                    Insurance.  To the extent that assets of Baskins are included in the Formula Amount as of the Closing Date, Agent shall have received in form and substance satisfactory to Agent, certified copies of the casualty insurance policies covering Baskins, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of the liability insurance policies covering Baskins, together with endorsements naming Agent as a co-insured;

(k)                                 Acquisition.  Substantially simultaneously with the making of the Advances hereunder on the Closing Date, the Transactions contemplated by the Purchase Agreement shall have been consummated in accordance with the terms set forth in the Purchase Agreement with only those amendments, supplements and modifications thereto or waivers of conditions precedent provided therein as are not materially adverse to the interest of the Agent or the Lenders or which have been approved by the Agent (such approval shall not be unreasonably withheld or delayed) (any change to the definition of “Company Material Adverse Effect” contained in the Purchase Agreement or any change to the amount of the purchase price payable thereunder in excess of ten percent (10%) of such purchase price shall be deemed to be material and adverse to the Agent and Lenders);

(l)                                     Closing Certificate.  Agent shall have received a closing certificate signed by an authorized officer of Borrower dated as of the date hereof, certifying that (i) each of the conditions set forth in clauses (b) (solely with respect to the authorization to file financing statements), (k), (m) and (n) of this Section 8.1 have been satisfied in all material respects and (ii) attached thereto are true, correct and complete copies of Purchase Documents and Term Loan Documents, in each case, as in effect on the Closing Date;

(m)                             Term Loan Facility.  The Term Loan Facility shall have closed pursuant to the terms of the Term Loan Agreement, which shall be in form reasonably consistent with those set forth in the Commitment Letter, dated May 8, 2013, issued to Borrower by Term Loan Agent, or otherwise satisfactory to Agent, and Borrower shall have received gross cash proceed therefrom of no less than $100,000,000;

(n)                                 Representations and Warranties.

(i)                                     Each of the representations and warranties made by each Loan Party other than Baskins in or pursuant to this Agreement, the Other Documents, any related agreements to which it is a party, in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement, shall be true and correct in all material respects (or in all respects as to any such representations and warranties which, by their terms, are qualified as to materiality) on and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties which are specifically made as of a prior date, in which case such representations and warranties shall be true and correct as of such prior date); and

(ii)                                  Each of the (i) representations and warranties in the Purchase Agreement and the other documents and agreements pertaining to the Acquisition as are material to the interests of Agent shall be true and correct in all material respects (or in all respects as to any such representations and warranties which, by their terms, are qualified as to materiality) on and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties which are specifically made as of a prior date, in which case such representations and warranties shall be true and correct as of such prior date), but only to the extent that Boot Barn has the right to terminate its obligations under the Purchase Agreement (or the right not to consummate the Acquisition pursuant to the Purchase Agreement) or to not close thereunder as a result of a failure of such representations and warranties to be true and correct; provided that, if Boot Barn’s right to terminate its obligations under the Purchase Agreement to consummate the Acquisition (or a right not to consummate the Acquisition pursuant to the Purchase Agreement) is unavailable because Boot Barn is then in violation or breach of any of its covenants, obligations, representations or warranties set forth in the Purchase Agreement or otherwise as the result of an act or omission by Boot Barn, the foregoing exclusion of the accuracy of representations and warranties material to the interests of the Agent shall not apply) and (ii) Specified Representations shall be true and correct in all material respects (or in all respects as to any such representations and warranties which, by their terms, are qualified as to materiality) on and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties which are specifically made as of a prior date, in which case such representations and warranties shall be true and correct as of such prior date);

(o)                                 Material Adverse Effect.  Since December 29, 2012, there shall have been no Company Material Adverse Effect (as defined in the Purchase Agreement);

(p)                                 Intercreditor Agreement.  Agent shall have received the executed Intercreditor Agreement, duly executed by all Persons contemplated to be parties thereto in the form attached hereto as Exhibit 8.1(p);

(q)                                 Borrowing Base.  To the extent that any assets of Baskins are included in the Formula Amount as of the Closing Date, Agent shall have received an updated Borrowing Base Certificate evidencing that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date; and

(r)                                    Undrawn Availability.  After giving effect to the initial Advances hereunder on the Closing Date, Borrower shall have Undrawn Availability of at least $15,000,000 including all cash of the Loan Parties on the Closing Date.

8.2                              Conditions to Each Advance.  Except as to clause (c) below, which is a condition to the Lenders making any Advance requested hereunder, the agreement of Lenders to make any

Advance requested to be made on any date after the Closing Date, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)                                 Representations and Warranties.  Each of the representations and warranties made by each Loan Party in or pursuant to this Agreement, the Other Documents, any related agreements to which it is a party, in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement, shall be true and correct in all material respects (or in all respects as to any such representations and warranties which, by their terms, are qualified as to materiality) on and as of such date as if made on and as of such date (except for any such representations and warranties which are specifically made as of a prior date, in which case such representations and warranties shall be true and correct as of such prior date);

(b)                                 No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(c)                                  Maximum Advances.  Except as set forth in clause (b), in the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement; and

(d)                                 Material Adverse Effect.  Since the delivery of the latest financial statements of Borrower, there shall not have occurred any event, condition or event, condition or state of facts which would have or could reasonably be expected to have a Material Adverse Effect.

Each request for an Advance by Borrower hereunder (other than Advances to be made on the Closing Date) shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection, to the extent such conditions are applicable to such Advance, shall have been satisfied (other than clause (b) if Agent exercises its rights set forth in the proviso thereto).

IX.                               INFORMATION AS TO THE LOAN PARTIES.

Each Loan Party shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1                               Disclosure of Material Matters.  Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral, including such Loan Party’s reclamation or repossession of, or the return to such Loan Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2                               Schedules.  Deliver to Agent:

(a)                                 monthly, on or before the fifteenth (15th) day of each month as and for the prior month, or upon the occurrence and during the continuance of an Event of Default, more frequently as required by Agent, (i) a detailed accounts receivable aging inclusive of reconciliations to the general ledger, (ii) a detailed accounts payable aging, inclusive of reconciliations to the general ledger, (iii) a day-by-day report as to application of cash and credits to the Collateral and Borrower’s Account, (iv) same-store sales reports with respect to each Store for such month, (v) a report of all sales tax paid and payable for such month and (vi) to the extent that Agent has not received a Lien Waiver Agreement from any of Frontier Mall Associates Limited Partnership, MSW Promenade, L.P., TX-SW #1, LP, Ambassador Way Associates, LP or Bluecap, Ltd., evidence that the rental or other payments owing to such Person which are secured by a Lien on the assets of any Loan Party have been paid for such prior month;

(b)                                 weekly, on or before Tuesday of each week, (i) inventory perpetual reports in form and substance reasonably satisfactory to Agent, and (ii) a Borrowing Base Certificate in form and substance reasonably satisfactory to Agent (which shall be calculated as of the immediately preceding Sunday and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement);

(c)                                  (i) no less frequently than once during each 12-month period, an Inventory count conducted by a third party reasonably acceptable to Agent and (ii) the results of any physical verification or appraisal of the Inventory requested by Term Loan Agent, as and when delivered to Term Loan Agent; and

(d)                                 at such intervals as Agent may reasonably require, (i) confirmatory assignment schedules and (ii) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications.

Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers reasonably advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3                               Environmental Matters.

(a)                                 Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with an environmental certificate in substantially the form of Exhibit 9.3, signed by the President or Chief Financial Officer of Parent Holdco stating, to the best of his knowledge, that the Loan Parties are in compliance in all material respects with all federal, state and local Environmental Laws. To the extent any Loan Party is not in compliance with the foregoing laws in all material respects, the certificate shall set forth with specificity all areas of such non-compliance and the proposed action such Loan Party will implement in order to achieve compliance in all material respects.

(b)                                 In the event Borrower obtains, gives or receives notice of any Release or threat of Release of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Environmental Authority”), then Borrower shall, within five (5) Business Days thereafter, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c)                                  Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

9.4                               Litigation; Violations.

(a)                                 Promptly notify Agent in writing of any written claim, litigation, suit or administrative proceeding against any Loan Party, whether or not the claim is covered by insurance, which in any such case (i) seeks damages in excess of $5,000,000 not otherwise covered by insurance, (ii) seeks injunctive relief, which would reasonably be expected to result in liability in excess of $5,000,000 not otherwise covered by insurance, (iii) is asserted or instituted against any Loan Party in connection with any Plan, (iv) alleges criminal misconduct by any Loan Party or Subsidiary of a Loan Party or which would reasonably be expected to result in liability in excess of $5,000,000 not otherwise covered by insurance or (v) alleges the violation of any Law regarding, or seeks remedies in connection with, any Environmental Liabilities which, in each of cases (iii) and (v) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to such Loan Party which could reasonably be expected to have a Material Adverse Effect.

9.5                               Material Occurrences.  Upon Borrower’s knowledge thereof, promptly notify Agent in writing of (a) any Event of Default or Default specifying the nature of such Default or Event of Default, including the anticipated effect thereof; (b) any default or event of default under any of the Term Loan Documents; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosures), the financial condition or operating results of the Loan Parties as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a material tax imposed by Section 4971 of the Code; (e) each and every default by any Loan Party which could reasonably be expected to result in the acceleration of the maturity of any Indebtedness in excess of $500,000, including the names and addresses of the holders of such Indebtedness, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Loan Party proposes to take with respect thereto.

9.6                               Government Receivables.  Notify Agent promptly if any of its Receivables in excess of $250,000 in the aggregate arise out of contracts between a Borrowing Base Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7                               Annual Financial Statements.  Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Topco, financial statements of Topco and its Subsidiaries on a consolidated basis including, but not limited to, a balance sheet and statement of income and retained earnings and cash flows, setting forth in comparative form in each case to the figures for the previous fiscal year, which financial statements shall be prepared in accordance with GAAP consistently applied, certified without qualification (except for a qualification that results solely from the Obligations being classified as short term Indebtedness during the one year period prior to the maturity date of such indebtedness) by Deloitte & Touche or another independent certified public accounting firm of recognized national standing selected by Topco (the “Accountants”).  Such financial statements shall be accompanied by (i) a report from the Accountants to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (iii) the certification of the President, Chief Financial Officer, Controller or equivalent officer of Borrower that (A) except as described in such certificate, the results reported in such financial statements do not include any income of Topco or Subsidiaries of Topco that are not Subsidiaries of Borrower and, if any such income is included, providing a calculation of EBITDA for Borrower and its Subsidiaries on a consolidated basis, and (B) all such financial statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Topco and its Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to remedy such Default or Event of Default.  The report of the Accountants shall be accompanied by a copy of any management letter of the Accountants issued in connection with such financial statements addressed to Topco.  In addition, the reports shall be accompanied by a Compliance Certificate.

9.8                               Quarterly Financial Statements.  Furnish Agent within forty-five (45) days after the end of each fiscal quarter, an unaudited consolidated balance sheet of Topco and its Subsidiaries and unaudited statements of income and stockholders’ equity and cash flow of Topco and its Subsidiaries reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, complete and correct in all material respects, subject to normal year-end adjustments that individually and in the aggregate are not material to Borrower’s and/or its Subsidiaries’ business.  The reports shall be accompanied by a Compliance Certificate.

9.9                               Monthly Financial Statements.  Furnish Agent within thirty (30) days after the end of each fiscal month, an unaudited balance sheet of Topco and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Topco and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year-end adjustments that individually and in the aggregate are not material to the business of Borrower and its Subsidiaries.

9.10                        Additional Information.  Furnish Agent with (a) such additional financial and other information respecting any business or financial condition of a Loan Party or any of its Subsidiaries as Agent or any Lender shall, from time to time, reasonably request, including, including such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without the necessity of any request by Agent, (i) copies of all environmental audits and reviews, (ii) at least ten (10) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business, (iii) promptly upon any Loan Party’s knowledge thereof, notice of any material labor dispute to which any Loan. Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any organized labor contract to which any Loan Party is a party or by which any Loan Party is bound and (b) upon request of Agent or any Lender, forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, properly completed and duly executed where applicable.

9.11                        Projected Operating Budget.  Furnish Agent, no later than thirty (30) days after the beginning of each of Topco’s fiscal years commencing with the fiscal year beginning on April 1, 2014, a month-by-month projected operating budget and cash flow of Topco on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), prepared based on reasonable assumptions as of the date thereof, which will include a statement of all of the material assumptions on which such plan is based, will a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and liquidity projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.

9.12                        Variances from Operating Budget and Prior Financial Statement Comparisons.  Furnish Agent, concurrently with the delivery of the annual, quarterly and monthly financial statements referred to in Sections 9.7, 9.8 and 9.9, respectively, an analysis of all material variances from budgets submitted by the Loan Parties pursuant to Section 9.11 and from Topco’s consolidated financial statements for the prior fiscal year (or for the corresponding monthly or quarterly period of such prior fiscal year, as applicable).

9.13                        Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of such Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are reasonably requested by Agent, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.14                        ERISA Notices and Requests.  If any material liability could reasonably be expected to be imposed on any Loan Party, furnish Agent with prompt written notice in the event that (a) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Loan Party or any member of the Controlled Group knows or has reason to know that, with respect to a Pension Benefit Plan, a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by such Loan Party or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Pension Benefit Plan or the establishment of any new Pension Benefit Plan or the commencement of contributions to any Pension Benefit Plan to which such Loan Party or any member of the Controlled Group was not previously contributing shall occur, (e) any Loan Party shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (f) any Loan Party shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition on it of withdrawal liability, together with copies of each such notice; (h) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (i) any Loan Party or any member of the Controlled Group knows that (x) a Multiemployer Plan has been terminated, (y) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (z) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.15                        Federal Securities Laws.  Promptly notify Agent in writing if such Loan Party or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

9.16                        IP Notices.  As soon as practicable, and in any event within five (5) Business Days after a claim is made or action is commenced (or with respect to a threatened claim or action, after an authorized officer of a Loan Party has knowledge thereof), notice of any claim or action by any Person pending, or to the knowledge of any Loan Party, threatened, against any Loan Party or any of its Subsidiaries with respect to any of the Intellectual Property that (i) seeks damages in excess of $1,000,000 not otherwise covered by insurance, or (ii) seeks injunctive relief.  With the delivery of a Compliance Certificate, notify Agent of each application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency made by any Loan Party, either itself or through any agent, employee, licensee, or designee. Promptly upon any such filing, the Loan Parties shall comply with Section 6.10(a) hereof.

9.17                        Notices Relating to Related Transactions.  Within three (3) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to any Loan Party or any of its Subsidiaries pursuant to the terms of or in connection with, any Purchase Document, any agreement, document or instrument governing a Permitted Acquisition or any formation or organizational document of any Loan Party or any of its Subsidiaries, or by any Loan Party or Subsidiary of a Loan Party to any such Person.

9.18                        Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X.                                    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1                        Nonpayment.  Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any Other Document, in each case, when due;

10.2                        Breach of Representation.  Any representation or warranty made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made;

10.3                        Financial Information.  Failure by any Loan Party to (a) furnish financial information (i) when due, or (ii) when requested, within fifteen (15) days after such request, or (b) permit the inspection of its books or records in accordance with this Agreement;

10.4                        Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Loan Party’s Inventory or Receivables with an aggregate fair market value in excess of $100,000, or against a material portion of any Loan Party’s other property which is not stayed or lifted within thirty (30) days;

10.5                        Noncompliance.  Except as otherwise provided for in this Article X:

(a)                                 failure of any Loan Party to perform, keep or observe any term, provision, condition, covenant applicable to such Loan Party herein contained;

(b)                                 failure of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in any Other Document or in Sections 4.6, 4.7, 4.9, 4.17, 4.19, 6.7, 6.8, 7.4, 9.3, 9.4, 9.5 or 9.7 hereof which is not cured within thirty (30) days after notice from Agent of the occurrence of such failure; or

(c)                                  failure of any Loan Party to perform, keep or observe any term, provision, condition or covenant contained in Section 6.5 (a “Financial Covenant Default”); provided, that, Borrower shall have the right to cure a Financial Covenant Default on the following terms and conditions (the “Equity Cure”):

(i)                                     In the event Borrower desires to cure a Financial Covenant Default, Borrower shall deliver to the Agent irrevocable written notice of its intent to cure (a “Cure Notice”) at any time during the period commencing on the date that the financial statements and corresponding Compliance Certificate as of and for the period ending on the last day of the fiscal quarter as of which such Financial Covenant Default occurred (the “Testing Dates”) are delivered to Agent and Lenders and ending on the tenth (10th) Business Day after Agent’s and Lenders’ receipt of such financial statements and Compliance Certificate.  The Cure Notice shall set forth the calculation of the Financial Covenant Cure Amount (as hereinafter defined.

(ii)                                  In the event Borrower delivers a Cure Notice, a Permitted Freeman Spogli Investment shall be made in an amount not less than the Financial Covenant Cure Amount at any time during the period commencing on the date of Agent’s receipt of such Cure Notice and ending on the tenth (10th) Business Day following the date on which the relevant financial statements and Compliance Certificate were required to be delivered to Agent and the Lenders (such tenth (10th) Business Day, the “Required Contribution Date”).  The proceeds of such Permitted Freeman Spogli Investment equal to the Financial Covenant Cure Amount shall be immediately contributed by Parent Holdco to the capital of Borrower and (x) to the extent necessary to cure a financial covenant default under Section 6.5 of the Term Loan Agreement, deposited with the Term Loan Agent to be applied to the repayment of the Term Loan and (y) to the extent necessary for any other purpose permitted hereby, deposited in a Collection Account for application to the Obligations pursuant to Section 4.15(h) or, if applicable, Section 11.5.  The “Financial Covenant Cure Amount” shall be the sum of (A) the amount which, if added to the amount of EBITDA as of the applicable Testing Date, would result in the Loan Parties being in pro forma compliance with the Fixed Charge Coverage Ratio as of such Testing Date plus (B) if a “Financial Covenant Default” or “Capex Covenant Default” has also occurred under the Term Loan Agreement as of such Testing Date, then the sum (as applicable) of (1) the “Financial Covenant Cure Amount” required under the Term Loan Agreement with respect to such “Financial Covenant Default” and (2) the “Capex Covenant Cure Amount” required under the Term Loan Agreement (it being understood and agreed that the Financial Covenant Cure Amount shall equal the largest amount necessary to cure all applicable financial covenant defaults under this Agreement and the Term Loan Agreement).

(iii)                               In no event shall the Permitted Freeman Spogli Investment made to cure a Financial Covenant Default exceed the Financial Covenant Cure Amount.  No Equity Cure may be exercised if after giving effect thereto the aggregate amount of all Permitted Freeman Spogli Investments actually funded under this Section 10.5(c) to effectuate one or more Equity Cures would exceed $12,500,000.

(iv)                              The Equity Cure may not be exercised (A) more than twice in any four (4) consecutive fiscal quarter period or (B) more than four (4) times during the Term.

(v)                                 The Equity Cure and the effects thereof on EBITDA and the Fixed Charge Coverage Ratio will be disregarded for all other purposes under this Agreement and the Other Documents; provided that for purposes of determining compliance with Section 6.5, the Financial Covenant Cure Amount shall be deemed added to EBITDA for the fiscal quarter ending as of the applicable Testing Date and any subsequent measurement period that includes such fiscal quarter.

(vi)                              So long as (A) the Cure Notice is delivered to Agent with ten (10) Business Days after Agent’s and Lenders’ receipt of the financial statements and Compliance Certificate evidencing the Financial Covenant Default, (B) on or before the Required Contribution Date, the Permitted Freeman Spogli Investment is received by Borrower in the required Financial Covenant Cure Amount and remitted to Agent for application to the Obligations as set forth above and (C) the limitations in clauses (iii) and (iv) are not exceeded, the Financial Covenant Default shall be deemed cured, the requirements of Section 6.5 shall be deemed to have been satisfied as of the applicable Testing Date with the same effect as though there had been no Financial Covenant Default at such date or thereafter and neither Agent nor any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any Collateral solely on the basis of the Financial Covenant Default (and any such action improperly commenced during the period commencing on the date the Agent shall have received the Cure Notice and ending on the date the Financial Covenant Cure Amount is remitted to Agent shall be immediately rescinded and of no force and effect); provided that, until all the terms of this Section 10.5(c) are met with respect to a Financial Covenant Default, a Default shall exist and an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, Article VII and Article VIII hereof and any term or provision of hereof or of any Other Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of Default;

10.6                        Judgments.  Any judgment or judgments are rendered against a Loan Party or any of its Subsidiaries,  or any Loan Party or any Subsidiary thereof agrees to settle any litigation for an aggregate amount in excess of $1,000,000 and, in the case of any such judgment, (a) enforcement proceedings shall have been commenced by a creditor upon such judgment, or (b) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance), and (c) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or such Lien, by reason of a pending appeal or otherwise, shall not be in effect;

10.7                        Bankruptcy.  Any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (d) be adjudicated a bankrupt or insolvent, (e) file a petition seeking to take advantage of any other law providing for the relief of debtors, (f) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (g) take any action for the purpose of effecting any of the foregoing;

10.8                        Inability to Pay.  Any Loan Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9                        Cash Management.  Any bank at which any deposit account of any Loan Party is maintained shall fail to comply with any of the terms of any control agreement to which such bank is a party (and which such deposit account is required to be subject), or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party and such failure continues for more than 30 days after Borrower receives notice thereof;

10.10                 Restraint of Business Activities.  Any Loan Party or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Body from conducting all or any material part of the business of the Loan Parties (taken as a whole) for more than fifteen (15) consecutive days if such enjoinment or restraint could reasonably be expected to result in a Material Adverse Effect;

10.11                 Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority (subject to the terms of the Intercreditor Agreement) interest subject to Permitted Encumbrances;

10.12                 Cross Default.  (a) A default in one or more agreements to which any Loan Party is a party with one or more Persons (other than another Loan Party) relative to Funded Debt of such Loan Party involving an aggregate principal amount of $1,000,000 (including undrawn committed or available amounts) or more (other than Indebtedness under the Term Loan Facility) (i) occurs at the final maturity of the obligations thereunder, or (ii) occurs prior to the final maturity thereof and results in a right by such Person(s), irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder; provided, however, that the cure or waiver of such default (and the corresponding rescission of such acceleration if commenced) shall constitute a cure or waiver of such Event of Default hereunder; or (b) with respect to the Term Loan Facility (i) any Indebtedness thereunder is accelerated, (ii) the Term Loan Agent or Term Loan Lenders commence the exercise of their remedies against all or a material portion of the Term Loan Priority Collateral (as defined in the Intercreditor Agreement), (iii) receipt by Agent of notice of Term Loan Agent’s intention to exercise rights and remedies (A) against the Revolving Loan Priority Collateral (as defined in the Intercreditor Agreement) following expiration of the standstill period applicable under the Intercreditor Agreement or (B) as otherwise required by the Intercreditor Agreement, or (iv) any “Event of Default” under Section 10.1 of the Term Loan Agreement which has continued beyond any applicable grace period set forth therein (a “Term Loan Specified Default”); provided, that, so long as (x) the Obligations under this Agreement have not been accelerated and no remedies have been exercised in accordance with Section 11.1 as a result of an Event of Default arising solely under this subsection 10.12(b) and (y) the Agent is satisfied in its sole discretion that the obligations under the Term Loan Agreement have not been accelerated and no remedies have been exercised by the Term Loan Agent or Term Loan Lenders as a result of such Term Loan Specified Default, then upon the waiver of such Term Loan Specified Default that gave rise to such Event of Default solely as a result of the application of this subsection 10.12(b), such Event of Default shall be considered waived hereunder;

10.13                 Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement;

10.14                 Change of Control.  Any Change of Control shall occur;

10.15                 Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Subsidiary of a Loan Party shall challenge the enforceability of any Other Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Other Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Other Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein, or, as to priority, in the Intercreditor Agreement) in any of the Collateral purported to be covered thereby;

10.16                 Licenses.  (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license or permit of any Loan Party, the continuation of which is material to the continuation of any Loan Party’s business, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license or permit and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license or permit necessary for the continuation of such Loan Party’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license or permit; or (b) any agreement which is necessary or material to the operation of such Loan Party’s business shall be revoked or terminated and not replaced by a substitute reasonably acceptable to Agent within thirty (30) days after the date of such revocation or termination, and in the case of (a) or (b), such would reasonably be expected to have a Material Adverse Effect;

10.17                 Seizures.  Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which is reasonably likely to result in a Material Adverse Effect;

10.18                 Operations.  Any cessation of a substantial part of the business of the Loan Parties if such cessation could reasonably be expected to result in a Material Adverse Effect as determined by Agent in its Permitted Discretion;

10.19                 Pension Plans.  An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Pension Benefit Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the reasonable opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which is reasonably likely to have a Material Adverse Effect;

10.20                 Invalidity or Breach of Certain Agreements.  The Intercreditor Agreement or any subordination agreement with respect to any Permitted Subordinated Debt shall cease to be in full force and effect, or any Person (other than Agent or any Lender) party to any such intercreditor or subordination agreement shall breach the provisions thereof or shall contest in any manner the validity, binding nature or enforceability of any such provision or a proceeding shall be commenced by any such Person or any Governmental Body having jurisdiction over such Person, seeking to establish the invalidity or unenforceability thereof;

10.21                 Material Assets.  There shall occur any material damage to, or loss, theft or destruction of, any material assets of any Loan Party or any Subsidiary of a Loan Party or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, or any order or injunction of any court or any administrative or regulatory agency which in any such case causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Loan Parties, taken as a whole, if such event or circumstance is not covered by business interruption insurance and could reasonably be expected to have a Material Adverse Effect.

10.22                 Reportable Compliance Event.  The occurrence of any Reportable Compliance Event, or any Loan Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.18 hereof.

XI.                               LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1                        Rights and Remedies.

(a)                                 Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of

Lenders to make Advances shall be deemed terminated other than, with respect to clause (f) thereof, as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Loan Party; and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured pursuant to Section 10.5(c) or otherwise or waived), at the option of Required Lenders, all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may, subject to the terms of leases and the rights of the parties thereunder, enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require the Loan Parties to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by the.  Loan Parties. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted (but only to the extent it is necessary to exercise the foregoing remedies) a royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other Intellectual Property rights (to the extent permitted by the applicable license, franchise or other governing instrument) which are reasonably used or useful in connection with Inventory for the sole purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, the Loan Parties shall remain liable to Agent and Lenders therefor.

(b)                                 To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Loan Parties, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. The Loan Parties acknowledge that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c)                                  Agent’s and Lender’s rights and obligations under this Section 11.1 shall be subject to the provisions of the Intercreditor Agreement in all respects.

11.2                        Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3                        Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and such Lender to reduce the Obligations.

11.4                        Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5                        Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all costs and expenses of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents for which Sections 15.5 or 15.9 requires reimbursement, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all costs and expenses of each of the Lenders to the extent owing to such Lender pursuant to the terms of Sections 15.5 or 15.9 this Agreement;

FOURTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof);

SIXTH, to all other Obligations arising under this Agreement or any Other Document (including Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities, as applicable, held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities, respectively) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH” and “SEVENTH” above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligation of any Non-Qualified Party shall be paid with amounts received from such Non-Qualified Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualified Party’s Collateral if such Swap Obligation would constitute an Excluded Hedge Liability (but subject to the final sentence of the definition of Excluded Hedge Liabilities); provided, that, to the extent possible, appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such

Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5 and (iv) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other Obligations in the manner provided in this Section 11.5.

XII.                          WAIVERS AND JUDICIAL PROCEEDINGS.

12.1                        Waiver of Notice.  Each Loan Party hereby waives notice from Agent or any Lender of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2                        Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3                        Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.                     EFFECTIVE DATE AND TERMINATION.

13.1                        Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of the Loan Parties party hereto, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until May 31, 2018 (the “Term”) unless sooner terminated as herein provided.  Borrower may terminate this Agreement at any time upon prior written notice upon payment in full of the Obligations.  In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in the following applicable amount:

(x)                                 2% of the then applicable Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the date hereof to and including the date immediately preceding the first anniversary of the Closing Date;

(y)                                 1% of the then applicable Maximum Revolving Advance Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date; and

(z)                                  $0 if the Early Termination Date occurs on or after the second anniversary of the Closing Date.

Notwithstanding the foregoing, Borrower shall have no obligation to pay Agent for the benefit of Lenders a prepayment fee under this Section 13.1 in connection with a termination of this Agreement and prepayment of the Obligations occurring as a result of a refinancing transaction with respect to which PNC is the sole lender or the administrative agent for a lending syndicate.

13.2                        Termination.  The termination of the Agreement shall not affect any Loan Party’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid in full in cash after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto.  Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code or PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to the Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been paid in full in cash. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid in full in cash.

XIV.                      REGARDING AGENT.

14.1                        Appointment.  Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.3 and the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Revolving Credit Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2                        Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3                        Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Revolving Credit Note, the Other Documents or the financial condition of any Loan Party, or the existence of any Event of Default or any Default.

Agent may resign on thirty (30) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4                        Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5                        Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6                        Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or a Loan Party referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7                        Indemnification.  To the extent Agent is not reimbursed and indemnified by the any Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8                        Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9                        Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.11 and 9.12 or Borrowing Base Certificates from the Loan Parties pursuant to the terms of this Agreement which the Loan Parties are not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10                 Borrower’s Undertaking to Agent.  Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11                 No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12                 Other Agreements.  Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.13                 Collateral Matters.

(a)                                 The Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral upon the payment in full in cash of all Obligations; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the Other Documents; or constituting property to be financed with Indebtedness permitted under Section 7.8(iii) hereof; or constituting property in which any Loan Party (as applicable) owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Lenders. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.13(a).

(b)                                 Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 14.13(a)), each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under Section 14.13(a). Either without such confirmation (if Agent has not requested such confirmation) or upon receipt by Agent of such confirmation (if Agent has requested such confirmation), and upon prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent to the extent permitted by Section 14.13; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by such Loan Party (as applicable).

(c)                                  Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered or that the Lien granted to Agent pursuant to this Agreement or any Other Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 14.13 or in any Other Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(d)                                 Each Loan Party and each Lender each hereby irrevocably authorizes Agent, based upon the written instruction of the Required Lenders, to bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, (ii) under the provisions of the Federal Bankruptcy Reform Act of 1978, including Section 363, 365 and/or 1129 thereof, or (iii) conducted by Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with Applicable Law (clauses (i), (ii) an (iii), a “Collateral Sale”); and in connection with any Collateral Sale, Agent may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of Agent and Agent may offset all or any portion of the Obligations against the purchase price of such Collateral.

XV.                           MISCELLANEOUS.

15.1                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Loan Party at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the Borough of Manhattan, County of New York, State of New York.

15.2                        Entire Understanding.

(a)                                 This Agreement and the documents executed concurrently herewith contain the entire understanding between the Loan Parties, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the Loan Parties, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)                                 The Required Lenders, Agent with the consent in writing of the Required Lenders, and the Loan Parties may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by the Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i)                                     increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount (other than as permitted pursuant to Section 2.25);

(ii)                                  extend the maturity of the Revolving Credit Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(iii)                               alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

(iv)                              release all or substantially all of the Collateral (other than in accordance with the terms of this Agreement and in connection with a permitted transfer or sale thereof) or as required by the terms of the Intercreditor Agreement;

(v)                                 materially change the rights and duties of Agent (provided Agent’s consent is obtained);

(vi)                              increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(vii)                           release any Guarantor from its obligations under its Guaranty other than in connection with a permitted transfer or sale thereof Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, the Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then PNC or Borrower may, at its option, require such Lender to assign its interest in the Advances to PNC (with PNC’s consent) or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event PNC or Borrower elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount at any time to exceed the Formula Amount (the “Overadvance Threshold Amount”) by up to ten percent (10%) of the Overadvance Threshold Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a). For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Overadvance Threshold Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Overadvance Threshold Amount by more than ten percent (10%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent is hereby authorized by the Loan Parties and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.

15.3                        Successors and Assigns; Participations; New Lenders.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that no Loan Party hereto may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)                                 (i) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”), provided that so long as no Event of Default exists, the sale of any such participating interests shall require the consent of Borrower, which shall not be unreasonably withheld. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof; provided that such Participant shall agree, for the benefit of the Borrower, to comply with Section 3.10(e) and 3.11 as though it were a Lender; and provided, further, that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(ii)                                  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender, with the consent of Agent and, if no Event of Default then exists, Borrower, which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)                                 Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Borrower hereby consents to the addition of such Purchasing CLO. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)                                  Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address in the United States a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in. the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)                                   Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning the Loan Parties and their Subsidiaries which has been delivered to such Lender by or on behalf of any Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower, provided that such Transferee or prospective Transferee agrees to keep such financial information confidential.

(g)                                  Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.4                        Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5                        Indemnity.  Each Loan Party shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) (collectively, “Losses”) which may be imposed on, incurred by, or asserted against any Indemnitee in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence, bad faith or willful misconduct of the Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, each Loan Party shall indemnify each Indemnitee from and against all Losses, suffered or incurred by any Indemnitee under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender.  Each Loan Party’s indemnity obligations shall arise upon the discovery of the presence of any material Hazardous Substances in violation of Applicable Laws at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.

15.6                        Notice.  Any notice or request hereunder may be given to the Loan Parties or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 15.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

(a)                                 In the case of hand-delivery, when delivered;

(b)                                 If given by mail, five (5) days after such Notice is deposited with the United States Postal Service, by registered mail, return receipt requested;

(c)                                  In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)                                 In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)                                  In the case of electronic transmission, when actually received; and

(f)                                   If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to any Loan Party shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)

If to Agent or PNC at:

PNC Bank, National Association

c/o PNC Business Credit

2 North Lake Avenue, Suite 440

Pasadena, California 91101

Attention:                                         Kevin J. Gimber

Telephone:                                   (626) 432-6133

Facsimile:                                         (626) 432-4589

with a copy to:

PNC Bank, National Association

PNC Agency Services PNC

Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention:                                         Lisa Pierce

Telephone:                                   (412) 762-6442

Facsimile:                                         (412) 762-8672

with an additional copy (which shall not constitute Notice) to:

Blank Rome, LLP

1925 Century Park East, Suite 1900

Los Angeles, California 90067

Attention:                                         Danielle V. Garcia

Telephone:                                   (424) 239-3412

Facsimile:                                         (424) 239-3394

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention:                                         Lawrence F. Flick II

Telephone:                                   (212) 885-5556

Facsimile:                                         (215) 832-5556

(B)	If to a Lender other than PNC, as specified on the signature pages hereof

(C)	If to any Loan Party: Boot Barn, Inc. 15776 Laguna Canyon Road Irvine, California 92618 Attention: Paul Iacono Telephone: (949) 453-4400 Facsimile: (949) 453-4401
with a copy to: Freeman Spogli & Co. 11100 Santa Monica Boulevard Suite 1900 Los Angeles, California 90025 Attention: Brad Brutocao Telephone: (310) 444-1865 Facsimile: (310) 546-9726

with an additional copy to (which shall not constitute Notice):

Bingham McCutchen LLP

355 S. Grand Avenue

Suite 4400

Los Angeles, California  90071

Attention:                                         Roger H. Lustberg, Esq.

Telephone:                                   (213) 229-8407

Facsimile:                                         (213) 830-8601

15.7                        Survival.  The obligations of the Loan Parties under Sections 2.2(e), 2.2(f), 2.2(g), 2.17, 3.7, 3.8, 3.9, 3.10, 15.5 and 15.9, and the obligations of Lenders under Sections 2.2, 2.13(b), 2.14, 2.16, 2.18, 14 and 15.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8                        Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9                        Expenses.  All reasonable and documented (to the extent available) costs and expenses including reasonable and documented attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement, any Other Document or any Related Transaction Documents or any consents or waivers hereunder or thereunder, including in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under any Other Document, including any attempt to enforce any such remedies in the course of, and in respect of any litigation, contest, dispute, suit, proceeding or action arising in connection with, any work-out or restructuring of the Advances during the pendency of one or more Events of Default, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Transactions, Agent’s or any Lender’s transactions with any Loan Party, or pursuant to the Intercreditor Agreement or any other intercreditor agreement or subordination agreement or (e) in connection with any advice given to Agent with respect to its rights and obligations under this Agreement and all Other Documents, may be charged to Borrower’s Account and shall be part of the Obligations.

15.10                 Injunctive Relief.  Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11                 Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12                 Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13                 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission shall be deemed to be an original signature hereto.

15.14                 Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto. In the event of a direct conflict between the provisions of this Agreement and the provisions contained in any Other Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Agreement shall control and govern.

15.15                 Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, so long as they agree to hold such information confidential, (b) to Agent, any Lender or to any prospective Transferees (so long as such prospective Transferees agree to hold such information confidential in accordance with this Section 15.15), and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to terminate its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to any Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by any Loan Party or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16                 Publicity.  Subject to the prior review and approval of Borrower, not to be unreasonably withheld, conditioned or delayed, each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its reasonable discretion deem appropriate using a Loan Party’s or its Subsidiary’s name, product photographs, logo, trademark or related information.

15.17                 Certifications From Banks and Participants; USA PATRIOT Act.

(a)                                 Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)                                 The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

15.18                 Anti-Money Laundering/International Trade Law Compliance.  Each Loan Party represents and warrants to Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Anti-Terrorism Laws.  Each Loan Party covenants and agrees that it shall immediately notify Agent in writing upon obtaining knowledge of the occurrence of a Reportable Compliance Event.

15.19                 Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the priority of the Liens granted to Agent in the Collateral pursuant to this Agreement and the Other Documents and the exercise, after the occurrence and during the continuance of an Event of Default, of any right or remedy by Agent or any Lender with respect to certain of the Collateral hereunder or under any Other Document are subject to the provisions of the Intercreditor Agreement.  In the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and this Agreement with respect to (a) the priority of Liens granted to Agent in the Collateral pursuant to this Agreement and the Other Documents or (b) the rights of Agent or any Lender under this Agreement with respect to certain Collateral after the occurrence and during the continuance of an Event of Default, the terms of the Intercreditor Agreement shall govern and control.  Any reference in this Agreement or any Other Document to “first priority lien” or words of similar effect in describing the Liens created hereunder or under any Other Document shall be understood to refer to such priority as set forth in the Intercreditor Agreement.  Nothing in this Section 15.19 shall be construed to provide that any Loan Party is a third party beneficiary of the provisions of the Intercreditor Agreement other than as expressly set forth therein and each Loan Party (x) agrees that, except as expressly otherwise provided in the Intercreditor Agreement, nothing in the Intercreditor Agreement is intended or shall impair the obligation of any Loan Party to pay the obligations under this Agreement or any Other Document as and when the same become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Loan Party, other than Agent and the Lenders as between themselves and (y) except to the extent that any exercise of remedies by Agent against Term Loan Priority Collateral is not permitted under the Intercreditor Agreement and such exercise would cause the Loan Parties to be in breach of the terms of the Term Loan

Agreement requiring the Loan Parties to deliver possession or control of Term Loan Priority Collateral to Term Loan Agent, if Agent shall enforce its rights or remedies in violation of the terms of the Intercreditor Agreement, agrees that it shall not use such violation as a defense to any enforcement of remedies otherwise made in accordance with the terms of this Agreement and the Other Documents by Agent or any Lender or assert such violation as a counterclaim or basis for set-off or recoupment against Agent or any Lender and agrees to abide by the terms of this Agreement and to keep, observe and perform the several matters and things herein intended to be kept, observed and performed by it.  In furtherance of the foregoing, notwithstanding anything to the contrary set forth herein, prior to the Term Loan Termination Date (each term as defined in the Intercreditor Agreement) to the extent that any Loan Party is required to (i) give physical possession over any Term Loan Priority Collateral (as defined in the Intercreditor Agreement) to Agent under this Agreement or the Other Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the Term Loan Agent pursuant to the Intercreditor Agreement and (ii) take any other action with respect to the Collateral or any proceeds thereof, including delivery of such Collateral or proceeds thereof to Agent, such action shall be deemed satisfied to the extent undertaken with respect to the Term Loan Agent.

[Rest of page intentionally left blank; signature page follows]

Each of the parties has signed this Agreement as of the day and year first above written.

BOOT BARN, INC.,
a Delaware Corporation

By:	/s/ Paul J. Iacono
Name: Paul J. Iacono
Title: Chief Financial Officer

BOOT BARN HOLDING CORPORATION
a Delaware Corporation

By:	/s/ Christian B. Johnson
Name: Christian B. Johnson
Title: Treasurer

Signature Page to Second Amended and Restated Revolving Credit and Security Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Kevin J. Gimber
Name: Kevin J. Gimber
Title: Assistant Vice President

Commitment Percentage: 100%
Commitment Amount: $60,000,000

Signature Page to Second Amended and Restated Revolving Credit and Security Agreement

EXHIBIT 1.2(a)

FORM OF COMPLIANCE CERTIFICATE

[                       , 20    ]

TO :        PNC BANK, NATIONAL ASSOCIATION, as Agent

The undersigned [President] [Chief Financial Officer] [Controller] of Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”), solely in such capacity and not in any individual capacity, certifies that, under the terms and conditions of the Second Amended and Restated Revolving Credit and Security Agreement dated as of May 31, 2013, among Boot Barn, Inc., a Delaware corporation (“Borrower”), Parent Holdco, Agent and the lenders from time to time party thereto (as amended, modified and supplemented from time to time, the “Agreement”), (i) the Loan Parties are in complete compliance for the period ending [                                    ] with all of the below-listed covenants set forth in the Agreement, except as may be noted below, (ii) all representations and warranties of the Loan Parties in the Agreement are true and correct in all material respects on this date (except to the extent they relate to a specified date), except as set forth on Schedule B hereto, (iii) other than as set forth on Schedule C hereto, no Default or Event of Default exists, and (iv) the most recent financial statements provided to Agent include all adjustments necessary for a fair presentation in all material respects of the consolidated financial position and results of operations of Parent Holdco and its Subsidiaries for the period presented. Attached hereto as Schedule A are covenant calculations with respect to Section 6.5 of the Agreement.  Attached hereto as Schedule D is each application for the registration of any Patent, Trademark, or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency made by any Loan Party, either itself or through any agent, employee, licensee, or designee, since the delivery of the last Compliance Certificate.  Attached hereto as Schedule E is each deposit account or investment account opened or maintained by any Loan Party since the delivery of the last Compliance Certificate, which deposit accounts and/or investment accounts shall be deemed added to Schedule 4.12(h)(2) to the Agreement for all purposes under the Agreement and the Other Documents. Capitalized terms used in this Certificate which are not defined herein shall have the meanings set forth in the Agreement.  Nothing herein limits or modifies any of the terms or provisions of the Agreement.

Compliance status is indicated by circling Yes/No under “Complies” column.

[Financial Covenant	Required	Actual	Complies

Section 6.5 - Fixed Charge Coverage Ratio	1.1:1.0	:1.0	Yes No](1)

(1)    Only to be completed if this Certificate is being delivered at a Covenant Compliance Period

Negative Covenants	Complies

Section 7.4 - Investments	Yes No
Section 7.5 - Loans	Yes No
Section 7.7 - Dividends	Yes No
Section 7.8 - Indebtedness	Yes No

Affirmative Covenant	Complies

Section 4.14 - Leasehold Obligations	Yes No

[signature page follows]

Comments Regarding Exceptions:

Sincerely,

BOOT BARN HOLDING CORPORATION

By:
Name:
Title: [President] [Chief Financial Officer] [Controller]

[Signature Page to Compliance Certificate]

Schedule A to Compliance Certificate

Covenant Calculations

(Include calculations of Unfinanced Capital Expenditures, EBITDA, and Fixed Charges (including each sub-component of each such calculation), as well as the Fixed Charge Coverage Ratio).

[Schedule A to Compliance Certificate]

Schedule B to Compliance Certificate

Exceptions to Representations and Warranties

[Schedule B to Compliance Certificate]

Schedule C to Compliance Certificate

Defaults and Events of Default

[Schedule C to Compliance Certificate]

Schedule D to Compliance Certificate

Intellectual Property Applications

[Schedule D to Compliance Certificate]

Schedule E to Compliance Certificate

Deposit Accounts and Investment Accounts

[Schedule E to Compliance Certificate]

EXHIBIT 1.2(b)

FORM OF BORROWING BASE CERTIFICATE

On file with Agent

EXHIBIT 2.1

FORM OF THIRD AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$[ ]	May 31, 2013

This Third Amended and Restated Revolving Credit Note (this “Note” is executed and delivered under and pursuant to the terms of that certain Second Amended and Restated Revolving Credit and Security Agreement dated as of the date hereof (as amended, restated, supplemented or modified from time to time the “Credit Agreement”) by and among BOOT BARN, INC., a Delaware corporation with a place of business at 15776 Laguna Canyon Road, Irvine, California 92618 (“Borrower”), BOOT BARN HOLDING CORPORATION, a Delaware Corporation, as a Guarantor, PNC BANK, NATIONAL ASSOCIATION (“PNC”), the various financial institutions named therein or which hereafter become a party thereto (together with PNC collectively, “Lenders”) and PNC as agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of [                                            ] (the “Holder”), at the office of Agent located at PNC Bank Center Two Tower Center, 8th Floor East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Borrower in writing:

(i)            the outstanding principal sum of the Revolving Advances up to [                                      ] Dollars ($[                                      ]) or, if less, the unpaid principal balance of the Holder’s Commitment Percentage of the Revolving Advances as may be due and owing under the Credit Agreement payable in accordance with the provisions of the Credit Agreement subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii)           interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with the provisions of the Credit Agreement.  In no event however shall interest exceed the maximum interest rate permitted by law.  Upon and after the occurrence of an Event of Default and during the continuation thereof, at the option of Agent or at the direction of the Required Lenders, following written notice from Agent to Borrower and provided that such Event of Default is not cured or waived within 15 Business Days after Agent sends such notice, interest shall be payable at the Default Rate.

This Note is one of the Revolving Credit Notes referred to in the Credit Agreement and is secured, inter alia, by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

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This Note is subject to mandatory prepayment on the terms and conditions set forth in the Credit Agreement and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

This Note amends and restates in its entirety and without novation that certain Second Amended and Restated Revolving Credit Note dated as of August 31, 2012 in the principal sum of Fifty Million Dollars ($50,000,000) executed and delivered by Borrower in favor of PNC.

This Note shall be construed and enforced in accordance with the laws of the State of New York.

Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

[remainder of page intentionally blank]

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IN WITNESS WHEREOF, this Note has been executed and delivered as of the date first written above.

BOOT BARN, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Page to Third Amended and Restated Revolving Credit Note]

EXHIBIT 6.10(a)

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT(2)

THIS [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT, dated as of                        , 20    , is made by each of the entities listed on the signature pages hereof (each a “Grantor” and, collectively, the “Grantors”), in favor of PNC BANK, NATIONAL ASSOCIATION as agent for the Lenders (in such capacity, together with its successors and assigns, “Agent”) for the Lenders (as defined in the Credit Agreement referred to below).

W I T N E S S E T H

WHEREAS, pursuant to that certain Second Amended and Restated Revolving Credit and Security Agreement, dated as of May 31, 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Boot Barn, Inc., Delaware corporation (“Borrower”), Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”), the financial institutions which are now or which hereafter become party thereto (the “Lenders”) and Agent, the Lenders have severally agreed to make financial accommodations to the Borrower subject to the conditions set forth therein;

WHEREAS, each Grantor (other than the Borrower) has agreed, pursuant to an Amended and Restated Guaranty and Suretyship Agreement, dated even date herewith in favor of the Agent (the “Guaranty”), to guarantee the Obligations (as defined in the Credit Agreement) of the Borrower; and

WHEREAS, pursuant to the Credit Agreement, the Guaranty and that certain Amended and Restated Pledge and Security Agreement, dated as of even date herewith (the “Pledge and Security Agreement”), by and between the Grantors and the Agent, the Grantors are required to execute and deliver this [Copyright] [Patent] [Trademark] Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Agent as follows:

1.             Defined Terms.  Capitalized terms used herein without definition are used as defined in the Credit Agreement.

2.             Grant of Security Interest in [Copyright] [Trademark] [Patent] Collateral.  Each Grantor, as collateral security for the prompt payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Guaranteed Obligations

(2)  Separate agreements should be executed relating to each Grantor’s respective Copyrights, Patents, and Trademarks.

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of such Grantor, hereby assigns, pledges and grants to the Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and a Lien on all of its right, title and interest in, to and under the following Collateral of such Grantor (the “[Copyright] [Patent] [Trademark] Collateral”):

a.             [all of its Copyrights, including, without limitation, those referred to on Schedule 1 hereto;

b.             all renewals, reversions and extensions of the foregoing; and

c.             all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

a.             [all of its Patents, including, without limitation, those referred to on Schedule 1 hereto;

b.             all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing; and

c.             all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

or

a.             [all of its Trademarks, including, without limitation, those referred to on Schedule 1 hereto;

b.             all renewals and extensions of the foregoing;

c.             all goodwill of the business connected with the use of, and symbolized by, each such Trademark; and

d.             all income, royalties and proceeds at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.]

3.             Credit Agreement and Pledge and Security Agreement.  The security interest granted pursuant to this [Copyright] [Patent] [Trademark] Security Agreement is granted in conjunction with the security interest granted to the Agent pursuant to the Credit Agreement and the Pledge and Security Agreement, and each Grantor hereby

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acknowledges and agrees that the rights and remedies of the Agent with respect to the security interest in the [Copyright] [Patent] [Trademark] Collateral made and granted hereby are more fully set forth in the Credit Agreement and the Pledge and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein; provided, however that in no event shall the [Copyright] [Patent] [Trademark] Collateral include any property or asset of Grantor which is excluded from the definition of “Collateral” pursuant to Section 4.1 of the Credit Agreement or Section 1 of the Pledge and Security Agreement.

4.             Grantor Remains Liable.  Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their [Copyrights] [Patents] [Trademarks] subject to a security interest hereunder.

5.             Counterparts.  This [Copyright] [Patent] [Trademark] Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

6.             Governing Law.  This [Copyright] [Patent] [Trademark] Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

[signature pages follow]

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IN WITNESS WHEREOF, each Grantor has caused this [Copyright] [Patent] [Trademark] Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[GRANTOR],
as Grantor

By:
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

ACCEPTED AND AGREED
as of the date first above written:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

[SIGNATURE PAGE TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

Schedule I
to
[Copyright] [Patent] [Trademark] Security Agreement

[Copyright] [Patent] [Trademark] Registrations

REGISTERED [COPYRIGHTS] [PATENTS] [TRADEMARKS]

[Include Registration Number and Date]

[COPYRIGHT] [PATENT] [TRADEMARK] APPLICATIONS

[Include Application Number and Date]

SCHEDULE I TO [COPYRIGHT] [PATENT] [TRADEMARK] SECURITY AGREEMENT]

EXHIBIT 7.12

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is executed and delivered as of this [    ] day of [            ], 20[    ] by [                                                        ], a [                                        ] (“New Borrower”), BOOT BARN, INC., a Delaware corporation (“Boot Barn”) and BOOT BARN HOLDING CORPORATION, a Delaware corporation (“Parent Holdco”), in favor of PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative and collateral agent (in such capacity, the “Agent”) for itself and the Lenders under and as defined in the Credit Agreement referred to below.

Reference is hereby made to that certain Second Amended and Restated Revolving Credit and Security Agreement dated as of May 31, 2013 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) among Boot Barn, each other Person joined as a party thereto as a “Borrower” in accordance with Section 7.12 thereof, and all of their respective permitted successors and assigns (together with Boot Barn, “Borrower”), Parent Holdco, the financial institutions from time to time party thereto (the “Lenders”) and the Agent.

New Borrower hereby agrees to join the Credit Agreement as a Borrower, and hereby agrees that it shall be deemed a party to the Credit Agreement as if New Borrower were originally signatory thereto. New Borrower hereby agrees to be bound by, and a maker and obligor of, all representations, warranties, indemnities, undertakings, covenants, limitations, waivers, exclusions, acknowledgements and agreements under the Credit Agreement relating to, pertaining to, or binding upon, Borrower or made or agreed to by Borrower to or for the benefit of the Agent and/or the Lenders.

Without limiting the foregoing, New Borrower, as security for the payment and performance in full of the Obligations does hereby grant, assign, and pledge to the Agent, for the benefit of the Lenders, a security interest in and Lien on all personal property of the New Borrower including all property of the type described in the Credit Agreement as “Collateral.” The information on the attached Schedules [  ] hereto is hereby added to Schedules [  ] to the Credit Agreement.  This Joinder is a supplement to, and not a novation of, the Credit Agreement, which remains in full force and effect, and the provisions of which are incorporated herein by reference.

New Borrower hereby irrevocably appoints Boot Barn as its borrowing agent and attorney-in-fact for all purposes under the Credit Agreement and the Other Documents which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by New Borrower that such appointment has been revoked and that another Borrower has been appointed as agent for all Borrowers.  New Borrower hereby irrevocably appoints and authorizes Boot Barn to, notwithstanding anything in the Credit Agreement to the contrary, (i) provide the Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) take such action as Boot Barn deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of the Credit Agreement and the Other Documents.  It is understood that the handling of the Borrower’s Account and Collateral of Borrowers in a combined fashion is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor any Lender shall incur liability to any Borrower as a result thereof.  New Borrower expects to derive benefit, directly or indirectly from the handling of the Borrower’s Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Agent and the Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify the Agent and each Lender and hold the Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against the Agent or any Lender by any Borrower or by any third party whosoever arising from or incurred by reason of (a) the handling of the Borrower’s Account and Collateral of Borrowers as herein provided, (b) the Agent and Lenders reliance on any instructions of Boot Barn or (c) any other action taken by the Agent or any Lender hereunder or under the Other Documents except that Borrowers will have no liability to the Agent or the relevant Lender with respect to any liability that has been determined by a court of competent jurisdiction (pursuant to a final judgment which is no longer appealable) to have resulted solely from the gross negligence, bad faith or willful misconduct of the Agent or such Lender, as the case may be.

[signature page follows]

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IN WITNESS WHEREOF, New Borrower and Boot Barn have executed and delivered this Joinder as part of the Credit Agreement as of the date and year first set forth above.

[ ],
a

By:
Name:
Title:

BOOT BARN, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

BOOT BARN HOLDING CORPORATION,
a Delaware corporation, as Parent Holdco

By:
Name:
Title:

ACCEPTED AND AGREED

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

[Signature Page To Joinder Agreement]

EXHIBIT 8.1(p)

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of May 31, 2013, by and among PNC BANK, NATIONAL ASSOCIATION, as Revolving Agent (as defined below), and GOLUB CAPITAL LLC, as Term Loan Agent (as defined below).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in Section 1 hereof.

RECITALS

A.            Boot Barn, Inc., a Delaware corporation (“Borrower”), Boot Barn Holding Corporation, a Delaware corporation (“Holdco”), the other “Loan Parties” party thereto from time to time, Term Loan Agent and Term Loan Lenders (as defined below) have entered into a Term Loan and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Term Loan Credit Agreement”) pursuant to which, among other things, Term Loan Lenders have agreed, subject to the terms and conditions set forth in the Term Loan Credit Agreement, to make certain loans and financial accommodations to Borrower.  All of the Obligors’ (as defined below) obligations to the Term Loan Agent and Term Loan Lenders under the Term Loan Credit Agreement and the other Term Loan Financing Documents (as defined below) are secured by the Term Loan Collateral (as defined below).

B.            Borrower, Holdco, the other “Loan Parties” party thereto from time to time, Revolving Agent and Revolving Loan Lenders (as defined below) have entered into a Second Amended and Restated Revolving Credit and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time as permitted hereunder, the “Revolving Loan Credit Agreement”) pursuant to which, among other things, Revolving Loan Lenders have agreed, subject to the terms and conditions set forth in the Revolving Loan Credit Agreement, to make certain revolving loans and financial accommodations available to Borrower.  All of the Obligors’ obligations to the Revolving Agent and Revolving Loan Lenders under the Revolving Loan Credit Agreement and the other Revolving Loan Financing Documents (as defined below) are secured by the Revolving Loan Collateral (as defined below).

C.            As an inducement to and as one of the conditions precedent to the agreement of Term Loan Agent and Term Loan Lenders to consummate the transactions contemplated by the Term Loan Credit Agreement, and to the agreement of Revolving Agent and Revolving Loan Lenders to consummate the transactions contemplated by the Revolving Loan Credit Agreement, each of such Persons has required the execution and delivery of this Agreement by the other parties hereto in order to set forth the relative rights and priorities of the Term Loan Creditors and the Revolving Loan Creditors in respect of the Collateral.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.             Definitions.

1.1.         UCC Definitions.  The following terms which are defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of New York are used herein as so defined: Account, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, General Intangible, Instrument, Inventory, Letter of Credit Rights, Proceeds, Securities Account and Supporting Obligations.

1.2.         General Terms.  As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and the plural forms of the terms defined:

“Access Period” has the meaning set forth in Section 5(a).

“Access Termination Date” has the meaning set forth in Section 5(a).

“Agent” shall mean either or both of Revolving Agent and Term Loan Agent, as context requires.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Borrower” has the meaning set forth in the preamble hereof and includes its successors and assigns, including without limitation, any receiver, trustee or debtor-in-possession on behalf of the Borrower or on behalf of any successor or assign.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which commercial banks in Chicago, Illinois or East Brunswick, New Jersey are authorized by law to close.

“Cash Management Liabilities” shall have the meaning set forth in the Revolving Loan Credit Agreement.

“Collateral” shall mean the Term Loan Collateral and the Revolving Loan Collateral, collectively.

“DIP Financing” shall mean financing provided to any Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) pursuant to Section 364 of the Bankruptcy Code.

“Distribution” shall mean, with respect to any indebtedness or obligation, (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness or obligation or (b) any redemption, purchase or other acquisition of such indebtedness or obligation by any Person.

“Documents” shall mean the Term Loan Financing Documents and the Revolving Loan Financing Documents, collectively.

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“Enforcement Action” shall mean, upon the occurrence and during the continuation of an Event of Default, the exercise of remedies by a Secured Creditor consisting of: (i) any action by any Secured Creditor to foreclose on the Lien of such Person in any Collateral, (ii) any action by any Secured Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including, without limitation, a sale or other disposition of any Collateral by an Obligor with the consent of, or at the direction of, a Secured Creditor, including, but not limited to, taking, or directing the disposition of, cash in deposit, securities and other similar accounts, or otherwise exercising control over such accounts, in each case, pursuant to account control agreements, (iii) the taking of any other actions by a Secured Creditor to collect or enforce all or any part of the Obligations payable to such Secured Creditor or any claims in respect thereof against any of any Obligor’s property or assets, including the taking of control or possession of, or the exercise of any right of setoff with respect to, any property or assets of any Obligor or the sale or other disposition of any interest in such property or assets (other than, in each case, as an unsecured creditor of any Obligor), and/or (iv) the commencement by any Secured Creditor of any legal proceedings or actions against or with respect to any of any Obligor’s property or assets or any Collateral to facilitate the actions described in clauses (i), (ii) and (iii) above, including any Insolvency Proceeding and action to have the automatic stay lifted in any Insolvency Proceeding of an Obligor (other than as an unsecured creditor of any Obligor); provided, that none of the following shall be deemed to be an Enforcement Action: (A) the filing of any notice of or voting any claim in any Insolvency Proceeding involving an Obligor as an unsecured creditor thereof or otherwise not initiated or joined in violation of this Agreement, (B) the making of any argument, or the filing of any objection, pleading or motion, by any Secured Creditor to preserve or protect its Lien on the Collateral that is not otherwise in contravention of this Agreement, (C) the establishment of reserves against the Formula Amount (as defined in the Revolving Loan Credit Agreement), excluding assets from the Formula Amount provided for under the Revolving Loan Credit Agreement, or the establishment of other terms or conditions for revolving loans and letters of credit under the Revolving Loan Credit Agreement in accordance with the terms thereof, (D) making a demand for payment or accelerating any indebtedness in accordance with the terms of the applicable Documents, (E) the imposition of a default rate of interest or, subject to the limitations set forth in Section 6.2, increase in “grid” pricing or a late fee, (F) the taking of any action in connection with the verification of Accounts or the attempt to receive, or the receipt of, collections of Accounts by Revolving Agent as contemplated by Section 4.15 of the Revolving Loan Credit Agreement, and (G) the suspension or termination of the commitments to lend under the Revolving Loan Financing Documents, including upon the occurrence of a default or the existence of an overadvance.

“Event of Default” shall mean each “Event of Default” or similar term, as such term is defined in any Term Loan Financing Document or any Revolving Loan Financing Document.

“Hedge Liabilities” shall have the meaning set forth in the Revolving Loan Credit Agreement.

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“Insolvency Proceeding” shall mean, as to any Obligor, any of the following:  (i) any case or proceeding with respect to such Person under the Bankruptcy Code or any other bankruptcy, insolvency, reorganization or other law affecting creditors’ rights or any other or similar proceedings seeking any stay, reorganization, arrangement, composition or readjustment of the obligations and indebtedness of such Obligor; (ii) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Obligor or any of its assets; (iii) any proceeding for liquidation, dissolution or other winding up of the business of such Obligor; or (iv) any assignment for the benefit of creditors or any marshaling of assets of such Obligor.

“Junior Agent” shall mean (a) with respect to any Revolving Loan Priority Collateral, the Term Loan Agent and (b) with respect to any Term Loan Priority Collateral, the Revolving Agent.

“Junior Collateral” shall mean with respect to any Junior Creditor, any Collateral on which it has a Junior Lien.

“Junior Creditors” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Term Loan Creditors and (b) with respect to the Term Loan Priority Collateral, all Revolving Loan Creditors.

“Junior Documents” shall mean, collectively, with respect to any Junior Obligations, the Documents relating to, or otherwise evidencing, such Junior Obligations.

“Junior Liens” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Liens held by any Term Loan Creditor securing the Term Loan Obligations and (b) with respect to the Term Loan Priority Collateral, all Liens held by any Revolving Loan Creditor securing the Revolving Loan Obligations.

“Junior Obligations” shall mean (a) with respect to any Revolving Loan Priority Collateral, all Term Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Revolving Loan Obligations.

“Junior Security Documents” shall mean with respect to any Junior Creditor, the Documents that secure the Junior Obligations.

“Lien” shall mean any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any capitalized lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Maximum Principal Amount of Revolving Loan Debt” shall mean, as of any date of determination, the sum of (1) the aggregate outstanding principal amount of advances and undrawn face amount of letters of credit made or issued pursuant to the Revolving Loan Financing Documents not exceeding (a) the lesser of (i) 120% of the Formula Amount (as defined in the Revolving Loan Credit Agreement) and (ii) $72,000,000 minus (b) any permanent reductions of the Maximum Revolving Advance Amount (as defined in the Revolving Loan Credit Agreement) (other than any such reduction due to the occurrence of any Insolvency

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Proceeding or due to a refinancing or replacement of the Revolving Loan Credit Agreement), plus (c) protective advances provided for under the Revolving Loan Credit Agreement of up to $2,000,000 in principal amount, plus (d) following the commencement and continuation of any Insolvency Proceeding, 10% of the Maximum Revolving Advance Amount in effect immediately prior to the commencement of such Insolvency Proceeding to the extent such additional amount is used by Revolving Creditors to provide a DIP Financing to the Obligors which is not prohibited by this Agreement plus (2) $2,000,000 in the aggregate with respect to Cash Management Liabilities and Hedge Liabilities.

“Maximum Principal Amount of Term Loan Debt” shall mean, as of any date of determination, the aggregate outstanding principal amount of loans (other than payments made in kind) made pursuant to the Term Loan Financing Documents equal to $120,000,000, reduced by the amount of any principal repayments to the extent that such repayments may not be reborrowed.

“Obligations” shall mean the Term Loan Obligations and the Revolving Loan Obligations, collectively.

“Obligor” shall mean the Borrower, Holdco and each other Person that becomes liable on or in respect of any of the Obligations, and each other Person that has granted a Lien on any Collateral for any Obligations, together with each such Person’s successors and assigns, including a receiver, trustee or debtor-in-possession on behalf of such Person.

“Paid in Full” shall mean, with respect to any Obligations, that:  (a) all of such Obligations (other than contingent indemnification obligations as to which no claim has been made) have been, subject only to Section 8.4 below, paid, performed or discharged in full in cash or cash equivalents acceptable to the Secured Creditor to whom such Obligations are owed, (b) no Person has any further right to obtain any loans, letters of credit, bankers’ acceptances, or other extensions of credit under the Documents relating to such Obligations and (c) with respect to the applicable Revolving Loan Obligations, Revolving Agent has received the Required Cash Collateral.

“Permitted Collateral Sale” shall mean (i) any sale or other disposition of Collateral permitted under both the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, each as in effect on the date hereof, and (ii) any other sales or dispositions of Collateral permitted by the Term Loan Required Lenders and the Revolving Loan Required Lenders, other than any such sale or disposition occurring or effected under any circumstance or condition described in the definition of the term “Release Event.”

“Permitted Reorganization Securities” shall mean any debt or equity securities which are distributed to the Junior Creditors in an Insolvency Proceeding which are subordinated to the Junior Obligations as to Liens and have payment terms no less favorable to the Senior Creditors than the terms of the Junior Obligations related thereto.

“Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, joint venture, governmental authority or other regulatory body.

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“Pledged Collateral” has the meaning set forth in Section 3.4(a).

“Purchase Notice” has the meaning set forth in Section 6.1.

“Release Documents” has the meaning set forth in Section 6.5.

“Release Event” shall mean (i) the occurrence and continuance of an Event of Default and the taking of any Enforcement Action by the Senior Agent or any Senior Creditor against any Senior Collateral, which such Enforcement Action is conducted in a commercially reasonable manner, or (ii) after the occurrence and during the continuance of an Insolvency Proceeding by or against any Obligor, the entry of an order of the court having jurisdiction over such Insolvency Proceeding authorizing the sale of all or any portion of any Senior Collateral, including, without limitation, any such order entered by a bankruptcy court pursuant to Section 363 or Section 1129 of the Bankruptcy Code authorizing the sale of all or any portion of any Senior Collateral, in each case, which sale has been consented to by the Senior Agent with respect thereto.

“Required Cash Collateral” shall mean, as of any date of determination, either (a) cash collateral in the sum of (i) 105% of the maximum undrawn face amount of all letters of credit then outstanding under the Revolving Loan Credit Agreement plus (ii) the lesser of (A) $2,000,000 and (B) the amount determined by Revolving Agent as the exposure of the applicable Revolving Loan Creditors with respect to Cash Management Liabilities and Hedge Liabilities then outstanding under the Revolving Loan Financing Documents or (b) if consented to by Revolving Agent, a stand-by letter of credit in form, and issued by a bank, satisfactory to Revolving Loan Agent in the face amount of the sum set forth in the foregoing clause (a).

“Revolving Agent” shall mean PNC Bank, National Association, as Agent under the Revolving Loan Credit Agreement and its successors and assigns in such capacity (including one or more other similar agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or substitutes for any or all of the Revolving Loan Obligations at any time and from time to time).

“Revolving Loan Collateral” shall mean all assets and properties of any Obligor or its estate of any kind whatsoever, real or personal, tangible or intangible and wherever located (including any stock, partnership interest, membership interests or other equity securities), whether now owned or hereafter acquired, upon which a Lien is now or hereafter granted or purported to be granted by such Person in favor of any or all of the Revolving Loan Creditors, as security for all or any part of the Revolving Loan Obligations, and the Proceeds (including insurance proceeds) thereof.

“Revolving Loan Credit Agreement” has the meaning set forth in the recitals hereto.

“Revolving Loan Creditors” shall mean the Revolving Agent, the Revolving Loan Lenders and any other Person holding any portion of the Revolving Loan Obligations, collectively.

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“Revolving Loan Default Notice” shall mean with respect to any Event of Default under the Revolving Loan Financing Documents, a written notice from the Revolving Agent to the Term Loan Agent describing such Event of Default in reasonable detail and stating that the Revolving Agent, or any other applicable Revolving Loan Creditors, intend to take Enforcement Actions with respect thereto.

“Revolving Loan Financing Documents” shall mean the Revolving Loan Credit Agreement, all “Other Documents” (as such term is defined in the Revolving Loan Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Revolving Loan Creditors in connection therewith or related thereto, including such documents evidencing successive refundings or refinancings of the Revolving Loan Obligations in whole or in part, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Revolving Loan Lender” shall mean all lenders from time to time party to the Revolving Loan Credit Agreement in their capacities as such.

“Revolving Loan Obligations” shall mean all “Obligations” as defined in the Revolving Loan Credit Agreement, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower or any other Obligor to the Revolving Loan Creditors evidenced by or arising under one or more of the Revolving Loan Financing Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Revolving Loan Credit Agreement, whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of interest, fees, costs, expenses, charges and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding, but only to the extent such interest is allowed in whole or in part in any such Insolvency Proceeding).

“Revolving Loan Priority Collateral” shall mean all Revolving Loan Collateral consisting of Accounts, Inventory, related Documents, Instruments, books and records, Deposit Accounts and Securities Accounts (except to the extent established to hold proceeds of Term Loan Priority Collateral), contracts giving rise to Accounts, Supporting Obligations for Accounts, payment intangibles related to any of the foregoing, claims arising from or with respect to any of the foregoing, and all products and Proceeds (in any form, including insurance proceeds) of any of the foregoing (but excluding any of the foregoing to the extent arising from the sale, lease, license, assignment or other disposition of, or constituting the identifiable Proceeds of, Term Loan Priority Collateral).

“Revolving Loan Required Lenders” shall mean “Required Lenders” as such term is defined in the Revolving Loan Credit Agreement except with respect matters requiring the approval of all affected or all Revolving Loan Lenders in accordance with the Revolving Loan Credit Agreement, in which case, Revolving Loan Required Lenders shall mean such affected or all Revolving Loan Lenders.

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“Revolving Loan Termination Date” shall mean the date on which all Revolving Loan Obligations have been Paid in Full.

“Revolving Loan Standstill Period” shall mean each period commencing on the date of the occurrence of an Event of Default under any Revolving Loan Financing Document and ending upon the date which is 120 days after the date the Term Loan Agent has received a Revolving Loan Default Notice with respect to such Event of Default.  For the avoidance of doubt, the term “Revolving Loan Standstill Period” shall have no application with respect to, and shall in no way delay, actions taken solely with respect to the Revolving Loan Priority Collateral or which would otherwise constitute Enforcement Actions or other actions taken by Revolving Loan Creditors as unsecured creditors of the Obligors.

“Secured Creditors” shall mean the Term Loan Creditors and the Revolving Loan Creditors, collectively.

“Senior Agent” shall mean (a) with respect to any Revolving Loan Priority Collateral, the Revolving Agent and (b) with respect to any Term Loan Priority Collateral, the Term Loan Agent.

“Senior Collateral” shall mean with respect to any Senior Creditor, any Collateral on which it has a Senior Lien.

“Senior Creditors” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Revolving Loan Creditors and (b) with respect to the Term Loan Priority Collateral, all Term Loan Creditors.

“Senior Documents” shall mean (a) with respect to Revolving Loan Priority Collateral, all Revolving Loan Financing Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Financing Documents.

“Senior Liens” shall mean (a) with respect to the Revolving Loan Priority Collateral, all Liens granted to any Revolving Loan Creditor securing the Revolving Loan Obligations and (b) with respect to the Term Loan Priority Collateral, all Liens granted to any Term Loan Creditor securing the Term Loan Obligations.

“Senior Loan Termination Date” shall mean with respect to any Senior Obligations, the date on which such Obligations have been Paid In Full.

“Senior Obligations” shall mean (a) with respect to any Revolving Loan Priority Collateral, all Revolving Loan Obligations and (b) with respect to any Term Loan Priority Collateral, all Term Loan Obligations.

“Senior Security Documents” shall mean with respect to any Senior Creditor, the Documents that secure the Senior Obligations.

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“Standstill Period” shall mean (a) as to any Enforcement Action to be taken by Revolving Agent with respect to Term Loan Priority Collateral, the Revolving Loan Standstill Period and (b) as to any Enforcement Action to be taken by Term Loan Agent with respect to Revolving Loan Priority Collateral, the Term Loan Standstill Period.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Term Loan Agent” shall mean Golub Capital LLC, a Delaware limited liability company, in its capacity as Administrative Agent for the Term Loan Lenders under the Term Loan Financing Documents, and its successors and assigns in such capacity (including one or more other similar agents or similar contractual representatives for one or more lenders that at any time succeeds to or refinances, replaces or provides substitute funding for any or all of the Term Loan Obligations at any time and from time to time).

“Term Loan Collateral” shall mean all assets and properties of any Obligor or its estate of any kind whatsoever, real or personal, tangible or intangible and wherever located (including any stock, partnership interest, membership interests or other equity securities), whether now owned or hereafter acquired, upon which a Lien is now or hereafter granted or purported to be granted by such Person in favor of any or all of the Term Loan Creditors, as security for all or any part of the Term Loan Obligations, and the Proceeds (including insurance proceeds) thereof.

“Term Loan Credit Agreement” has the meaning set forth in the recitals hereof.

“Term Loan Creditors” means the Term Loan Agent and the Term Loan Lenders, collectively.

“Term Loan Default Notice” means with respect to any Event of Default under the Term Loan Financing Documents, a written notice from the Term Loan Agent to the Revolving Agent describing such Event of Default in reasonable detail and stating that the Term Loan Agent, or any other applicable Term Loan Creditors, intend to take Enforcement Actions with respect thereto.

“Term Loan Financing Documents” means the Term Loan Credit Agreement, all “Other Documents” (as such term is defined in the Term Loan Credit Agreement) and all other agreements, documents and instruments at any time executed and/or delivered by any Obligor or any other Person with, to or in favor of the Term Loan Agent or any other Term Loan Creditor in connection therewith or related thereto, including documents evidencing a replacement, substitution, renewal or refinancing of the Term Loan Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time as permitted hereunder.

“Term Loan Lenders” means all lenders from time to time party to the Term Loan Credit Agreement in their capacities as such.

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“Term Loan Obligations” means all obligations, liabilities and indebtedness of every kind, nature and description owing by the Borrower, or any other Obligor to the Term Loan Creditors evidenced by or arising under the Term Loan Financing Documents, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Term Loan Credit Agreement whether arising before, during or after the commencement of any Insolvency Proceeding with respect to any Obligor (and including the payment of any principal, interest, fees, cost, expenses, charges and other amounts which would accrue and become due but for the commencement of such Insolvency Proceeding but only to the extent that such amounts are allowed in whole or in part in any such Insolvency Proceeding).

“Term Loan Priority Collateral” means all Term Loan Collateral other than the Revolving Loan Priority Collateral.

“Term Loan Required Lenders” shall mean “Required Lenders” as such term is defined in the Term Loan Credit Agreement except with respect matters requiring the approval of all affected or all Term Loan Lenders in accordance with the Term Loan Credit Agreement, in which case, Term Loan Required Lenders shall mean such affected or all Term Loan Lenders.

“Term Loan Standstill Period” means each period commencing on the date of the occurrence of an Event of Default under any Term Loan Financing Document and ending upon the date which is 120 days after the date the Revolving Agent has received a Term Loan Default Notice with respect to such Event of Default.  For the avoidance of doubt, the term “Term Loan Standstill Period” shall have no application with respect to actions taken solely with respect to the Term Loan Priority Collateral or which would otherwise constitute Enforcement Actions or other actions taken by Term Loan Creditors as unsecured creditors of the Obligors.

“Term Loan Termination Date” means the date on which all Term Loan Obligations have been Paid in Full.

“Trigger Event” has the meaning set forth in Section 6.1.

“UCC” means the UCC as in effect from time to time in the State of New York.

1.3.         Certain Matters of Construction.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified.  For purposes of this Agreement, the following additional rules of construction shall apply:  (i) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (ii) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (iii) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (iv) unless otherwise specified, all references to any instruments or agreements, including references to any of this Agreement and the Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof, in each case, to the extent permitted under the terms hereof.

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2.                                      Security Interests; Priorities.

2.1.                            Priorities.  The Term Loan Creditors hereby acknowledge that the Revolving Agent has been granted Liens upon the Collateral to secure the Revolving Loan Obligations.  The Revolving Loan Creditors hereby acknowledge that the Term Loan Agent has been granted Liens upon the Collateral to secure the Term Loan Obligations.  Any Senior Lien in respect of any Collateral is and shall be senior and prior to the Junior Lien in respect of such Collateral.  The priorities of the Liens provided in this Section 2.1 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement, replacement or refinancing of any of the Obligations, nor by any action or inaction which any of the Secured Creditors or any Obligor may take or fail to take in respect of the Collateral.  The priorities given to the Senior Liens pursuant to this Section 2.1 and the terms of this Agreement shall continue to govern the relative rights and priorities of the Liens of the Secured Creditors in and to the Collateral even if all or any part of such Senior Liens are subordinated, avoided, disallowed, unperfected, set aside or otherwise invalidated, whether pursuant to an Insolvency Proceeding, any other judicial proceeding or otherwise, and this Agreement shall be reinstated if at any time any payment of any of the Obligations is rescinded or must be returned by any holder thereof or any representative of such holder in connection with any such Insolvency Proceeding, any other judicial proceeding or otherwise.

2.2.                            No Alteration of Priority.  The priorities set forth in this Agreement are applicable irrespective of the order or time of attachment, or the order, time or manner of grant, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a Lien, if any, in favor of each Secured Creditor in any of the Collateral, or the failure of any Lien granted in any of the Collateral to be perfected, and notwithstanding any conflicting terms or conditions which may be contained in any of the Documents.  Except as to any “Permitted Encumbrance” (as defined in the Senior Documents as in effect on the date hereof) or in connection with any plan in an Insolvency Proceeding which does not conflict with this Agreement and has been duly approved in accordance with the laws governing such Insolvency Proceeding, Senior Agent agrees not to enter into any agreement with another creditor of the Borrower or any Obligor to subordinate the Senior Lien of the Senior Creditors in any Senior Collateral under the Senior Security Documents to the Lien of such other creditor in the Senior Collateral, or to subordinate the right of the Senior Creditors to the payment of the Senior Obligations to the payment of the indebtedness or claim of any other creditor of the Borrower or any Obligor, in each case without the prior written consent of Junior Required Lenders.

2.3.                            Perfection.  Except as provided in Section 3.4, each Secured Creditor shall be solely responsible for perfecting and maintaining the perfection of its Lien in and to each item constituting the Collateral in which such Secured Creditor has been granted a Lien.  The provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Creditors and shall not impose on any Secured Creditor any obligations in

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respect of the disposition of proceeds of any Collateral that would conflict with prior perfected claims therein in favor of any other Person other than the Secured Creditors or any order or decree of any court or governmental authority or any applicable law.  Each Secured Creditor agrees that it will not institute, solicit or join in any contest of the validity, perfection, priority or enforceability of the Liens of the other Secured Creditors in the Collateral.

2.4.                            Proceeds of Collateral.  All net proceeds of any Senior Collateral (including insurance proceeds) received by the Junior Agent or any other Junior Creditor in connection with or pursuant to an Enforcement Action, or otherwise in a manner not permitted by the terms of this Agreement, shall be forthwith paid over, in the funds and currency received, to the Senior Agent for application to the Senior Obligations.  All net proceeds of any Senior Collateral received by the Senior Agent after the Senior Loan Termination Date shall be forthwith paid over, in the funds and currency received (with any necessary endorsements), to the Junior Creditors for application to the Junior Obligations.

2.5.                            Release of Collateral Upon Permitted Collateral Sale.  The Junior Agent shall at any time in connection with any Permitted Collateral Sale:  (i) upon the request of the Senior Agent with respect to the Senior Collateral subject to such Permitted Collateral Sale, release or otherwise terminate its Liens on such Senior Collateral; (ii) deliver such terminations of financing statements, partial lien releases, mortgage satisfactions and discharges, endorsements, guarantee releases, assignments or other instruments of transfer, termination or release (collectively, “Release Documents”) and take such further actions as the Senior Agent shall reasonably require in order to release and/or terminate such Junior Agent’s Liens on the Senior Collateral subject to such Permitted Collateral Sale; provided, that, if the closing of the sale or disposition of the Senior Collateral is not consummated, the Senior Agent shall promptly return all Release Documents to the Junior Agent; and (iii) be deemed to have consented (along with the other Junior Creditors) under the Junior Documents to such Permitted Collateral Sale free and clear of the Junior Agent’s Liens thereon; provided, that, the Junior Creditors shall, subject to the provisions of Section 4 of this Agreement, retain their rights with respect to the proceeds of such Senior Collateral.

2.6.                            Release of Collateral Upon Release Event.  The Junior Agent shall at any time in connection with a Release Event with respect to any Senior Collateral:  (i) upon the request of the Senior Agent with respect to the Senior Collateral subject to such Release Event (which request will generally describe the Senior Collateral to be sold, and, if known to the Senior Agent, specify the proposed terms of the sale and the type and amount of consideration expected to be received in connection therewith, unless such information has already been forwarded to the Junior Agent by the applicable Obligor), release or otherwise terminate its Liens on such Senior Collateral, to the extent such Senior Collateral is to be sold or otherwise disposed of either by (A) the Senior Agent or its agents or representatives, or (B) any Obligor with the consent or at the direction of the Senior Creditors; (ii) be deemed to have consented (along with the other Junior Creditors) under the Junior Documents to such Release Event free and clear of the Junior Agent’s Liens (and waived the provisions of the Junior Documents to the extent necessary to permit such transaction); provided, that, the Junior Creditors shall, subject to the provisions of Section 4 of this Agreement, retain their rights with respect to the proceeds of such Senior Collateral and (iii) the Junior Agent shall deliver such Release Documents and take such

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further actions as the Senior Agent may reasonably require in connection therewith; provided, that, no such release and/or authorization documents shall be required to be delivered (1) to any Obligor or (2) more than two (2) Business Days prior to the date of the closing of such Release Event; provided, further, if the closing of the sale or disposition of the Senior Collateral subject to such Release Event is not consummated, the Senior Agent shall promptly return all Release Documents to the Junior Agent.

2.7.                            Power of Attorney.  With respect to any Senior Collateral, Junior Agent hereby irrevocably constitutes and appoints the Senior Agent and any officer of the Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Junior Agent and in the name of the Junior Agent or in the Senior Agent’s own name, from time to time in the Senior Agent’s discretion, for the purpose of carrying out the terms of Sections 2.6 and 2.10 hereof, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of such Sections, including any Release Documents and, in addition, to take any and all other appropriate and commercially reasonable action for the purpose of carrying out the terms of such Sections.  The Junior Agent, as applicable, on behalf of itself and each of the other Junior Creditors, hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this Section 2.7.  No Person to whom this power of attorney is presented, as authority for the Senior Agent to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from the Junior Agent as to the authority of the Senior Agent to take any action described herein, or as to the existence of or fulfillment of any condition to this power of attorney, which is intended to grant to the Senior Agent unconditionally the authority to take and perform the actions contemplated herein.  The Junior Agent, on behalf of itself and each of the other Junior Creditors, irrevocably waives any right to commence any suit or action, in law or equity, against any Person which in good faith acts in reliance upon or acknowledges the authority granted under this power of attorney.

2.8.                            Waiver.  Subject to the other terms and conditions of this Agreement, each of the Junior Creditors waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations under the Senior Documents and notice of or proof of reliance by the Senior Creditors upon this Agreement and protest, demand for payment or notice except to the extent otherwise specified herein.  Each of the Junior Creditors acknowledges and agrees the Senior Creditors have relied upon the Lien priority and other provisions hereof in entering into the Senior Documents and in making funds available the Borrower thereunder.  The Senior Agent acknowledges and agrees the Junior Creditors have relied upon the lien priority and other provisions hereof in entering into the Junior Documents and in making funds available to the Borrower thereunder.

2.9.                            Notice of Interest In Collateral.  This Agreement is intended, in part, to constitute an authenticated notification of a claim by each Agent to the other Agent of an interest in all or a portion of the Collateral in accordance with the provisions of Sections 9-611 and 9-621 of the UCC.

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2.10.                     Insurance Matters.  Until the Senior Obligations have been Paid in Full, the Senior Agent shall have the sole and exclusive right, as against the Junior Creditors, to adjust settlement of insurance claims in a commercially reasonable manner in the event of any covered loss, theft or destruction of any Senior Collateral.  All proceeds of such insurance shall be applied as set forth in Section 4.  The Junior Creditors shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds to the holders of Senior Obligations (or any representative thereof), including without limitation, providing any necessary endorsements.  In the event the Senior Documents as in effect on the date hereof permits any Obligor to utilize the proceeds of insurance to replace Senior Collateral, the Junior Creditors shall be deemed to have consented to such use of proceeds.

2.11.                     Similar Liens and Agreements.  The parties hereto agree, subject to the other provisions of this Agreement:

(a)                                 upon request by the Term Loan Agent or the Revolving Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Loan Financing Documents and the Revolving Loan Financing Documents;

(b)                                 that the provisions of the documents and agreements creating or evidencing the granting of Liens in Collateral securing the Term Loan Obligations and the Revolving Loan Obligations shall be in all material respects the same form other than with respect to the priority of the Obligations thereunder; and

(c)                                  notwithstanding this Section 2.11, the parties hereto agree that any failure by any party to comply with this Section 2.11 shall not impair or alter the priorities or rights of the parties hereto with respect to the other terms and conditions of this Agreement.

2.12.                     No New Liens.  The parties hereto agree that no additional Liens shall be granted or permitted on any asset of the Borrower or any other Obligor to secure any Obligation unless each Agent shall have been afforded the opportunity to, immediately after giving effect to such grant or concurrently therewith, also receive a Lien on such asset to secure its Obligations (with the priorities set forth in this Agreement and, in any event, subject to all of the terms and provisions of this Agreement).  To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any Person, the parties hereto hereby agree that (a) the Secured Creditor holding such Lien on such asset shall be deemed to be holding such Lien for the benefit of the other Secured Creditors as a non-fiduciary agent for such other Secured Creditors in order to ensure the creation and perfection of such Lien on such assets as Collateral for the Obligations of such other Secured Creditors and (b) amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.12 shall be subject to Section 4.

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3.                                      Enforcement of Security.

3.1.                            Management of Collateral.  Subject to the other terms and conditions of this Agreement, the Senior Creditors shall have the exclusive right, in accordance with applicable law, to manage, perform and enforce the terms of the Senior Documents with respect to the Senior Collateral, to exercise and enforce all privileges and rights thereunder according to their discretion and the exercise of their sole business judgment, including the exclusive right to take or retake control or possession of the Senior Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate the Senior Collateral and to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the UCC of any applicable jurisdiction.  In conducting any public or private sale under the UCC, the Senior Agent shall give the Junior Agent such notice of such sale as may be required by the applicable UCC; provided, however, ten (10) days prior written notice shall be deemed to be commercially reasonable notice.  Junior Agent hereby agrees it shall not, directly or indirectly, take any Enforcement Actions with respect to any Senior Collateral during any Standstill Period and Term Loan Agent hereby agrees any Enforcement Action taken by Term Loan Agent or any other Term Loan Creditor with respect to Term Loan Priority Collateral during the Access Period shall be subject to, and shall not materially interfere with, Revolving Agent’s rights under Section 5.  Subject at all times to the provisions of Section 2 and Section 6.4, upon the expiration of the applicable Standstill Period, the Junior Agent may take any Enforcement Action with respect to Senior Collateral; provided, the Junior Agent may not take Enforcement Actions even after the expiration of the Standstill Period so long as either (a) the Senior Agent is pursuing diligently and in good faith an Enforcement Action with respect to any material portion of the Senior Collateral, or diligently attempting in good faith to vacate any stay prohibiting such an Enforcement Action or (b) an Insolvency Proceeding is continuing.  Subject at all times to the provisions of Section 2 and to the preceding sentence, if the Junior Agent commences any Enforcement Action with respect to any Senior Collateral after the Standstill Period and upon not less than ten (10) days prior written notice to Senior Agent of such intended Enforcement Action (which notice may be given during the Standstill Period) against Senior Collateral with respect to all or any material portion of the Senior Collateral, then the Senior Agent shall not take any Enforcement Action of a similar nature with respect to such Senior Collateral so long as (i) the Junior Agent is diligently pursuing in good faith such Enforcement Action and (ii) the cash proceeds from such Enforcement Action are applied in accordance with Section 4 hereof.

3.2.                            Notices of Default.  Each Agent shall give to the other Agent (or the agent therefor) concurrently with the giving thereof to any Obligor (i) a copy of any written notice by such Agent of an Event of Default under any of its Documents or a written notice of acceleration of the Obligations and demand for payment thereof by any Obligor, and (ii) a copy of any written notice sent by such Agent to any Obligor stating such Agent’s intention to take any Enforcement Actions with respect to all or any portion of the Collateral; provided, that, except for notices expressly required to be provided by an Agent to another Agent under any other section of this Agreement or applicable law (a) no Agent shall have any obligation to provide any such notice which, in the good faith judgment of such Agent, would result in the breach of any confidentiality provisions binding on such Agent or would be prejudicial or otherwise adverse to the interests of the Secured Creditors it is acting for, (b) no Agent shall have any liability whatsoever for the failure to provide any such notice, and (c) failure to provide such notice shall not affect the validity or effectiveness of any such notice as against any Obligor.  Each Agent will provide such information as it may have to the other as the other Agent may from time to time reasonably request concerning the status of the exercise of any Enforcement Action; provided, that (a) no Agent shall have any obligation to provide any information which, in the good faith

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judgment of such Agent, would result in the breach of any confidentiality provisions binding on such Agent or would be prejudicial or otherwise adverse to the interests of the Secured Creditors it is acting for, (b) no Agent shall have any liability whatsoever for the failure to provide any such information and (c) failure to provide such information shall not affect the validity or effectiveness of any action taken by Agent against any Obligor or Collateral.

3.3.                            Permitted Actions.  Nothing in this Agreement shall be construed to limit or impair in any way:  (i) the right of any Secured Creditor to bid for or purchase Collateral at any private or judicial foreclosure upon such Collateral initiated by any Secured Creditor, (ii) the right of any Secured Creditor to join (but not control) any foreclosure or other judicial lien enforcement proceeding with respect to the Senior Collateral initiated by another Secured Creditor for the sole purpose of protecting such Secured Creditor’s Lien on the Senior Collateral, so long as it does not delay or interfere with the exercise by such other Secured Creditor of its rights under this Agreement, the Documents and under applicable law, (iii) any right of the Junior Creditors to receive any remaining proceeds of Senior Collateral after the Senior Obligations have been Paid in Full, (iv) any right the Junior Creditors may have as unsecured creditors against any of the Borrower and other Obligors in accordance with the Junior Documents and applicable law (for purposes hereof, the rights of an unsecured creditor do not include a creditor that holds a judgment lien), or (v) any right the Senior Creditors may have as unsecured creditors against any of the Borrower and other Obligors in accordance with the Senior Documents or applicable law.

3.4.                            Collateral In Possession; Deposit and Securities Accounts.

(a)                                 Each Secured Creditor agrees to hold any Collateral that can be perfected by the possession or control (within the meaning of the UCC) of such Collateral or of any deposit, securities or other similar account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of a Secured Creditor, or of agents or bailees of such Secured Creditor (such Collateral being referred to herein as the “Pledged Collateral”) as bailee and agent for and on behalf of the other Secured Creditors solely for the purpose of perfecting the security interest granted to the other Secured Creditors in such Pledged Collateral (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the Revolving Loan Financing Documents or Term Loan Financing Documents, as applicable, subject to the terms and conditions of this Agreement.  Prior to the Revolving Loan Termination Date, any Collateral (other than Term Loan Priority Collateral) in the possession or under the control of any Term Loan Creditor shall be forthwith delivered to the Revolving Agent, except as otherwise may be required by applicable law or court order. Prior to the Term Loan Termination Date, any Collateral (other than Revolving Loan Priority Collateral) in the possession or under the control of any Revolving Loan Creditor shall be forthwith delivered to the Term Loan Agent, except as otherwise may be required by applicable law or court order.

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(b)                                 Until the Revolving Loan Termination Date has occurred, the Revolving Loan Creditors shall be entitled to deal with the Pledged Collateral consisting of Revolving Loan Priority Collateral in accordance with the terms of the Revolving Loan Financing Documents as if the Liens of the Term Loan Agent did not exist. The rights of the Term Loan Agent under this Section 3.4 shall at all times be subject to the terms of this Agreement and to the Revolving Loan Creditors’ rights under the Revolving Loan Financing Documents.  Until the Term Loan Termination Date has occurred, the Term Loan Creditors shall be entitled to deal with the Pledged Collateral consisting of Term Loan Priority Collateral in accordance with the terms of the Term Loan Financing Documents as if the Liens of the Revolving Agent did not exist. The rights of the Revolving Agent under this Section 3.4 shall at all times be subject to the terms of this Agreement and to the Term Loan Creditors’ rights under the Term Loan Financing Documents.

(c)                                  Each Secured Creditor shall have no obligation whatsoever to the other Secured Creditors to assure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits (including perfection of any Lien) of any Person except as expressly set forth in this Section 3.4. The duties or responsibilities of each Secured Creditor under this Section 3.4 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the other Secured Creditors for purposes of perfecting the Lien held by such other Secured Creditors.

(d)                                 Each Secured Creditor shall not have by reason of the Revolving Loan Financing Documents, the Term Loan Financing Documents or this Agreement or any other document a fiduciary relationship in respect of the other Secured Creditors and shall not have any liability to the other Secured Creditors in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

(e)                                  Revolving Agent agrees that (i) in connection with any Pledged Collateral consisting of Deposit Accounts, Securities Accounts or similar Collateral for which perfection is obtained by control (within the meaning of the UCC) which is under Revolving Agent’s control, upon Revolving Agent’s receipt of a Term Loan Default Notice, Revolving Agent shall, at the request of Term Loan Agent, instruct the depository bank, securities intermediary or other financial institution where such account is maintained to remit funds or other Pledged Collateral in such accounts consisting of identifiable Term Loan Priority Collateral (or Proceeds thereof) to Term Loan Agent to be applied in accordance with Section 4.

(f)                                   Term Loan Agent agrees that in connection with any Pledged Collateral consisting of Deposit Accounts, Securities Accounts or similar Collateral for which perfection is obtained by control (within the meaning of the UCC) which is under Term Loan Agent’s control, upon Term Loan Agent’s receipt of a Revolving Loan Default Notice, Term Loan Agent shall, at the request of Revolving Agent, instruct the depository bank, securities intermediary or other financial institution where such account is maintained to remit funds or other Pledged Collateral in such accounts consisting of identifiable Revolving Loan Priority Collateral (or Proceeds thereof) to Revolving Agent to be applied in accordance with Section 4.

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(g)                                  Upon the Revolving Loan Termination Date, to the extent permitted under applicable law, upon the request of the Term Loan Agent, the Revolving Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Term Loan Agent, except in the event and to the extent (i) the Revolving Loan Creditors have retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Revolving Loan Obligations and otherwise not in contravention of this Agreement, (ii) such Collateral is sold or otherwise disposed of free of Term Loan Agent’s Liens thereon by Revolving Loan Creditors or by an Obligor as provided herein or (iii) they are required to do otherwise by any order of any court or other governmental authority or applicable law. The foregoing provision shall not impose on Revolving Loan Creditors any obligations which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law.  In connection with any transfer described herein to Term Loan Agent, Revolving Agent agrees to take reasonable actions in its power (with all reasonable costs and expenses in connection therewith to be for the account of the Term Loan Creditors and to be paid by Borrower) as shall be reasonably requested by the Term Loan Agent to permit the Term Loan Agent to obtain, for its benefit and the benefit of the Term Loan Creditors, a first priority perfected security interest in such Pledged Collateral.

(h)                                 Upon the Term Loan Termination Date, to the extent permitted under applicable law, upon the request of Revolving Agent, the Term Loan Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Revolving Agent, except in the event and to the extent (i) the Term Loan Creditors have retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Term Loan Obligations and otherwise not in contravention of this Agreement, (ii) such Collateral is sold or otherwise disposed of free of Revolving Agent’s Liens by Term Loan Creditors or by an Obligor as provided herein or (iii) they are required to do otherwise by any order of any court or other governmental authority or applicable law.  The foregoing provision shall not impose on Term Loan Creditors any obligations which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or other governmental authority or any applicable law.  In connection with any transfer described herein to Revolving Agent, Term Loan Agent agrees to take reasonable actions in its power (with all reasonable costs and expenses in connection therewith to be for the account of the Revolving Loan Creditors, to be due and payable by Borrower and constitute Revolving Loan Obligations) as shall be reasonably requested by the Revolving Agent to permit the Revolving Agent to obtain a first priority security interest in such Pledged Collateral.

3.5.                            Waiver of Marshaling and Similar Rights.  Each Secured Creditor, to the fullest extent permitted by applicable law, waives as to each other Secured Creditor any requirement regarding, and agrees not to demand, request, plead or otherwise claim the benefit of, any marshaling, appraisement, valuation or other similar right that may otherwise be available under applicable law.

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3.6.                            Effect of Default Waiver.  In the event that any Term Loan Default shall have occurred solely as a result of a Revolving Default, and if such Revolving Default shall have been cured by any Borrower or any Obligor or waived by the Revolving Agent or the Revolving Lender (as applicable), then (i) such Term Loan Default shall be deemed to be automatically cured by the Borrowers or such Obligor or waived by the Term Loan Agent and the Term Loan Lenders, as the case may be, and (ii) any period under Section 2.7 commenced solely on the basis of such Revolving Default and then in existence shall terminate (unless at such time the Term Loan Agent and the Term Loan Lenders shall be entitled to commence such a period on the basis of any other Term Loan Default) for all purposes hereunder and the Term Loan Agent and the Term Loan Lenders shall cease any remedial actions commenced and then continuing in connection with such Term Loan Default.  In the event that any Revolving Default shall have occurred solely as a result of a Term Loan Default, and if such Term Loan Default shall have been cured by any Borrower or any Obligor or waived by the Term Loan Agent or the Term Loan Lenders (as applicable), then (i) such Revolving Default shall be deemed to be automatically cured by the Borrowers or such Obligor or waived by the Revolving Agent and the Revolving Lenders, as the case may be, and (ii) any period under Section 2.7 commenced solely on the basis of such Term Loan Default and then in existence shall terminate (unless at such time the Revolving Lender shall be entitled to commence such a period on the basis of any other Revolving Default) for all purposes hereunder and the Revolving Lender shall cease any remedial actions commenced and then continuing in connection with such Revolving Default.

4.                                      Application of Proceeds of Senior Collateral.  The Senior Agent and Junior Agent hereby agree that, as between the Senior Creditors, on the one hand, and the Junior Creditors, on the other hand, all Senior Collateral, and all Proceeds thereof, received by any of them in connection with any Enforcement Action, Release Event, Permitted Collateral Sale, Insolvency Proceeding or any other collection, sale or disposition of any Senior Collateral made by or at the direction of any Secured Creditor shall be applied as follows (and the Senior Agent agrees to remit promptly to the Junior Agent any Senior Collateral and Proceeds necessary to effect such application):

(i)                                     first, to the payment of costs and expenses (including reasonable attorneys fees and expenses and court costs) of the Senior Agent in connection with such Enforcement Action, Release Event, Permitted Collateral Sale or Insolvency Proceeding,

(ii)                                  second, to the permanent repayment of the Senior Obligations in accordance with (and to the extent at such time required by) the Senior Documents until the Senior Loan Termination Date; provided that, (A) with respect to the Revolving Loan Obligations, (w) amounts shall be applied thereto in the order of priority set forth in Section 11.5 of the Revolving Loan Credit Agreement as in effect on the date hereof or as may from time to time thereafter be modified in a manner that is not adverse to the Term Loan Creditors, (x) amounts applied to the principal balance of revolving advances shall be accompanied by a permanent reduction to the Maximum Revolving Advance Amount and related commitments of the Revolving Loan Lenders under the Revolving Loan Credit Agreement, (y) cash collateral shall not exceed the

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Required Cash Collateral Amount and (z) any (1) principal balance of the Revolving Loan Obligations in excess of the applicable components of the Maximum Principal Amount of Revolving Loan Debt and (2) any other Revolving Loan Obligations remaining outstanding after giving effect to the entirety of this proviso, shall not be deemed to constitute Senior Obligations for purposes of this clause (ii) and instead shall be paid pursuant to clause (iv) below and (B) any principal balance of the Term Loan Obligations in excess of the Maximum Principal Amount of Term Loan Debt shall not be deemed to constitute Senior Obligations for purposes of this clause (ii) and instead shall be paid pursuant to clause (iv) below,

(iii)                               third, to the payment of the Junior Obligations in accordance with (and to the extent at such time required by) the Junior Documents, and

(iv)                              fourth, the balance, if any, to the Obligors or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

5.                                      Access Rights.

(a)                                 As between the Revolving Agent and the Term Loan Agent, the Revolving Agent may enter upon any real property of an Obligor, whether leased or owned, and without obligation to pay rent or compensation to the Term Loan Creditors, may use (at Revolving Agent’s sole expense) any of the Term Loan Priority Collateral to collect Accounts and remove, sell or otherwise dispose of any of the Revolving Loan Priority Collateral until the date (as such date may be extended pursuant to the last sentence of this Section 5(a), the “Access Termination Date”) that is 120 days after the earlier to occur of (i) the date of receipt by the Revolving Agent of a Term Loan Default Notice and (ii) the date Revolving Agent is first entitled to exercise remedies with respect to the Revolving Loan Priority Collateral (such 120-day period, as same may be extended pursuant to the last sentence of this Section 5(a), the “Access Period”); provided that (v) in connection with such use of Term Loan Priority Collateral, the Term Loan Creditors shall have no responsibility for payment of any, and the Revolving Agent shall pay all, utilities, taxes, insurance and other operating costs of such usage of (1) any leased or owned real property of an Obligor subject to a mortgage in favor of the Term Loan Agent and (2) any other real property, to the extent the landlord thereof may require such payments during Revolving Agent’s access and use of such real property and failure by Revolving Agent to make such payments would be prejudicial to the Term Loan Agent’s interest in the Term Loan Collateral or it’s rights to also access such real property, (w) to the extent the Term Loan Creditors shall not have been indemnified by the Obligors, Revolving Agent shall indemnify (it being understood that any amounts expended are for the account of the Borrower and shall constitute Revolving Loan Obligations) the Term Loan Creditors against third party claims resulting from such usage, including, but not limited to, claims that such Term Loan Priority Collateral was used or otherwise dealt with by Revolving Agent in violation of applicable law, (x) the Revolving Agent shall, to the extent not provided by the Obligors, provide the Term Loan Agent with evidence of

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the continued effectiveness of the Obligors’ casualty and liability insurance as to the Term Loan Priority Collateral used by Reveling Agent which consists of leased or owned real property of an Obligor subject to a mortgage in favor of the Term Loan Agent, which such insurance shall satisfy the applicable requirements therefor set forth in the Term Loan Credit Agreement, (y) Revolving Agent shall reimburse (it being understood that any amounts expended are for the account of the Borrower and shall constitute Revolving Loan Obligations) Term Loan Agent, on demand, for the cost and expense to repair any physical damage to the Term Loan Priority Collateral (ordinary wear and tear excepted) to the extent directly caused by the Revolving Agent or its agents or designees and to the extent insurance proceeds are not otherwise available to reimburse Term Loan Agent for such damage and (z) no Term Loan Priority Collateral may be removed from the premises at which such Term Loan Priority Collateral was theretofore located without the prior written consent of the Term Loan Agent.  In the event that Revolving Agent is unable to exercise its rights as a secured creditor as a result of any stay in any Insolvency Proceeding or of any temporary restraining order or preliminary injunction with respect to any Obligor, any Revolving Loan Collateral or Revolving Agent, such Access Period shall be extended by the number of days that the Revolving Agent’s or its designees’ access to the Revolving Loan Collateral has been prevented.

(b)                                 In the event that Revolving Agent shall, in the exercise of its rights under the Revolving Loan Financing Documents, as the case may be, or otherwise, receive and retain possession or control of any books and records of any Obligor which contain information identifying or pertaining to the Term Loan Priority Collateral, Revolving Agent shall, upon request from the Term Loan Agent (at the Term Loan Agent’s expense) and as promptly as practicable thereafter, either make available to the Term Loan Agent such books and records for inspection and duplication or provide copies thereof.  In the event that Term Loan Agent shall, in the exercise of its rights under the Term Loan Financing Documents, as the case may be, or otherwise, receive and retain possession or control of any books and records of any Obligor which contain information identifying or pertaining to the Revolving Loan Priority Collateral, Term Loan Agent shall, upon request from the Revolving Agent (at the Revolving Agent’s expense) and as promptly as practicable thereafter, either make available to the Revolving Agent such books and records for inspection and duplication or provide copies thereof.

(c)                                  The Term Loan Agent, for itself and each of the Term Loan Creditors, hereby grants in favor of the Revolving Agent, a nonexclusive right to use, license and/or sublicense any now existing or hereafter acquired Term Loan Priority Collateral consisting of intellectual property, including trademarks and trade names, during the Access Period for the purpose of enabling the Revolving Agent to assemble, prepare for sale, advertise, market and dispose of any and all Revolving Loan Priority Collateral, wherever such Revolving Loan Priority Collateral may be located, including the license and right to access all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The license and right herein shall continue in full force and effect as a burden on the Term Loan Priority Collateral until the earlier to occur of (i) expiration of the Access Period and (ii) the date all Revolving Loan Priority Collateral has been sold, transferred

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or otherwise disposed of (at which time such license and right contemplated hereon shall immediately terminate without any further action required of any party hereto) notwithstanding (x) any exercise of remedies by the Term Loan Creditors with respect to any Term Loan Priority Collateral or (y) any voluntary or involuntary transfer or assignment of any of such Term Loan Priority Collateral consisting of intellectual property or any rights therein (whether by any Obligor, by any Term Loan Creditor or otherwise).  This license right shall inure to the benefit of the Revolving Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such license right is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to the applicable Term Loan Creditors or any other Person by the Revolving Agent or any other Person.  The Term Loan Agent, for itself and each of the Term Loan Creditors, agrees not to interfere, hinder, restrict or delay the exercise by the Revolving Agent of any such license and right granted herein during the effectiveness thereof and agrees to execute such documentation and complete such other acts as may reasonably be required by the Revolving Agent to provide Revolving Agent with the license and right contemplated herein.

(d)                                 The rights and remedies of the Revolving Agent in this Section 5 are in addition to and not in limitation of the rights and remedies under the Revolving Loan Financing Documents or applicable law.  The provisions of this Section 5 are agreed to solely as among Term Loan Agent and Revolving Agent and shall not be deemed to limit, expand or otherwise modify any rights granted by any Obligor to any Revolving Loan Creditor or Term Loan Creditor under any of the Documents, as applicable.

6.                                      Covenants.

6.1.                            Amendment of Term Loan Financing Documents.  Term Loan Creditors may at any time and from time to time and without consent of or notice to any Revolving Loan Creditor, without incurring any liability to any Revolving Loan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement or otherwise modify any or all of the Term Loan Financing Documents; provided, however, without the consent of Revolving Loan Required Lenders or the Revolving Agent (with the consent of Revolving Loan Required Lenders), the Term Loan Creditors shall not amend, restate, supplement or otherwise modify any or all of the Term Loan Financing Documents to (i) increase any interest rate margins (or, as applicable, any interest rate floors) in respect of Term Loan Obligations by more than 2.50% per annum above the interest rate margins (or, as applicable, interest rate floors) set forth in the Term Loan Credit Agreement as in effect on the date hereof (excluding fluctuations in underlying rate indices and the imposition of a 2.0% per annum default rate), (ii) shorten the final scheduled maturity of the Term Loan Obligations or otherwise modify the amortization schedule with respect to the repayment of the principal balance of the Term Loan Obligations or the calculation or other requirements in connection with the excess cash flow sweep and related mandatory prepayment required pursuant to the Term Loan Financing Documents, in each case, in a manner adverse to Borrower, (iii) modify or add any covenant, condition or event of default under the Term Loan Financing Documents which

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directly restricts one or more Obligors from making payments under the Revolving Loan Financing Documents which would otherwise be permitted under the Term Loan Financing Documents as in effect on the date hereof, (iv) increase the principal amount of the loans constituting Term Loan Obligations to an amount in excess of the Maximum Principal Amount of Term Loan Debt or (v) modify or add any covenant, condition or event of default under the Term Loan Financing Documents in a manner adverse to any Obligor except to the extent the Revolving Creditors shall be afforded the opportunity to make a confirming modification or addition to the applicable Revolving Loan Financing Document.

6.2.                            Amendments to Revolving Loan Financing Documents.  Revolving Loan Creditors may at any time and from time to time and without consent of or notice to any Term Loan Creditor, without incurring any liability to any Term Loan Creditor and without impairing or releasing any rights or obligations hereunder or otherwise, amend, restate, supplement or otherwise modify any or all of the Revolving Loan Financing Documents; provided, however, without the consent of the Term Loan Required Lenders, the Revolving Loan Creditors shall not amend, restate, supplement or otherwise modify any or all of the Revolving Loan Financing Documents to (i) increase the interest rate margins (or, as applicable, any interest rate floors) in respect of Revolving Loan Obligations by more than 2.50% per annum above the interest rate margins (or, as applicable, interest rate floors) set forth in the Revolving Loan Credit Agreement as in effect on the date hereof (excluding fluctuations in underlying rate indices, fluctuations based on the pricing grid set forth in the Revolving Loan Credit Agreement and the imposition of a 2.0% per annum default rate), (ii) shorten the final scheduled maturity of the Revolving Loan Obligations, (iii) alter the definition of Formula Amount in a manner that increases the stated advance rates against Eligible Accounts or Eligible Inventory (as such terms are defined in the Revolving Loan Credit Agreement) as set forth therein on the date hereof, (iv) increase the commitments to lend under the Revolving Loan Credit Agreement in excess of, or otherwise cause the aggregate outstanding principal balance of the Revolving Loan Obligations to exceed the applicable components of the definition of Maximum Principal Amount of Revolving Loan Debt, (v) modify or add any covenant, condition or event of default under the Revolving Loan Financing Documents which directly restricts one or more Obligors from making payments under the Term Loan Financing Documents which would otherwise be permitted under the Revolving Loan Financing Documents as in effect on the date hereof or (vi) modify or add any covenant, condition or event of default under the Revolving Loan Financing Documents in a manner adverse to any Obligor except to the extent the Term Loan Creditors shall be afforded the opportunity to make a confirming modification or addition to the applicable Term Loan Financing Document.

6.3.                            [Reserved].

6.4.                            Enforcement Actions by the Junior Creditors.  Junior Agent shall give the Senior Agent (i) at least ten (10) days written notice prior to taking any Enforcement Action with respect to the Senior Collateral, which notice may be given during the pendency of any Standstill Period, and (ii) prior written notice of any action or commencement of proceedings which constitute “Enforcement Actions” in all respects.

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6.5.                            Turnover.

(a)                                 Any prepayments of principal or payments of interest on the Junior Obligations not permitted to be accepted by any Junior Creditor under this Agreement but so received shall be forthwith paid over, in the funds and currency received, if any, by each such Junior Creditor to the Senior Agent for application against the Senior Obligations.

(b)                                 So long as the Revolving Loan Termination Date has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, Term Loan Agent agrees, for itself and on behalf of the other Term Loan Creditors, that any Revolving Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by a Term Loan Creditor as a result of an Enforcement Action (including any right of set-off) with respect to such Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to Revolving Loan Priority Collateral, shall be promptly transferred or paid over to the Revolving Agent for the benefit of the Revolving Loan Creditors in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct, for application to the Revolving Loan Obligations and Term Loan Obligations in accordance with Section 4.  Revolving Agent is hereby authorized to make any such endorsements or assignments as agent for the Term Loan Creditors.  This authorization is coupled with an interest and is irrevocable.

(c)                                  So long as the Term Loan Termination Date has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Obligor, the Revolving Agent agrees that any Term Loan Priority Collateral or Proceeds thereof or payment with respect thereto received by such a Revolving Loan Creditor as a result of an Enforcement Action (including any right of set-off) with respect to such Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) with respect to Term Loan Priority Collateral, shall be promptly transferred or paid over to the Term Loan Agent for the benefit of the Term Loan Creditors in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct, for application to the Term Loan Obligations and Revolving Loan Obligations in accordance with Section 4.  Term Loan Agent is hereby authorized to make any such endorsements or assignments as agent for the Revolving Loan Creditors.  This authorization is coupled with an interest and is irrevocable.

(d)                                 Nothing in this Agreement shall prohibit the receipt by any Secured Creditor of the payments of interest and payments of principal required under the Documents (as in effect as of the date hereof or modified in accordance with the terms of this Agreement) so long as such receipt is not the direct or indirect result of an Enforcement Action against Collateral in contravention of this Agreement; provided, however, that Revolving Agent, on behalf of itself and the other Revolving Loan Creditors, hereby acknowledge and agree that (i) Revolving Loan Creditors shall not accept or retain a voluntary prepayment of the Revolving Loan Obligations that is made with the proceeds of Term Loan Priority Collateral that are required to be used to make a

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mandatory prepayment of the Term Loan Obligations in accordance with the terms of the Term Loan Credit Agreement (and Revolving Loan Creditors shall promptly remit such proceeds to the Term Loan Agent for application to the Term Loan Obligations) and (ii) Term Loan Creditors shall not accept or retain a voluntary prepayment of the Term Loan Obligations that is made with the proceeds of Revolving Loan Priority Collateral that are required to be used to make a mandatory prepayment (including payments required under Section 4.15(h) of the Revolving Loan Credit Agreement) of the Revolving Loan Obligations in accordance with the terms of the Revolving Loan Credit Agreement (and Term Loan Creditors shall promptly remit such proceeds to the Revolving Agent for application to the Revolving Loan Obligations), except to the extent the Revolving Loan Creditors shall have waived such mandatory prepayment in writing.

7.                                      Term Loan Lenders Purchase Option.

7.1.                            Purchase Notice.  Within ten (10) Business Days after (i) each date, if any, that the Revolving Agent delivers a notice to the Term Loan Agent stating that an Event of Default has occurred and is continuing under the Revolving Loan Credit Agreement due to the Borrower’s failure to timely pay principal or interest thereunder or that any of the Revolving Loan Creditors intend to (x) commence an Enforcement Action (it being agreed to and understood that Revolving Loan Creditors shall be obligated to deliver to Term Loan Agent a notice that they intend to commence an Enforcement Action with respect to all or any portion of the Revolving Loan Collateral) no less than five (5) days prior to the actual commencement of such Enforcement Action, which notice shall be deemed timely given if given in accordance with Section 3.1(b) or any other provision of this Agreement or applicable law requiring notice of such action by Revolving Agent), (y) accelerate all or a substantial portion of the Revolving Loan Obligations as a result of a then existing Event of Default under the Revolving Loan Credit Agreement or (z) terminate the commitment to lend under the Revolving Loan Credit Agreement, (ii) the commencement of any Insolvency Proceeding, (iii) the occurrence and continuance of an Event of Default under the Term Loan Credit Agreement due to the Borrower’s failure to timely pay principal or interest thereunder, or (iv) the Revolving Lenders shall have ceased providing revolving loans and/or letters of credit that the Borrower is otherwise entitled to under the Revolving Loan Credit Agreement for a period of five (5) consecutive Business Days following Borrower’s initial and unfulfilled request therefor (the occurrence of any such event described in clauses (i) — (iv) is referred to herein as a “Trigger Event”), one or more Term Loan Lenders (and/or, at the election of the applicable Term Loan Lenders, their respective affiliates and approved investment funds) (all such Term Loan Lenders, affiliates and approved funds being referred to herein individually as a “Term Loan Purchaser” and collectively as the “Term Loan Purchasers”) shall have an option to purchase from the Revolving Loan Creditors all, but not less than all, of the Revolving Loan Obligations owing to them at par and provide the Required Cash Collateral by giving a written notice (the “Purchase Notice”) to the Revolving Agent prior to the expiration of such ten (10) Business Day period.  The Purchase Notice from the applicable Term Loan Lenders, on behalf of the Term Loan Purchasers, to the Revolving Agent shall be irrevocable.  If no such Purchase Notice is received from a Term Loan Lender, with respect to any Trigger Event, within such ten (10) Business Day period, the option granted pursuant to this Section 6 with respect to such Trigger Event to such Term Loan Lender to purchase such Revolving Loan Obligations shall irrevocably expire and such Term Loan Lender shall have no further rights under this Section 6 with respect to such Trigger Event.

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7.2.                            Purchase Option Closing.  On the date specified by the applicable Term Loan Lenders in the Purchase Notice (which shall not be less than three (3) Business Days nor more than fifteen (15) calendar days, after the receipt by the Revolving Agent of the Purchase Notice), each Revolving Loan Lender shall sell to the applicable Term Loan Purchasers, and the applicable Term Loan Purchasers shall purchase from each Revolving Loan Lender, all, but not less than all, of the Revolving Loan Obligations (excluding all such obligations for which Required Cash Collateral is to be provided) owing to such Revolving Loan Lender at par and provide the Required Cash Collateral, and during such period, subject to Section 7.5, the Revolving Loan Creditors shall not take any Enforcement Action and shall not accelerate (if the Revolving Obligations have not already been accelerated) all or any part of the Revolving Loan Obligations without the consent of the Term Loan Required Lenders.

7.3.                            Purchase Price.  Such purchase and sale shall be made by execution and delivery by the applicable Secured Creditors of a Commitment Transfer Supplement in the form attached to the Revolving Loan Credit Agreement (provided, the Term Loan Purchasers shall not be required to take promissory notes evidencing their respective interests in the Revolving Loan Obligations).  Upon the date of such purchase and sale (or date thereafter, as applicable), the applicable Term Loan Purchasers shall:

(a)                                 pay or provide to the Revolving Agent for the benefit of the Revolving Loan Lenders as the purchase price therefor the sum of (i) the full amount of all of the Revolving Loan Obligations then outstanding and unpaid (including principal, accrued and unpaid interest, unpaid fees, and expenses, including reasonable attorneys’ fees and expenses, in each case in accordance with the Revolving Loan Financing Documents) but excluding (y) all such obligations for which Required Cash Collateral is to be provided and (z) except as otherwise provided below, any early termination fee or prepayment fee payable pursuant to the Revolving Loan Credit Agreement, plus (ii) the Required Cash Collateral plus (iv) solely to the extent actually collected by Term Loan Agent or such Term Loan Purchasers within forty five (45) calendar days following the consummation of the purchase and sale described in this Section 7, the early termination fee provided for in Section 13.1 of the Revolving Loan Credit Agreement (it being understood and agreed that payment of such early termination fee shall not be a condition to the purchase and sale described herein and the Term Loan Purchasers sole obligation with respect to such fee shall be to deliver such fee to the Revolving Agent to the extent actually received from the Borrower or any other Obligor, as required by the foregoing clause (iv));

(b)                                 be deemed to have agreed not to amend, modify or waive the provisions of (i) Section 13.1 of the Revolving Loan Credit Agreement so as to waive or reduce the early termination fee set forth therein or (ii) Sections 2.9 through 2.18 thereof unless and until the earlier to occur of (1) all letters of credit issued under the Revolving Loan Credit Agreement having terminated or expired or been cancelled and (2) the Borrower and the applicable Revolving Loan Creditors shall have entered into separate, independent letter of credit facility agreements (“Independent LC Agreements”) reflecting, in all material respects, the terms of Sections 2.9 through 2.18 of the Revolving Loan Credit Agreement; and

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(c)                                  be deemed to have agreed to reimburse (or if required by any Revolving Loan Creditor, backed by stand-by letters of credit or cash collateral in an amount and in a manner reasonably satisfactory to the Revolving Agent) the Revolving Loan Creditors in respect of indemnification obligations of Obligors under the Revolving Loan Financing Documents owed to a Revolving Loan Creditor as to matters or circumstances for which a claim has been asserted in good faith by the Revolving Agent or another Revolving Loan Creditor in writing on or before the date of such purchase and sale; provided, in no event will Term Loan Lenders or any Term Loan Purchaser have any liability for such amounts in excess of proceeds of Term Loan Collateral received by Term Loan Lenders or any other Term Loan Purchaser.

Such purchase price and cash collateral shall be remitted by wire transfer of immediately available funds to such bank account of the Revolving Agent as the Revolving Agent may designate in writing to the applicable Term Loan Purchasers for such purpose.  Interest and fees shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the applicable Term Loan Purchasers to the bank account designated by the Revolving Agent are received in such bank account prior to 1:00 p.m. New York, New York time and interest shall be calculated to and including such Business Day if the amounts so paid by the applicable Term Loan Purchasers to the bank account designated by the Revolving Agent are received in such bank account later than 1:00 p.m. New York, New York time.

7.4.                            Nature of Sale.  Such purchase and sale shall be expressly made without representation or warranty of any kind by the Revolving Loan Creditors as to the Revolving Loan Obligations or otherwise and without recourse to the Revolving Loan Creditors, except for several (not joint) representations and warranties as to the following:  (i) the notional amount of the Revolving Loan Obligations being purchased (including as to the principal of and accrued and unpaid interest on such Revolving Loan Obligations, fees and expenses thereof, and other amounts set forth in Section 7.3), (ii) that the Revolving Loan Lenders own the Revolving Loan Obligations free and clear of any Liens, and (iii) each Revolving Loan Lender has the full right and power to assign its Revolving Loan Obligations and such assignment has been duly authorized by all necessary corporate action by such Revolving Loan Lender.  Upon the consummation of such purchase and sale, all letters of credit, Cash Management Liabilities and Hedge Liabilities originally issued under or secured by the Revolving Loan Financing Documents, including all such obligations in respect of which Required Cash Collateral shall have been provided, shall, in each case, no longer be secured by or under the Revolving Loan Financing Documents or constitute Revolving Loan Obligations under the Revolving Loan Financing Documents and the applicable Revolving Loan Creditors and the Borrower shall enter into Independent LC Agreements for all outstanding letters of credit promptly following the consummation of such purchase and sale.  Notwithstanding anything to the contrary set forth herein, from and after the date of such purchase and sale, the claims of the Revolving Loan Creditors for contingent indemnification obligations of the Obligors, if any, that survive the termination of the Revolving Loan Credit Agreement which have not been paid as set forth in Section 7.3 above will continue in full force and effect to the same extent available to any Person that was at any time party to the Revolving Loan Financing Documents as a Revolving Loan Creditor.

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7.5.                            Notice of Intended Action.  The Revolving Agent shall not be required to refrain from taking Enforcement Actions or accelerating all or any portion of the Revolving Loan Obligations during the pendency of a Purchase Option transaction, if in the good faith determination of Revolving Agent, (i) a fraud has been committed by any Obligor in connection with the Revolving Loan Obligations, or (ii) delay of the Enforcement Actions or acceleration, as the case may be, by Revolving Agent would have a reasonable likelihood of (A) causing a diminution in value of the Revolving Loan Collateral (or, after receipt by the Revolving Agent of the irrevocable Purchase Notice from the applicable Term Loan Lenders pursuant to Section 7.1 above, a material diminution in value of the Revolving Loan Collateral taken as a whole), or (B) jeopardizing the Revolving Loan Creditors’ ability to realize on the Revolving Loan Collateral (or, after receipt by the Revolving Agent of the irrevocable Purchase Notice from the applicable Term Loan Lenders pursuant to Section 7.1 above, their ability to realize on a material portion of the Revolving Loan Collateral).

7.6.                            Release and Resignation.  Upon the consummation of any purchase and sale provided for in this Section 7, the Revolving Loan Creditors shall be released from and discharged of their respective duties, responsibilities and obligations under or in connection with the Revolving Loan Financing Documents, and, notwithstanding any notice, consent or other requirements to the contrary in the Revolving Loan Credit Agreement, concurrently with the closing of such purchase and sale, the Revolving Agent shall be deemed to have resigned as “Agent” under the Revolving Loan Credit Agreement and the Term Loan Agent or any designee of the Term Loan Creditors shall be deemed to have succeeded to the role of “Agent” under the Revolving Loan Credit Agreement.

8.                                      Bankruptcy Matters.

8.1.                            Bankruptcy.  This Agreement shall be applicable both before and after the filing of any petition by or against any Obligor under the Bankruptcy Code or any other Insolvency Proceeding and all converted or succeeding cases in respect thereof, and all references herein to any Obligor shall be deemed to apply to the trustee for such Obligor and such Obligor as a debtor-in-possession.  This Agreement shall constitute a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.  The relative rights of the Term Loan Creditors and the Revolving Loan Creditors in or to any Distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the filing of such petition on the same basis as prior to the date of such filing, subject to any court order approving the financing of, or use of cash collateral by, any Obligor as debtor-in-possession in accordance with the terms hereof.

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8.2.                            Post Petition Financing.

(a)                                 If any Obligor or Obligors shall become subject to a case under the Bankruptcy Code and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of DIP Financing to be provided by one or more of the Term Loan Lenders or one of their affiliates with the consent of the Term Loan Agent, each Revolving Loan Creditor agrees that no Revolving Loan Creditor shall contest or oppose in any manner such DIP Financing (except to the extent expressly permitted pursuant to this Section 8.2(c)) or such use of cash collateral and shall be deemed to have waived any objections to such financing or such use of cash collateral as long as (i) to the extent such DIP Financing is secured by Liens on the Revolving Loan Priority Collateral, unless the Revolving Loan Agent provides prior written consent to the contrary, such DIP Financing is secured by Liens that are subordinate to the Liens of the Revolving Loan Agent on the Revolving Loan Priority Collateral in a manner consistent with the terms and provisions of this Agreement, (ii) the Revolving Loan Creditors retain a Lien on the Revolving Loan Collateral (including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same relative priority as provided for under this Agreement, (iii) the Revolving Loan Creditors are permitted to seek (without objection from the Term Loan Creditors) additional or replacement Liens on post-petition assets consisting of Revolving Loan Collateral, with the same relative priority as provided for under this Agreement and adequate protection in the form of cash payments of interest, fees and expenses (provided that the inability of the Revolving Loan Creditors to receive such a Lien or adequate protection shall not affect the agreements and waivers set forth in this Section 8.2(a)), (iv) the aggregate principal amount of such DIP Financing (including letters of credit issued or arranged under such facility), assuming the full funding of loans and commitments for such DIP Financing, together with the then-outstanding principal amount of the Term Loan Obligations does not exceed the Maximum Principal Amount of Term Loan Debt, unless the Revolving Loan Agent provides prior written consent to the contrary, and (v) such DIP Financing or use of such cash collateral is subject to the terms of this Agreement.  Each Revolving Loan Creditor hereby agrees it shall not, directly or through an affiliate, seek to provide DIP Financing secured by Liens on Term Loan Priority Collateral equal or senior to the Liens of the Term Loan Creditors thereon unless the Term Loan Agent shall have consented to such DIP Financing.  To the extent any DIP Financing proposed by one or more Term Loan Creditors does not comply with this Section 8.2(a), the Revolving Loan Creditors may object to such non-compliant terms on any grounds available, including on grounds available to a secured creditor and to an unsecured creditor.

(b)                                 In any Insolvency Proceeding, (i) no Revolving Loan Creditor will oppose the Term Loan Creditors’ motions to receive adequate protection payments, or post-petition interest, or additional collateral in connection with any use of cash collateral or DIP Financing meeting the requirements of Section 8.2(a) or otherwise in connection with the Term Loan Collateral and (ii) until the Term Loan Termination Date, any adequate protection payments received by Revolving Loan Creditors from the proceeds of any Term Loan Priority Collateral shall, absent the consent or direction of Term Loan Agent, be applied as set forth in Section 4 hereof.

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(c)                                  If any Obligor or Obligors shall become subject to a case under the Bankruptcy Code and such Obligor or Obligors as debtor(s)-in-possession (or a trustee appointed on behalf of such Obligor or Obligors) shall move for approval of DIP Financing to be provided by one or more of the Revolving Loan Lenders or one of their affiliates with the consent of the Revolving Loan Agent, each Term Loan Creditor agrees that no Term Loan Creditor shall contest or oppose in any manner such DIP Financing (except to the extent expressly permitted pursuant to this Section 8.2(c)) or such use of cash collateral and shall be deemed to have waived any objections to such financing or such use of cash collateral as long as (i) to the extent such DIP Financing is secured by Liens on the Term Loan Priority Collateral, unless the Term Loan Agent provides prior written consent to the contrary, such DIP Financing is secured by Liens that are subordinate to the Liens of the Term Loan Agent on the Term Loan Priority Collateral in a manner consistent with the terms and provisions of this Agreement, (ii) the Term Loan Creditors retain a Lien on the Term Loan Collateral (including proceeds thereof arising after the commencement of such Insolvency Proceeding) with the same relative priority as provided for under this Agreement, (iii) the Term Loan Creditors are permitted to seek (without objection from the Revolving Loan Creditors) additional or replacement Liens on post-petition assets consisting of Term Loan Collateral, with the same relative priority as provided for under this Agreement and adequate protection in the form of cash payments of interest, fees and expenses (provided that the inability of the Term Loan Creditors to receive such a Lien or adequate protection shall not affect the agreements and waivers set forth in this Section 8.2(a)), (iv) the aggregate principal amount of such DIP Financing (including letters of credit issued or arranged under such facility), assuming the full funding of loans and commitments for such DIP Financing, together with the then-outstanding principal amount of the Revolving Loan Obligations does not exceed the applicable components of the Maximum Principal Amount of Revolving Loan Debt, unless the Term Loan Agent provides prior written consent to the contrary, and (v) such DIP Financing or use of such cash collateral is subject to the terms of this Agreement.  Each Term Loan Creditor hereby agrees it shall not, directly or through an affiliate, seek to provide DIP Financing secured by Liens on Revolving Loan Priority Collateral equal or senior to the Liens of the Revolving Loan Creditors thereon unless the Revolving Loan Agent shall have consented to such DIP Financing.  To the extent any DIP Financing proposed by one or more Revolving Loan Creditors does not comply with this Section 8.2(c), the Term Loan Creditors may object to such non-compliant terms on any grounds available, including on grounds available to a secured creditor and to an unsecured creditor.

(d)                                 In any Insolvency Proceeding, (i) no Term Loan Creditor will oppose the Revolving Loan Creditors’ motions to receive adequate protection payments, or post-petition interest, or additional collateral in connection with any use of cash collateral or DIP Financing meeting the requirements of Section 8.2(c) or otherwise in connection with the Revolving Loan Collateral and (ii) until the Revolving Loan Termination Date, any adequate protection payments received by Term Loan Creditors from the proceeds of any Revolving Loan Priority Collateral shall, absent the consent or direction of Revolving Agent, be applied as set forth in Section 4 hereof.

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8.3.                            Sale of Collateral; Waivers.  Each Revolving Loan Creditor agrees it will consent to and otherwise will not object to or oppose a sale or other disposition of any Term Loan Priority Collateral securing the Obligations under the Term Loan Financing Documents (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Term Loan Agent has consented to such sale or disposition of such assets, it being understood that the Revolving Loan Creditors shall be entitled to a second priority Lien with respect to the net proceeds of such sale subject to the terms and conditions of this Agreement.  Each Term Loan Creditor agrees it will consent to and otherwise will not object to or oppose a sale or other disposition of any Revolving Loan Priority Collateral securing the Obligations under the Revolving Loan Financing Documents (or any portion thereof) free and clear of Liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Revolving Agent has consented to such sale or disposition of such assets, it being understood that the Term Loan Creditors shall be entitled to a second priority Lien with respect to the net proceeds of such sale subject to the terms and conditions of this Agreement.  Each Revolving Loan Creditor waives any claim any such Revolving Loan Creditor may now or hereafter have arising out of the Term Loan Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code.  Each Term Loan Creditor waives any claim any such Term Loan Creditor may now or hereafter have arising out of the Revolving Loan Creditors’ election in any proceeding instituted under Chapter 11 of the Bankruptcy Code of the application of Section 1111(b)(2) of the Bankruptcy Code.  Each Revolving Loan Creditor agrees, following commencement of an Insolvency Proceeding, not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of the Term Loan Creditors’ claim as a fully secured claim with respect to all or part of the Term Loan Obligations, or opposing any action by the Term Loan Creditors to enforce their rights or remedies under, or relating to, the Term Loan Financing Documents (except to the extent restricted or prohibited under this Agreement with respect to Revolving Loan Priority Collateral), (ii) challenging the enforceability, validity, priority or perfected status of any or all of the Term Loan Obligations or any Liens of the Term Loan Creditors on the Term Loan Collateral, (iii) asserting any claims which the Obligors may hold with respect to the Term Loan Creditors, (iv) seeking to lift any automatic stay relating to the Term Loan Priority Collateral, or (v) opposing a motion by the Term Loan Creditors to lift any automatic stay relating exclusively to the Term Loan Priority Collateral.  Each Term Loan Creditor agrees, following commencement of an Insolvency Proceeding, not to initiate or prosecute or join with any other Person to initiate or prosecute any claim, action or other proceeding (i) challenging the validity or enforceability of the Revolving Loan Creditors’ claim as a fully secured claim with respect to all or part of the Revolving Loan Obligations, or opposing any action by the Revolving Loan Creditors to enforce their rights or remedies under, or relating to, the Revolving Loan Financing Documents (except to the extent restricted or prohibited under this Agreement with respect to Term Loan Priority Collateral), (ii) challenging the enforceability, validity, priority or perfected status of any or all of the Revolving Loan Obligations or any Liens of the Revolving Loan Creditors on the Revolving Loan Collateral, (iii) asserting any claims which the Obligors may hold with respect to the Revolving Loan Creditors, (iv) seeking to lift any automatic stay relating to the Revolving Loan Priority Collateral, or (v) opposing a motion by the Revolving Loan Creditors to lift any automatic stay relating exclusively to the Revolving Loan Priority Collateral.

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8.4.                            Invalidated Payments.  To the extent any Term Loan Creditor receives payments on, or proceeds of, Term Loan Collateral for the Term Loan Obligations which are subsequently invalidated, avoided as or declared to be fraudulent or preferential transfers, otherwise set aside, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then (a) to the extent of such payment or proceeds received, such Term Loan Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Term Loan Creditor and (b) the Term Loan Termination Date shall not be deemed to have occurred and this Agreement shall continue in full force and effect.  To the extent any Revolving Loan Creditor has received proceeds of Term Loan Priority Collateral or a Distribution from Term Loan Priority Collateral to which such Revolving Loan Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds or such Distribution, such Revolving Loan Creditor shall turn over such proceeds or such Distributions to the Term Loan Agent for reapplication to the Term Loan Obligations in accordance with this Agreement.  To the extent any Revolving Loan Creditor receives payments on, or proceeds of, Revolving Loan Collateral for the Revolving Loan Obligations which are subsequently invalidated, avoided as or declared to be fraudulent or preferential transfers, otherwise set aside, and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then (x) to the extent of such payment or proceeds received, such Revolving Loan Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by such Revolving Loan Creditor and (y) the Revolving Loan Termination Date shall not be deemed to have occurred and this Agreement shall continue in full force and effect.  To the extent any Term Loan Creditor has received proceeds of Revolving Loan Priority Collateral or a Distribution from Revolving Loan Priority Collateral to which such Term Loan Creditor would not have been entitled under this Agreement had such reinstatement occurred prior to receipt of such proceeds or such Distribution, such Term Loan Creditor shall turn over such proceeds or such Distributions to the Revolving Agent for reapplication to the Revolving Loan Obligations in accordance with this Agreement.

8.5.                            Payments.  In the event of any Insolvency Proceeding:

(a)                                 Subject to Section 2.4, (1) (x) all net proceeds of Term Loan Priority Collateral (other than Permitted Reorganization Securities) shall be applied pursuant to Section 4 hereof to permanently reduce the Term Loan Obligations until all Term Loan Obligations are Paid in Full before any Distribution with the proceeds thereof, whether in cash, securities or other property, shall be made to one or more Revolving Loan Creditors on account of any Revolving Loan Obligations, and (y) any Distribution from Term Loan Priority Collateral, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Revolving Loan Obligations (other than Permitted Reorganization Securities) shall be paid or delivered directly to the Term Loan Agent to be applied pursuant to Section 4 hereof until all Term Loan Obligations are Paid In Full and (2) (x) all net proceeds of Revolving Loan Priority Collateral (other than Permitted Reorganization Securities) shall be applied pursuant to Section 4 hereof to permanently reduce the Revolving Loan Obligations until all Revolving Loan Obligations are Paid in Full before any Distribution with the proceeds thereof, whether in cash, securities or other property, shall be made to one or more Term Loan Creditors on account of any Term Loan Obligations, and (y) any Distribution from

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Revolving Loan Priority Collateral, whether in cash, securities or other property which would otherwise, but for the terms hereof, be payable or deliverable in respect of the Term Loan Obligations (other than Permitted Reorganization Securities) shall be paid or delivered directly to the Revolving Agent to be applied pursuant to Section 4 hereof until all Revolving Loan Obligations are Paid In Full.

(b)                                 Each Revolving Loan Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions described in Section 8.5(a) from Term Loan Priority Collateral to the Term Loan Agent.  Each of the Revolving Loan Creditors also irrevocably authorizes and empowers the Term Loan Agent, in the name of such Revolving Loan Creditor, to demand, sue for, collect and receive any and all such Distributions from Term Priority Loan Collateral.  Each Term Loan Creditor irrevocably authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other Person having authority, to pay or otherwise deliver all such Distributions described in Section 8.5(a) from Revolving Loan Priority Collateral to the Revolving Agent.  Each of the Term Loan Creditors also irrevocably authorizes and empowers the Revolving Agent, in the name of such Term Loan Creditor, to demand, sue for, collect and receive any and all such Distributions from Revolving Loan Priority Collateral.

8.6.                            Notice of Claims.  The parties acknowledge and agree that (i) the claims and interests of the Term Loan Creditors under the Term Loan Financing Documents are substantially different from the claims and interests of the Revolving Loan Creditors under the Revolving Loan Financing Documents and (ii) such claims and interests should be treated as separate classes for purposes of Section 1122 of the Bankruptcy Code and, in any Insolvency Proceeding, no Term Loan Creditor and no Revolving Loan Creditor shall, in any case, object to such treatment of such claims and interests or make any assertion to the contrary.

8.7.                            Rights as Unsecured Creditors.  Except as otherwise provided herein, in any Insolvency Proceeding, the Revolving Loan Creditors may exercise rights and remedies as unsecured creditors against any of the Borrower and other Obligors in accordance with the Revolving Loan Financing Documents and applicable law.  Except as otherwise provided herein, in any Insolvency Proceeding, the Term Loan Creditors may exercise rights and remedies as unsecured creditors against any of the Borrower and other Obligors in accordance with the Term  Loan Financing Documents and applicable law.

9.                                      Miscellaneous.

9.1.                            Termination.  Subject to Section 8.4, this Agreement shall terminate and be of no further force and effect upon either (a) the Term Loan Termination Date, or (b) the Revolving Loan Termination Date; provided, the provisions of Section 2.7 shall survive the termination of this Agreement.

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9.2.                            Successors and Assigns.  This Agreement shall be binding upon each Secured Creditor and its respective successors and assigns and shall inure to the benefit of each Secured Creditor and its respective successors, participants and assigns.  In connection with any participation or other transfer or assignment of the Revolving Loan Obligations or the Term Loan Obligations, the applicable Secured Creditor shall disclose to such participant or other transferee or assignee the existence and terms and conditions of this Agreement.  In the case of any participation or other transfer or assignment the participant, assignee or transferee acquiring any interest in the Term Loan Obligations or the Revolving Loan Obligations, as the case may be, shall execute and deliver to the Revolving Agent or Term Loan Agent, respectively, a written acknowledgment of receipt of a copy of this Agreement and the written agreement by such Person to be bound by the terms of this Agreement (unless the Revolving Loan Credit Agreement or Term Loan Credit Agreement, as applicable, contains express provisions providing that such Person agrees to be bound by the terms of this Agreement upon become a party thereto).  The Revolving Loan Credit Agreement and Term Loan Credit Agreement shall provide that at all times the respective Agent has the power and authority to bind the respective Secured Creditors for which it acts as agent to the terms of this Agreement and to act as agent for the applicable Secured Creditors in respect of receiving all notices to be delivered to a Secured Creditor hereunder.

9.3.                            Notices.  All notices and other communications provided for hereunder shall be in writing and shall be mailed, sent by overnight courier, facsimile, or delivered, as follows:

If to any Term Loan Creditor, to it at the following address:

Golub Capital LLC, as Term Loan Agent
666 Fifth Avenue

New York, NY  10103
Attention:                                       Nicholas Chan
Facsimile:                                       (212) 750-3756

and

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention:  Derek Ladgenski, Esq.

Facsimile:                                       (312) 902-1061

If to any Revolving Loan Creditor, to it at the following address

PNC Bank, National Association

c/o PNC Business Credit
2 North Lake Avenue, Suite 440
Pasadena, California 91101
Attention:                                       Kevin J. Gimber
Facsimile:                                       (626) 432-4589

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with a copy to:

PNC Bank, National Association
PNC Agency Services PNC
Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219
Attention:                                       Lisa Pierce
Facsimile:                                       (412) 762-8672

and to

Blank Rome, LLP

1925 Century Park East, Suite 1900
Los Angeles, California 90067
Attention:                                       Danielle V. Garcia
Facsimile:                                       (424) 239-3394

The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention:                                       Lawrence F. Flick II
Facsimile:                                       (215) 832-5556

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 9.3.  All such notices and other communications shall be effective (i) if sent by registered mail, return receipt requested, when received or three (3) Business Days after mailing, whichever first occurs, (ii) if sent by facsimile, when transmitted and a confirmation of successful delivery (including such a confirmation generated by the sender’s facsimile machine) is received, provided the same is accomplished prior to 5:00 PM, New York, New York time, on a Business Day and, if not, then such notice so delivered will be effective on the next Business Day, or (iii) if delivered by messenger or nationally recognized overnight courier with instructions to deliver the next Business Day, upon delivery, provided the same is on a Business Day and, if not, then such notice so delivered will be effective on the next Business Day.

9.4.                            Counterparts.  This Agreement may be executed by the parties hereto in several counterparts, and each such counterpart shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Signatures delivered by facsimile, email or other electronic transmission shall have the same force and effect as original signatures.

9.5.                            GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE.  THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW THAT WOULD RESULT IN THE IMPOSITION OF THE LAWS OF ANY OTHER STATE), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF

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AMERICA (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES).  EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS; PROVIDED, NOTWITHSTANDING THE FOREGOING, IT IS HEREBY ACKNOWLEDGED AND AGREED THAT INSOLVENCY PROCEEDINGS MAY BE INITIATED IN JURISDICTIONS OTHER THAN THE FOREGOING AND MATTERS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN THE BANKRUPTCY COURT HEARING SUCH INSOLVENCY PROCEEDING.  EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.

9.6.                            MUTUAL WAIVER OF JURY TRIAL.  THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

9.7.                            Amendments.  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Person from the terms hereof, shall in any event be effective unless it is in writing and signed by the Term Loan Agent (with the consent of the Term Loan Required Lenders under the terms of the Term Loan Credit Agreement) and the Revolving Agent (with the consent of the Revolving Loan Required Lenders under the terms of the Revolving Loan Credit Agreement).  In no event shall the consent of any Obligor be required in connection with any amendment or other modification of this Agreement.

9.8.                            No Waiver.  No failure or delay on the part of any Secured Creditor in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

9.9.                            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

36

9.10.                     Further Assurances.  Each of the Agents agrees to cooperate fully with each other party hereto to effectuate the intent and provisions of this Agreement and, from time to time, to execute and deliver any and all other agreements, documents or instruments, and to take such other actions, as may be reasonably necessary or desirable to effectuate the intent and provisions of this Agreement.

9.11.                     Headings.  The section headings contained in this Agreement are and shall be without meaning or content whatsoever and are not part of this Agreement.

9.12.                     Lien Priority Provisions.  This Agreement and the rights and benefits hereunder shall inure solely to the benefit of the Term Loan Creditors and the Revolving Loan Creditors and their respective successors and permitted assigns and no other Person (including the Obligors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert rights or benefits hereunder.  Nothing contained in this Agreement is intended to or shall impair the obligation of any Obligor to pay the Obligations as and when the same shall become due and payable in accordance with their respective terms, or to affect the relative rights of the creditors of any Obligor, other than the Term Loan Creditors and the Revolving Loan Creditors as between themselves.

9.13.                     Credit Analysis.  The Secured Creditors shall each be responsible for keeping themselves informed of (i) the financial condition of the Obligors and all other endorsers, obligors and/or guarantors of the Obligations and (ii) all other circumstances bearing upon the risk of nonpayment of the Obligations.  No Secured Creditor shall have any duty to advise any other Secured Creditor of information known to it regarding such condition or any such other circumstances or otherwise.  No Secured Creditor assumes any liability to any other Secured Creditor or to any other Person with respect to:  (a) the financial or other condition of Obligors under any instruments of guarantee with respect to the Obligations, (b) the enforceability, validity, value or collectibility of the Obligations, any Collateral therefor, or any guarantee or security which may have been granted in connection with any of the Obligations or (c) any Obligor’s title or right to transfer any Collateral or security.

9.14.                     Waiver of Claims.  To the maximum extent permitted by law, each party hereto waives any claim it might have against any Secured Creditor with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight other than such which constitutes gross negligence whatsoever on the part of the any party hereto or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Documents or any transaction relating to the Collateral.  None of the Secured Creditors, nor any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or, except as specifically provided herein, shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Obligor or any Secured Creditor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

9.15.                     Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the Documents, the provisions of this Agreement shall govern.

37

9.16.                     Representations and Warranties.  The Revolving Agent, on the one hand, and the Term Loan Agent, on the other hand, each hereby represents and warrants to the other that:  (i) the execution, delivery and performance of this Agreement by such Person is within the powers of such Person, have been duly authorized by such Person, and do not contravene any law, any provision of any of the Documents to which such Person is a party or any other agreement to which such Person is a party or by which it is bound, and (ii) this Agreement constitutes the legal, valid and binding obligations of such Person, enforceable in accordance with its terms and shall be binding on it (except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles).

9.17.                     Roles of Secured Creditors.  The parties hereto agree that any limitations, restrictions or prohibitions imposed on any Secured Creditor in its capacity as Junior Agent or a Junior Creditor hereunder shall not apply to any such Secured Creditor in its capacity as a holder of debt or equity under documentation not subject to this Agreement.

- Remainder of Page Intentionally Blank; Signature Pages Follow —

38

IN WITNESS WHEREOF, the Revolving Agent and Term Loan Agent have caused this Agreement to be executed as of the date first above written.

TERM LOAN AGENT:

GOLUB CAPITAL LLC

By:
Name: Marc C. Robinson
Title: Managing Director

Intercreditor Agreement

IN WITNESS WHEREOF, the Revolving Agent and Term Loan Agent have caused this Agreement to be executed as of the date first above written.

REVOLVING AGENT:

PNC BANK, NATIONAL ASSOCIATION

By:
Name:	Kevin J. Gimber
Title:	Assistant Vice President

Intercreditor Agreement

ACKNOWLEDGMENT

Dated May 31, 2013

Each of the undersigned hereby acknowledges and agrees to the terms and provisions of the foregoing Intercreditor Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof, the “Intercreditor Agreement”) by and among PNC Bank, National Association, as Revolving Agent, and Golub Capital LLC, as Term Loan Agent, including, without limitation, Sections 3.1 and  7.6.  Capitalized terms used in this Acknowledgment and not otherwise defined herein shall have the meanings ascribed to such terms in the Intercreditor Agreement.

Each of the undersigned further acknowledges and agrees that:  (i) although it may sign this Acknowledgment it is not a party to the Intercreditor Agreement and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Intercreditor Agreement other than as set forth in this Acknowledgement; (ii) it will execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of any of the Secured Creditors to effectuate the provisions and purposes of the foregoing Intercreditor Agreement, in each case, to the extent required by the terms of the applicable Documents; and (iii) each Secured Creditor may provide any information regarding the Obligors, the Documents or the Collateral to the other Secured Creditors and may take all actions described in the Intercreditor Agreement (subject to the terms of the Documents where applicable).  Notwithstanding any provision of this Acknowledgment or the Intercreditor Agreement to the contrary, no amendment, waiver, supplement or other modification of the Intercreditor Agreement shall (a) increase the obligations of the Obligors, (b) impair the rights granted to the Obligors under the Documents, or (c) amend, or have the effect of amending, in a manner adverse to the Obligors, (i) the definitions of “Maximum Principal Amount of Revolving Loan Debt,” “Maximum Principal Amount of Term Loan Debt,” “Revolving Loan Obligations,” “Term Loan Obligations” or “Obligations” or (ii) Section 6.1 or Section 6.2 hereof,  without the prior written consent of the Borrower.

BOOT BARN, INC., a Delaware corporation

By:
Name:
Title:

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By:
Name:
Title:

RCC WESTERN STORES, INC.,
a South Dakota corporation

By:
Name:
Title:

BASKINS ACQUISITION HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

Intercreditor Agreement

EXHIBIT 9.3

ENVIRONMENTAL COMPLIANCE CERTIFICATE

[Parent Holdco’s Letterhead]

PNC Bank, National Association

2 North Lake Avenue, Suite 440

Pasadena California 91101

Gentlemen:

I hereby certify in my individual capacity as the [President] [Chief Financial Officer]  of Boot Barn Holding Corporation, a Delaware corporation (“Parent Holdco”) and not in any individual capacity, that, except as listed on Schedule A attached hereto, to the best of my knowledge Boot Barn, Inc., a Delaware corporation (“Borrower”), Parent Holdco, RCC Western Stores, Inc., a South Dakota corporation, and Baskins Acquisition Holdings, LLC, a Delaware limited liability company, are in compliance in all material respects with all federal, state and local Environmental Laws.  Capitalized terms used but not defined herein shall have the meanings set forth in the Second Amended and Restated Revolving Credit and Security Agreement dated as of May 31, 2013, among Borrower, Parent Holdco, the lenders from time to time party thereto, and PNC Bank, National Association, as agent.

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this            day of                           , 20      .

BOOT BARN HOLDING CORPORATION,
a Delaware corporation

By:
Name:
Title: [President] or [Chief Financial Officer]

Schedule A to Environmental Compliance Certificate

Noncompliance with Environmental Laws

EXHIBIT 15.3

COMMITMENT TRANSFER SUPPLEMENT

This COMMITMENT TRANSFER SUPPLEMENT, dated as of [                            ], among [                                                                                            ] (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), and PNC Bank, National Association (“PNC”) as agent for the Lenders (as defined below) under the Credit Agreement (as defined below).

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 15.3 of the Second Amended and Restated Revolving Credit and Security Agreement dated as of May 31, 2013 (as from time to time amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”) among Boot Barn, Inc., a Delaware corporation (“Borrower”), Boot Barn Holding Corporation, a Delaware corporation, PNC and the various other financial institutions (collectively, the “Lenders”) and PNC as agent for Lenders (in such capacity, “Agent”) named in or which hereafter become a party to the Credit Agreement;

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender rights obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.             All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.             Upon receipt by the Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received.  From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.             At or before 12:00 Noon (New York City Time) on the Transfer Effective Date each Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding

Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Revolving Credit Note, if any. Effective upon receipt by Transferor Lender of the Purchase Price from a Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns, and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Revolving Credit Note, if any, together with all instruments, documents and collateral security pertaining thereto.

4.             Transferor Lender has made arrangements with each Purchasing Lender with respect to (a) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date, and (b) the portion, if any, to be paid and the date or dates for payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.             (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Revolving Credit Note, if any, shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Revolving Credit Note, if any, shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrower.

6.             Concurrently with the execution and delivery hereof, Transferor Lender will provide to each Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time, upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

7.             By executing and delivering this Commitment Transfer Supplement, Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows; (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or

2

the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Revolving Credit Note, if any, or any other instrument or document furnished pursuant thereto; (b) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its Obligations under the Credit Agreement, the Revolving Credit Note, if any, or any other instrument or document furnished pursuant hereto; (c) each Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (d) each Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (e) each Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof; (f) each Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by each as a Lender; and (g) each Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrower that it is either (x) entitled to the benefits of any income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrower under the Credit Agreement and the Other Documents or (y) is engaged in trade or business within the United States of America.

8.             Schedule I hereto sets forth the revised Commitment Percentages of Transferor Lender and the Commitment Percentage of each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized offices on the date set forth above.

[ ]
as Transferor Lender

By:
Name:
Title:

[ ]
as a Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION
as Agent

By:
Name:
Title:

[Acknowledged and agreed to:

BOOT BARN, INC.,
as Borrower

By
Name
Title	](3)

(3)  Include if required under the Credit Agreement.

[Signature Page to Commitment Transfer Supplement]

SCHEDULE I TO
COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICE AND COMMITMENT AMOUNTS

[Transferor Lender]	Revised Commitment Amount	$

	Revised Commitment Percentage		%

[Purchasing Lender]	Commitment Amount	$

	Commitment Percentage		%

Addresses for Notices:

Attention:

Telephone:

Telecopier:

[Schedule I to Commitment Transfer Supplement]

SCHEDULE II TO
COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:	, as Transferor Lender

And

, as Purchasing Lender:

The undersigned, as Agent under the Second Amended and Restated Revolving Credit and Security Agreement dated as of May 31, 2013 among BOOT BARN, INC., a Delaware corporation (“Borrower”), BOOT BARN HOLDING CORPORATION, a Delaware corporation, the financial institutions named therein (the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION, as a Lender and as agent for the Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: attach copy of Commitment Transfer Supplement].  Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION
IN REGISTER:

[Schedule II to Commitment Transfer Supplement]

Schedule 1.2(a) - Permitted Encumbrances

None.

Schedule 1.2(b) - Permitted Holders

FS Equity Partners VI, L.P.

FS Affiliates VI, L.P.

Peter Starrett Associates

Greg Bettinelli

Patrick Matthew Meany Exempt Trust

Patrick Meany

CapitalSouth Partners Fund II Limited Partnership

CapitalSouth Partners SBIC Fund III, L.P.

Brookside Mezzanine Partners Fund II, L.P.

Ampex Retirement Master Trust

JJJ Charitable Foundation

Hartford Accident and Indemnity Company

Hartford Life and Accident Insurance Company

Paul Iacono

Laurie Grijalva

Michael Cisowski

James Conroy

Margarette Hall

Dave Gusick

Steve Williams

Schedule 1.2(b)

Schedule 4.5 - Equipment and Inventory Locations

(i)            Inventory Locations

1.	607 North Tustin, Orange, CA.

	Landlord:	Ken Meany
1131 Dolphin Terrace
Corona Del Mar, CA 92625

2.	6587 Ventura Blvd., Ventura, CA 93003.

	Landlord:	Sam Korb Testamentary Trust
824 17th Street, #1
Santa Monica, CA 90403

3.	1414 West 7th St., Upland, CA 91786.

	Landlord:	AP - Upland Freeway Center LLC
c/o: Abbey Properties LLC
14770 E. Firestone Blvd., Ste 206
La Mirada, CA 90638

4.	464 Redlands Blvd., San Bernardino, CA.

	Landlord:	Le Baron Investment
2020 E. Orangethorpe, Suite 230
Fullerton, CA 92831

5.	27564 Sierra Hwy, Canyon Country, CA.

	Landlord:	Sierra Square, LLC
c/o: D.B. Commercial Investments, Inc.
28245 Avenue Crocker, Suite 101
Santa Clarita, CA 91355

6.	3394 Tyler, Riverside, CA.

	Landlord:	Dunn Family Trust Properties
1782 Terry Lynn Lane
Santa Ana, CA 92705

7.	18420 Hawthorne Blvd., Torrance, CA.

	Landlord:	Apollo Holdings, LLC
15721 S. Western Avenue, Suite 320
Gardena, CA 90247

Schedule 4.5

8.	23762-B Mercury Road, Lake Forest, CA 92630.

	Landlord:	Rockfield Showplace
629 Camino De Los Mares, Suite 201
San Clemente, CA 92673-1313

9.	659 West Arrow Hwy, San Dimas, CA.

	Landlord:	Kuan Jung Lin
c/o: Tryad Properties, Inc.
750 Terrado Plaza, Suite 233
Covina, CA 91723

10.	2405 Vista Way, Oceanside, CA 92054.

	Landlord:	Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, NY 11042-0020
Attn: Legal Department

	With Notice:	Kimco Realty Corporation
1631-B South Melrose Drive
Vista, CA 92083
Attn: Legal Department

11.	853 Arnele Avenue, El Cajon, CA.

	Landlord:	Parkway West
c/o: The Total Office
964 Fifth Ave., Suite 214
San Diego, CA 92101

12.	4411 Mercury Street, Ste. 100, San Diego, CA 92611.

	Landlord:	Balboa Village LLC
5440 Morehouse Drive, Suite 4000
San Diego, CA 92121

13.	27250 Madison Ave, Stes. A & B, Temecula, CA.

	Landlord:	BV Properties
2020 East Orangethorpe Ave.
Fullerton, CA 92831

14.	13785 Park Avenue, Ste. G & H, Victorville, CA 92392.

	Landlord:	Kabri Park LLC
755 Via Airosa
Santa Barbara, CA 93110

15.	43517 13th Street West, Lancaster, CA 93535.

	Landlord:	Avenue K Lancaster UCM/Cadence LLC
c/o: 1st Commercial Realty Group, Inc.
2009 Porterfield Way, Suite P
Upland, CA 91786

16.	1340 Spring St., Paso Robles, CA.

	Landlord:	1340 Spring Street, PR, CA, LLC
27543 Ortega Highway
San Juan Capistrano, CA 92675
Attn: Patrick Meany

17.	7265 Las Vegas Blvd South, Las Vegas, NV 89119.

	Landlord:	Max Finklestein
6280 Lakeview Road
Lenoir City, TN 37772

	With Notice:	Max Finkelstein
88547 Old Highway
Tavernier, FL 33070

18.	3462 Katella, Los Alamitos, CA.

	Landlord:	Coastal Commercial Inv. Holdings, LLC.
11061 Los Alamitos Blvd.
Los Alamitos, CA 90720

19.	7020 Topanga Canyon Blvd., Canoga Park, CA 91303.

	Landlord:	KPM Management, LLC.
1131 Dolphin Terrace
Corona Del Mar, CA 92625

20.	6600 Menaul NE, Albuquerque, NM.

	Landlord:	Coronado Center, L.L.C.
110 North Wacker Drive
Chicago, IL 60606
Attn: General Counsel

21.	6322 W. Sahara, Las Vegas, NV 89146.

	Landlord:	West Sahara Associates
2206 Alameda Padre Serra
Santa Barbara, CA 93103

22.	4250 East Bonanza Road, Las Vegas, NV 89110.

	Landlord:	SET Properties
c/o: Landry & Associates
7235 — A Bermuda Road
Las Vegas, NV 89119

23.	3913 Buck Owens Blvd., Bakersfield, CA 93308.

	Landlord:	KPM Management, LLC
1131 Dolphin Terrace
Corona Del Mar, CA 92625

24.	12915 Monterey Road, San Martin, CA 95046.

	Landlord:	Helen Filice
123 Misty Court
Santa Cruz, CA 95060

25.	331 6th Street, Turlock, CA 95380.

	Landlord:	Western Ranch Plaza, LLC
c/o Associated Feed and Supply
5213 W. Main Street
Turlock, CA 95380
Attn: Matt Swanson

26.	101 South Broadway, Santa Maria, CA 93454.

	Landlord:	SCP Woodland, LLC
777 North First Street, 5th Floor
San Jose, CA 95112

27.	3320 E. Stockton Hill Road #D2, Kingman, AZ.

	Landlord:	Kingman Gateway, LLC
c/o Pacific Coast Management Group
567 San Nicolas Drive, Ste. 220
Newport Beach, CA 92660

28.	4670 Central Way, Fairfield, CA 94534.

	Landlord:	B & L Properties
4630 Westamerica Drive, Suite A
Fairfield, CA 94534-4186

29.	7909 West Campo Bello Drive, Ste 1, Glendale, AZ 85308.

	Landlord:	Arrowhead Auto Center, LLC
3527 South Oak Street
Tempe, AZ 85282

30.	1710 S. Alma School Rd., Mesa, AZ 85210.

	Landlord:	KPM Management, LLC
1131 Dolphin Terrace
Corona Del Mar, CA 92625

31.	603 Colusa Avenue, Stes A — D, Yuba City, CA 95991.

	Landlord:	J.A. & P.R. Behel Revocable Trust
P.O. Box 549
Port Angeles, CA 98362

32.	4401 Granite Drive, Ste. 100, Rocklin, CA.

	Landlord:	NYCAL Properties, GP
c/o: B&Z Properties
2882 Prospect Park Drive, Suite #250
Rancho Cordova, CA 95670

33.	960 6th St., Suite 104, Norco, CA 92860.

	Landlord:	Norco Country Center, LLC
5353 E. 2nd Street, Suite 205
Long Beach, CA 90803

34.	10299 E. Stockton Blvd., Elk Grove, CA 95624-9710

	Landlord:	Kelly-Moore Paint Company, Inc.
c/o Northgate Asset Management
6506 Pacific Avenue
Stockton, CA 95207
Attn: Felicia Cabanig

35.	1799 Retherford St., Tulare, CA 93274-0806.

	Landlord:	KPM Management, LLC.
1131 Dolphin Terrace
Corona Del Mar, CA 92625

36.	3300 Broadway, Suite 308, Eureka, CA 95501.

	Landlord:	Bay Shore Mall Partners
c/o Rouse Properties, Inc.
1114 Avenue of the Americas, Ste 2800
New York, NY 10036
Attn: General Counsel

37.	1705 Highway #273, Anderson, CA 96007.

	Landlord:	Northwest Asset Management, Co.
1343 Locust Street, Suite 203
Walnut Creek, CA 94596

38.	285 West Shaw Avenue, Clovis, CA 93612

	Landlord:	Sunflower Clovis Investors, LLC
c/o Matteson Realty Services, Inc.
1825 S. Grand Street, Ste. #700
San Mateo, CA 94402

39.	2225 Plaza Parkway, Modesto, CA 95350.

	Landlord:	Central Valley Associates, LP
2222 E. Seventeenth Street
Santa Ana, CA 92705

40.	1445 Santa Rosa Avenue, Suites A1-A4, Santa Rosa, CA 95405.

	Landlord:	Rex Strickland, Santa Rosa Center, LLC
c/o: Keegan and Coopin Co., Inc.
Property Management
1355 N. Dutton Avenue, Suite 100
Santa Rosa, CA 95401-7107

41.	1475 N. Davis Road, Salinas, CA 93907

	Landlord:	SIBS, a Limited Partnership
6 Rossi Circle
Salinas, CA 93907

42.	1203 S. Carson, Carson City, NV 89701.

	Landlord:	The Carrington Company
627 H Street
Eureka, CA 95502

43.	3345 Kietzke Lane, Reno, NV 89502.

	Landlord:	3345 Kietzke Lane, LLC
340 Descanso Lane
Sparks, NV 89441

44.	2539 Esplanade Rd., Chico, CA 95973-1163

	Landlord:	The Ernest and Marie Fortino Trust
4500 Campisi Court
Gilroy, CA 95020

45.	3776 South 16th Avenue, Tucson, AZ.

	Landlord:	Dudley Gee and Joan Gee
125 South Calle Chaparita
Tucson, AZ 85716

46.	3719 North Oracle Road, Tucson, AZ.

	Landlord:	WWT Ltd. Co.
P.O. Box 93656
Albuquerque, NM 87199-3656

47.	6701 East Broadway, Tucson, AZ 85710.

	Landlord:	Choice Properties Arizona, LLC
c/o: Progressive Property Management, LLC
4728 E. Broadway Blvd.
Tucson, AZ 85711

48.	3500 E. Route 66, Flagstaff, AZ 86004.

	Landlord:	Park Santa Fe Limited Partnership
c/o: Nationwide Management Corp.
5851 Shangri Lane
Salt Lake City, UT 84121

49.	284 West Mariposa, Nogales, AZ 85621.

	Landlord:	Mariposa Shopping Center, LP
6007 E. Grant Rd.
Tucson, AZ 85712

50.	242 West 32nd Street, Yuma, AZ 85364.

	Landlord:	Albertson’s, LLC
250 Parkcenter Boulevard
Boise, ID 83726
Attn: Legal Department

51.	7321 Pav Way, Prescott Valley, AZ 86314.

	Landlord:	Four Seasons Investment Company, L.L.C.
3001 Main Street, Suite #2B
Prescott Valley, AZ 86314

52.	700 S. Telshor, Space 1208, Las Cruces, NM 88001.

	Landlord:	Mesilla Valley Mall, LLC
P.O. Box 933873
Atlanta, GA 31193-3873

53.	2700 South Woodlands Village Boulevard, Suite 500, Flagstaff, AZ 86001.

	Landlord:	Woodland Village Shopping Center, LLC
c/o CCA Acquision Co., LLC
5670 Wilshire Blvd., Ste. 1250
Los Angeles, CA 90036

54.	2200 El Mercado Loop, Space 1200, and Sierra Vista, AZ 85635.

	Landlord:	Sierra Vista Mall, LLC
c/o Rouse Properties, Inc.
1114 Avenue of the Americas, Ste. 2800
New York, NY 10036
Attn: General Counsel

55.	1955 S. Casino Dr., Laughlin, NV 89029.

	Landlord:	1955 S. Casino Drive Holdings, LLC
c/o CW Capital Asset Management, LLC
7501 Wisconsin Avenue, Ste. 500,
West Bethesda, MD 20814
Attn: Burr Ault

56.	4481 South White Mountain Road, Show Low, AZ 85901.

	Landlord:	Twice Markets, L.L.C.
c/o: Zell Commercial Real Estate Services, Inc.
5343 N. 16th Street, Suite #290
Phoenix, AZ 85016

57.	804 North US Highway 491, Gallup, NM.

	Landlord:	Wilshire Heritage, LLC
120 El Camino Drive, Ste 206
Beverly Hills, CA 90212

	With Notice:	K. Joseph Shabani
Shabani & Shabani, LLP
1801 Avenue of the Stars, Ste. 1035
Los Angeles, CA 90067

58.	10701 Corrales Road, NW, Suites 12 & 14, Albuquerque, NM 87109.

	Landlord:	Reposado, LLC & Blue Ground, LLC
1503 Central Avenue NW, Suite A
Albuquerque, NM 87104

59.	4250 Cerrillos Road, Santa Fe, NM 87507.

	Landlord:	LSREF Summer REO Trust 2009
888 Seventh Ave, 4th Floor
New York, NY 10019
Attn: Sebastian Brown

60.	4601 E. Main, Farmington, NM 87402.

	Landlord:	Animas Valley Mall, LLC
c/o Rouse Properties, Inc.
1114 Avenue of the Americas, Ste. 2800
New York, NY 10036

61.	6210 San Mateo Blvd., NE, Albuquerque, NM 87109

	Landlord:	S.M.P. Ltd. Co.
P.O. Box 93656
Albuquerque, NM 87199-3656

62.	1518 Capital Ave., Cheyenne, WY.

	Landlord:	Intrawest Properties, Inc.
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

63.	4519 Frontier Mall Dr., Cheyenne, WY.

	Landlord:	Corral Enterprises Partnership
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

64.	1400 Dell Range Blvd., Cheyenne, WY.

	Landlord:	Frontier Mall Associates, LP
c/o CBL & Associates Management, Inc.
One Park Place
6148 Lee Highway, Suite 300
Chattanooga, TN 37421

65.	158 North Third, Laramie, WY.

	Landlord:	Laramie Building Partnership
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

66.	1625 Stampede Dr., Cody, WY.

	Landlord:	Cody Building Partnership
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

67.	1683 Sunset Dr., Rock Springs, WY.

	Landlord:	Rock Springs Building Partnership
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

68.	150 North Main, Sheridan, WY.

	Landlord:	Sheridan Building Partnership
c/o Robert C. Whittington
219 Carter View Drive
Cody, WY 82414

69.	3510 E. 2nd Street, Casper, WY.

	Landlord:	Eastside properties, LLC
P.O. Box 50730
Casper, WY 82605-0730

70.	2610 S. Douglas Hwy, Suite 100, Gillette, WY.

	Landlord:	CCA — Powder Basin Shopping Center, LLC
c/o Arcadia Management Group, Inc.
5670 Wilshire Blvd, Ste 1250
Los Angeles, CA 90036

71.	727 N. Federal, Riverton, WY.

	Landlord:	John D. Prideaux
P.O Box 20399
Wickenburg, AZ 85358

72.	1850 Harrison Blvd., Evanston, WY.

	Landlord:	David J. Moon
P.O. Box 841
Evanston, WY 82931

73.	840 West Broadway, Jackson, WY.

	Landlord:	P&R Investments, Inc.
c/o: A. Rodgers Everett
P.O. Box 1083
Jackson, WY 83001

74.	1920 E. Idaho, Elko, NV.

	Landlord:	Hawkins-Smith
c/o: Hawkins Company
855 Broad Street, Suite 300
Boise, ID 83702

75.	1460 W. Winnemucca Blvd., Winnemucca, NV 89445.

	Landlord:	Valley View Lafayette, LLC
c/o: Valley View Shopping Center
2811 E. Street, Suite B
Eureka, CA 95501

76.	327 South 24th Street West, Ste #1, Billings, MT 59102.

	Landlord:	Gilman-Kaufman Partnership
4415 Lewis Avenue
Billings, MT 59106

77.	830 S. Camino Del Rio, Durango, CO 81310

	Landlord:	Out Landish, LLC
c/o: Rathbun Properties
318 Diablo Road, Suite #240
Danville, CA 94526

78.	5720 North Academy Boulevard, Colorado Springs, CO 80918

	Landlord:	The Acorn Group
P.O. Box 1339
Pebble Beach, CA 93953

	With Notice:	Gilbert G. Weiskopf, Esq.
102 North Cascade Avenue, Ste 620
Colorado Springs, CO 80903

79.	2424 Highway 6 & 50, Grand Junction, CO 81505

	Landlord:	SM Mesa Mall, LLC
Management Office
2424 Highway 6 and 50
Grand Junction, CO 81505

80.	10910 Olson Drive, Suite #140, Rancho Cordova, CA 95670

	Landlord:	Gardenview Estates Venture, L.P.
c/o: Focus Commercial, Inc.
3105 Fite Circle #106
Sacramento, CA 95827

81.	15776 Laguna Canyon Road, Irvine, CA 92618 (Corporate)

	Landlord:	The Irvine Company LLC
550 Newport Center Drive
Newport Beach, CA 92660

82.	15770 Laguna Canyon Road, Irvine, CA 92618 (Corporate)

	Landlord:	The Irvine Company LLC
550 Newport Center Drive
Newport Beach, CA 92660

83.	4414 South College Avenue, Fort Collins, CO 80525

	Landlord:	Generation H One and Two Limited Partnership
Post Office Box 272546
Fort Collins, CO 80527

84.	2221 NE 3rd Street, Bend, OR

	Landlord:	2221 LLC
64155 Hunnell Road
Bend, OR 97701

85.	3429 Dillion Drive, Pueblo, CO 81008

	Landlord:	Renaissance Partners, LLC
900 North Michigan Avenue
14th Floor
Chicago, Illinois 60611

	With Notice:	c/o : Jones Lang LaSalle Americas, Inc.
200 E. Randolph
Chicago, IL 60601
Attn : Real Estate Notices (CSA)

86.	840 Biddle Road, Medford, OR 97504

	Landlord:	Bear Creek Ventures LLC
c/o: Aldy Damian
36 Country Lane
Rolling Hills Estates, CA 90274

87.	1108 NW Frontage Road, Troutdale, OR 97060

	Landlord:	The Melton Family Trust
Jerrold and Patricia Melton, Trustees
21600 NE 192nd Avenue
Battle Ground, WA 98604

88.	5352 South Freeway Park Drive, Riverdale, UT 84405

	Landlord:	CC Freeway Park, LC
c/o The Boyer Company, LC
90 South 400 West, Ste 200
Salt Lake City, UT 84101

89.	1175 Addison Avenue East, Twin Falls, Idaho 83301

	Landlord:	Chasewood Partners, Ltd.
954 East North Avenue
Building B, Ste 203
Midvale, UT 84047
Attn: Kevin Mortensen

90.	8525 W. Franklin Road, Boise, ID 83709

	Landlord:	Franklin Towne Plaza, LLC
855 W. Broad Street, Ste. 300
Boise, ID 83702
Attn: Legal Department

91.	1008 Cumberland Center Blvd., Lebanon, TN 37087

	Landlord:	J.D. Eatherly
1720 West End Avenue, Ste 600
Nashville, TN 37203

92.	1681 3rd Avenue West Unit 9, Dickinson, ND 58601

	Landlord:	GPCME LLC
33 9th Street West
Dickinson, ND 58601
Attn: Mark Grove

93.	1601 Eglin Street, Rapid City, SD 57701

	Landlord:	CPP Rushmore II, LLC
c/o Columbus Pacific Properties, Ltd.
429 Santa Monica Blvd., Ste 600
Santa Monica, CA 90401

	With Notice:	Midland Atlantic Development Company
8044 Montgomery Road, Ste 710
Cincinnati, OH 45236
Attn: Property Administration

94.	51027 Hwy 6, Ste 200, Glenwood Springs, CO

	Landlord:	Wood King LLLP
51027 Hwy 6 & 24, Ste 145
Glenwood Springs, CO 81601

95.	2230 N.W. 10 Street, Ocala, FL 34475

	Landlord:	Free as a Bird, LLC
2166 NW 10th Street
Ocala, FL 34475
Attn: Carmen Murvin

96.	2200 N. Maple Avenue, Ste. C-216, Rapid City, SD

	Landlord:	SM Rushmore Mall, LLC.
Co/ Simon Property Group, Inc.
225 West Washington Street
Indianapolis, IN 46204

97.	2200 N. Maple Avenue, Ste. C-228, Rapid City, SD

	Landlord:	SM Rushmore Mall, LLC
c/o Simon Property Group, Inc.
225 West Washington Street
Indianapolis, IN 46204

98.	2520 North U.S. Highway 441/27, Fruitland, FL 34731

	Landlord:	Carmen Properties, LLC.
2166 NW 10th Street,
Ocala, FL 34475

99.	240 Long Hollow Pike, Goodlettsville, TN

	Landlord:	J.D. Eatherly
1720 West End Avenue, Ste 600
Nashville, TN 37203

100.	Mall of America, 386 N. Garden, Ste. #N386, Bloomington, MN

	Landlord:	MOAC MALL HOLDINGS, LLC
60 East Broadway,
Bloomington, MN 55425

101.	3443 SW Williston Road, Gainesville, FL 32608

	Landlord:	Carmin G. Murvin
2166 NW 10th Street
Ocala, FL 34475

102.	Gurnee Mills Mall, 6170 West Grand Avenue, Gurnee, IL 60031

	Landlord:	Mall at Gurnee Mills, LLC
c/o Simon Property Group, Inc.
225 West Washington Street
Indianapolis, IN 46204

103.	Kirkwood Mall, 635 Kirkwood Mall, Bismarck, ND 58504

	Landlord:	Kirkwood Mall Acquisition, LLC
NW 6227, PO Box 1450
Minneapolis, MN 55485

104.	North Park Mall, 320 West Kimberly Rd, Ste. 206, Davenport, IA

	Landlord:	North Park Mall, LLC
401 Wilshire Blvd, Ste 700
Santa Monica, CA 90401
Attn: Legal Department

105.	Valley West Mall, 1551 Valley West Dr. #187, Des Moines, IA

	Landlord:	Valley West, DM, LP
c/o Watson Center, Inc.
3100 West Lake Street, Ste 215
Minneapolis, MN 55416

106.	249 Blanding Blvd., Orange Park, FL 32073

	Landlord:	Larsen Properties, LLC
2166 NW 10th Street
Ocala, FL 34475
Attn: Carmen G. Murvin

107.	West Acres Mall, 3902 13th Avenue SW, #301D, Fargo, ND

	Landlord:	West Acres Development, LLP.
3902 13th Avenue S, Ste 3717
Fargo, ND 58103

108.	3120 North Oak Street Extension, Valdosta, GA 31605

	Landlord:	Boot Hill Western Wear, Inc.
c/o Windy Hill, Inc.
8170 Highway 122 West
Hahira, GA 31632

109.	Columbia Mall, 2800 S. Columbia Rd ., Grand Forks, ND

	Landlord:	Columbia Grand Forks, LLP
c/o GK Development, Inc.
257 Main Street, Ste. 100
Barrington, IL 60010

110.	Crossroad Center, 4201 Division St. W., St. Cloud, MN

	Landlord:	St. Cloud, LLC
General Growth Properties, Inc
110 Wacker Drive
Chicago, IL 60606
Attn: Legal Department

111.	Southern Hills Mall, 4400 Sergeant Rd.,#116, Sioux City, IA

	Landlord:	SM Southern Hills Mall, LLC
c/o Simon Property Group
225 West Washington Street
Indianapolis, IN 46204

112.	1208 20th Avenue SW, Ste 10, Minot, ND 58701

	Landlord:	Dakota UPREIT
3003 32nd Avenue. S, Ste 250
Fargo, ND 58103

	With Notice:	SMC Property Management
1408 20th Avenue SW., Ste 10
Minot, ND 58701

113.	Oakwood Mall, 4800 Golf Road, Ste 420, Eau Claire, WI 54701

	Landlord:	Oakwood Hills Mall Partners LLP
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
Attn: Legal Department

114.	Eastland Mall, 800 N. Green River Road, #452, Evansville, IN

	Landlord:	SM Eastland Mall, LLC
c/o The Macerich Company
401 Wilshire Blvd., Ste 700
Santa Monica, CA 90401

115.	8105 Moores Lane, Ste 205, Brentwood, TN 37027

	Landlord:	Gateway Kentfield, Inc.
28 State Street, 10th Flr
Boston, MA 02109
Attn: Asset Manager, Tennessee

	With Notice:	Boyle Investment Company
2000 Meridian Blvd., Ste 250
Franklin, TN 37067
Attn: Grant Kinnett

116.	3134 North 11th Street, Bismarck, ND 58503

	Landlord:	Henry A. Albers
3200 Winnipeg Drive
Bismarck, ND 58503

117.	2805 W. 41st Street, Sioux Falls, SD

	Landlord:	Plaza 41. LLC
c/o Dunham Property Management
230 S. Phillip Avenue, Ste 202
Sioux Falls, SD 57104

118.	Opry Mills Mall, 405 Opry Mills Drive, Nashville, TN 37214

	Landlord:	Opry Mills Mall, LP
c/o Simon Property Group
225 West Washington Street
Indianapolis, IN 46204

119.	8111 Concord Mills Blvd. #538, Concord, NC 28027

	Landlord:	Mall at Concord Mills, LP
c/o The Mills a Simon Company
5425 Wisconsin Avenue, Ste 300
Chevy Chase, MD 20815

120.	Haines Shopping Ctr., 2255 Haines Ave. #300, Rapid City, SD

	Landlord:	Haines Station LLC
23433 Sand Court
Rapid City, SD 57702
Attn: Robert Biernbaum

121.	2431 E. Colorado Blvd., Spearfish, SD 57783

	Landlord:	High Plains Plaza Ltd. Partnership
c/o Noddle Company
2285 S. 67th Street, Ste 250
Omaha, NE 68124
Attn: Mark Ringdorf

122.	115 Kermit Drive, Rapid City, SD.

	Landlord:	Allside Warehouse Rentals, LLC
P.O. Box 1820
Rapid City, SD 57709
Attn: Richard Huffman

123.	10203 Birchridge, Suite 500, Humble, Texas 77338

	Landlord:	Deerbrook Point, L.P., PAL Realty, Inc.
24080 Highway 59 North
Suite 200
Kingwood, TX 77339

124.	10203 Birchridge, 2nd Floor, Humble, Texas 77338

	Landlord:	Deerbrook Point, L.P., PAL Realty, Inc.
24080 Highway 59 North
Suite 200
Kingwood, TX 77339

125.	10203 Birchridge, Suite E, Humble, Texas 77338

	Landlord:	Deerbrook Point, L.P., PAL Realty, Inc.
24080 Highway 59 North
Suite 200
Kingwood, TX 77339

126.	4600 South Medford Drive, Suite 1000, Lufkin, Texas 75901

	Landlord:	CC Investors 1996-1
P. O. Box 10324
Pittsburgh, PA 15332
Attn: Daniel G. Kamin

127.	2309 Highway 79 South, Henderson, Texas 75654

	Landlord:	Henderson Plaza Realty LP
c/o ORDA Corp.
15400 Knoll Trail, Suite 350
Dallas, TX 75248

128.	620 Pan American Drive Livingston, Texas 77351

	Landlord:	Don C. and Annita Baskin d/b/a BASiN’s Rent
Properties
P. O. Box 244
Livingston, TX 77351

129.	Suite #4, 3801 North Street, Nacogdoches, Texas 75961

	Landlord:	Northview Plaza II Joint Venture
c/o Gregory Commercial, Inc.
P. O. Box 7084
Dallas, TX 75209

130.	4530 South Broadway, Tyler, Texas 75703

	Landlord:	Lasater’s French Quarter Partnership
P. O. Box 1640
Mason, TX 76856

131.	1001 Main Street, Liberty, Texas 77575

	Landlord:	PELCO Properties, Inc.
P. O. Box 68
Dayton, TX 77535

132.	118 Col. Etheredge, Blvd., Huntsville, Texas 77340

	Landlord:	Don C. and Annita Baskin d/b/a BASiN’s Rent
Properties
P. O. Box 244
Livingston, TX 77351

133.	1300 Pinecrest Drive East, Marshall, Texas 75670

	Landlord:	Marshall Mall Investors, L.P.
1300 E. Pinecrest Dr., Suite 120
Marshall, TX 75670

134.	327 S. Wheeler St., Jasper, Texas 75951

	Landlord:	Don C. and Annita Baskin d/b/a BASiN’s Rent
Properties
P. O. Box 244
Livingston, TX 77351

135.	725 E. Villa Maria, Suite 4700, Bryan, Texas, 77802

	Landlord:	Tejas Center, Ltd.
3109 Texas Avenue
Bryan, TX

136.	850 N. Main Street, Vidor, Texas 77662

	Landlord:	Weingarten Realty Investors
P. O. Box 924133
Houston, TX 77292

137.	1908 N. Frazier St., Conroe, Texas 77301

	Landlord:	Brookshire Brothers, Ltd.
P. O. Box 1688
Lufkin, TX 75901

138.	3445 Gulf Freeway, Dickinson, Texas 77539

	Landlord:	Dixie Partners II, L.P.
P. O. Box 270874
Flower Mound, TX 75027

139.	2419 Gilmer Road, Longview, Texas 75604

	Landlord:	Gilmer Road Associates
P. O. Box 3449
Longview, TX 75606

140.	28000 Southwest Fwy, Rosenberg, Texas 77471

	Landlord:	Clay Group Ltd.
510 S. Mason Road
Katy, TX 77450
Attn: Cindy Schroeder

141.	120 Hwy 332 W 3, Lake Jackson, Texas 77566

	Landlord:	Brazos Square, LP
606 Oleander
Lake Jackson, TX 77566

142.	3201 North Hwy 75 Suite 102, Sherman, Texas 75090

	Landlord:	75/82 Sherman Crossing, Ltd.
5001 LBJ Freeway
Suite 900
Dallas, TX 75244

143.	4123 Gibson Road, Texarkana, Texas 75503

	Landlord:	Deepwater Creek Texarkana, L.P.
3444 Summerhill Road
Texarkana, TX 75503

144.	1220 Airline Road, Corpus Christi, Texas 78412

	Landlord:	MSW Promenade, L.P.
5430 LBJ Freeway
Suite 1575
Dallas, TX 75240

145.	240 N. New Road, Waco, Texas 76710

	Landlord:	S&W-AL, LLC
1001 West Loop South #600
Houston, TX 77027-9082

146.	8154 Agora Parkway, Suite 100, Live Oak, Texas 78233

	Landlord:	Rose Forum Associates, L.P.
c/o AVR Realty Company LLC
1 Executive Boulevard
Yonkers, NY 10701

147.	1131 N. Burleson Blvd., Burelson, Texas 76028

	Landlord:	EE Burleson, L.P.
c/o Kimco Realty Corporation
P. O. Box 5020
New Hyde Park, NY 11042

148.	2990 East Prien Lake Road, Lake Charles, Louisiana 70615

	Landlord:	TSN Realty, LLC
c/o David B. Rubin
185 Canfield Drive
Stamford, CT 06902

149.	3111 Midwestern Parkway, Sikes Senter Mall, Wichita Falls, Texas 76308

	Landlord:	Sikes Senter, LLC
110 N. Wacker Drive
Chicago, IL 60606

150.	Space No. 6501, Alexandria Mall, 3437 Masonic Drive, Alexandria, Louisiana 71301

	Landlord:	Alexandria Main Mall LLC
c/o Radiant Partners, LLC
145 West 45th Street, 10th floor
New York, NY 10036
Attn: Daniel Friedman

151.	10533 South Mall Drive, Baton Rouge, Louisiana 70809

	Landlord:	Siegen Lane Properties LLC
5500 New Albany Road, East
3rd Floor
New Albany, OH 43054

152.	3320 Ambassador Caffery Parkway, Lafayette, Louisiana 70502

	Landlord:	Ambassador Way Associates, LP
c/o Fidelis Realty Partners, Ltd.
19 Briar Hollow Lane, Suite 100
Houston, TX 77027

153.	9795 FM 1960, Humble, Texas 77338

	Landlord:	Randall’s Food and Drugs, LP
3663 Briarpark
Houston, TX 77042

154.	24421 Katy Freeway, Katy, Texas 77494

	Landlord:	Bluecap, Ltd
c/o O. N. Baker
8554 Katy Freeway, Suite 301
Houston, TX 77024

155.	6550 Garth Rd., Baytown, Texas 77521

	Landlord:	Baytown Plaza Two, L.P.
c/o Gulf Coast Commercial Management
3120 Rogerdale Road, Suite 150
Houston, TX 77042

156.	127 NorthShore Blvd, Suite 2, Slidell, Louisiana 70460

	Landlord:	Equity One (Louisiana Portfolio) LLC
1600 Northeast Miami Gardens Drive
North Miami Beach, FL 33179

157.	24109 at 300 Forest Center Dr., Kingwood, Texas 77339

	Landlord:	TEL-LA Villas Kingwood, LLC
300 Forest Center Drive
Kingwood, TX 77339

158.	Rayzor Ranch Marketplace, Denton, Texas

	Landlord:	Fortress Investment Group
c/o RR Marketplace LP
Attn: Andy Osborne
55221 North O’Connor Boulevard, Suite 700
Irving, Texas 75039

From time to time the Equipment, including, without limitation, motor vehicles and computers, may be offsite in the Ordinary Course of Business.

(ii) (A)	Places of Business:

See Section (i) above.

(B)	Chief Executive Office:

Boot Barn, Inc.
15776 Laguna Canyon Road, Irvine, Orange County, CA 92618

Schedule 4.15(c) - Locations of Loan Parties

Loan Party	Chief Executive Office
Boot Barn, Inc.	15776 Laguna Canyon Road, Irvine, Orange County, CA 92618
Boot Barn Holding Corporation	15776 Laguna Canyon Road, Irvine, Orange County, CA 92618
RCC Western Stores, Inc.	15776 Laguna Canyon Road, Irvine, Orange County, CA 92618
Baskins Acquisition Holdings, LLC	10203 Birchridge Drive, Suite 500 Humble, Harris County, TX 77338

RCC Western Stores, Inc. changed its chief executive office location within the last twelve (12) months from 1180 Creek Dr., Rapid City, SD 57703-4111 to the address above.

Schedule 4.15(c)

Schedule 4.15(h)(1) — Blocked Account Banks

Wells Fargo Bank

Schedule 4.15(h)(2) — Deposit and Investment Accounts

Loan Party	Financial Institution	Account Numbers
Borrower	PNC Bank	• Funding Account: [***] • Internet Credit Cards: [***] • Store Credit Cards: [***] • Wire Transfers from Wells Fargo and Other Deposits: [***] • RCC Collection: [***] • RCC Credit Card: [***]
	City National Bank	• Payroll Account: [***]
	Wells Fargo Bank	• Account: [***]
Baskins Acquisition Holdings, LLC	BBVA Compass	• Account: [***]
	Chase Bank	• Account: [***]
	First State Bank	• Account: [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 4.15(h)

Schedule 5.1 - Consents

Consent of Equity One (Louisiana Portfolio) LLC, a Florida limited liability company (“Equity One”), pursuant to  that certain lease between Baskins and Equity One for the property located at 127 Northshore Boulevard, Suite 2, Slidell, Louisiana 70460.

Consent of Wells Fargo pursuant to the terms of that certain Wells Fargo Merchant Agreement dated January 1, 2013 and other related documents.

Schedule 5.1

Schedule 5.2(a) - States of Qualification and Good Standing

Loan Party	State of Incorporation	Other States in Which Loan Party is Qualified to do Business
Boot Barn Holding Corporation	Delaware	None
Boot Barn, Inc.	Delaware	California Wyoming Arizona
RCC Western Stores, Inc.	South Dakota	None
Baskins Acquisition Holdings, LLC	Delaware	Texas

Schedule 5.2(a)

Schedule 5.2(b) - Subsidiaries

Boot Barn Holding Corporation:  Boot Barn, Inc. is a wholly owned Subsidiary

Boot Barn, Inc.:  RCC Western Stores, Inc. and Baskins Acquisition Holdings, LLC are each wholly owned Subsidiaries.

RCC Western Stores, Inc.: None.

Baskins Acquisition Holdings, LLC: None.

Schedule 5.2(b)

Schedule 5.4 - Taxes and Federal Tax Identification Number

Boot Barn Holding Corporation:  [***]

Boot Barn, Inc.:  [***]

RCC Western Stores, Inc.:  [***]

Baskins Acquisition Holdings, LLC:  [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule 5.4

Schedule 5.6 - Prior Names

Trade Names:

(a)                                 “American Worker”

(b)                                 “Boot Barn of Arizona, Inc.”

(c)                                  “The Wrangler”

(d)                                 “Western Warehouse”

(e)                                  “Corral West Ranchwear”

(f)                                   “Job Site”

Fictitious Business Names:

(a)                                 Boot Barn

(b)                                 American Worker

(c)                                  Boots Western Stores, Inc.

Prior Names:

(a)                                 Baskins Holding, LLC

(b)                                 Baskins Group, Ltd.

(c)                                  Baskins Department Stores, Inc.

Borrower acquired a substantial number of assets of BTWW Retail, L.P., a Texas limited partnership, and Corral West Ranchwear, LLC, a Wyoming limited liability company, via a series of transactions ultimately consummated in November 2008.

Borrower acquired RCC Western Stores, Inc. in August 2012.

Borrower acquired Baskins Acquisition Holdings, LLC in May 2013.

Substantially all of the assets of Baskins Group, Ltd., a Texas limited partnership, were acquired by Baskins Acquisition Holdings, LLC pursuant to an asset purchase agreement on July 13, 2009.

Baskins Acquisition Holdings, LLC has entered into various contracts using the following names: Baskins Group, Ltd., Baskins Department Stores, Inc., Baskins Holdings, LLC, Baskins Holdings LLC, Baskins Holding, LLC, Baskins Department Store, Baskins, Baskins Group Ltd.,

Schedule 5.6

Baskins Western Wear, Baskins Work & Wear, Baskin’s Group LTD, Baskins Grp. LTD, Baskin Group LTD, Baskins Group LTD, Baskin Acquisition Holdings, LLC, dba Baskin’s Department Stores, Baskins Acquisition Holdings LLC, Baskins Western & Work Wear, Baskins Western and Work Wear, Baskins, Inc., Baskins of Humble, TX, Baskins #3, Baskin’s #33 Slidell

Schedule 5.8(b) - Litigation

None.

Schedule 5.8(b)- 1

Schedule 5.8(d) - Plans

None.

Schedule 5.8(d)

Schedule 5.9 - Intellectual Property; Source Code Escrow Agreement

Listed below are trademarks pending or registered by the Loan Parties. Parent Holdco or Borrower intends to abandon those trademarks whose registration numbers are marked with an asterisk (*) when the registrations for such trademarks come up for renewal, as they are no longer material to the business of Parent Holdco or Borrower, as applicable.

Mark	Registration number Registration date	Application number	Current Owner
BOOT BARN	2,307,397 01/11/2000	75/579,578	Boot Barn, Inc.

	3,696,624 10/13/2009	77/467,382	Boot Barn, Inc.

WESTERN WAREHOUSE	1,197,321* 06/08/1982	73,229,113	Boot Barn, Inc.

WESTERN WAREHOUSE	1,786,004 08/03/1993	74/334,293	Boot Barn, Inc.

CORRAL WEST	3,135,148 8/29/2006	78/569,082	Boot Barn, Inc.

CORRAL WEST RANCHWEAR	3,135,156 08/29/2006	78/569,628	Boot Barn, Inc.

CWR WORKWEAR DEPOT	3,240,508* 05/08/2007	78/568,171	Boot Barn, Inc.

CWR	3,181,766* 12/05/2006	78/569,059	Boot Barn, Inc.

CODY JAMES	1,818,497 01/25/1994	74/209,357	Boot Barn, Inc.

JOB SITE	2,193,695 10/06/1998	75/346,364	Boot Barn, Inc.

AMERICAN WORKER HEAD TO TOE WORK WEAR	3,941,630 04/05/2011	77/891,409	Boot Barn, Inc.

Schedule 5.9 - 1

Mark	Registration number Registration date	Application number	Current Owner
SHYANNE	3,615,901 05/05/2009	77/584,307	Boot Barn, Inc.

STINKY BOOT	4247245 11/20/2012	85/465,810	Boot Barn, Inc.

	N/A	85722240	Boot Barn, Inc.

	N/A	85718520	Boot Barn, Inc.

RCC WESTERN STORES	3,676,190 9/01/2009	77673023	RCC Western Stores, Inc.

	3,685,540 9/22/2009	77673019	RCC Western Stores, Inc.

	4,164,753 6/26/2012	85506201	RCC Western Stores, Inc.

RCC WESTERN WEAR	4,164,271 6/26/2012	85457801	RCC Western Stores, Inc.

Baskins	4256229 12/11/2012	85446448	Baskins Acquisition Holdings, LLC

	4157456 6/12/2012	85446755	Baskins Acquisition Holdings, LLC

Diamond B	3541365 12/2/2008	77293760	Baskins Acquisition Holdings, LLC

Schedule 5.9 - 2

Mark	Registration number Registration date	Application number	Current Owner
	3457163 7/1/2008	77294779	Baskins Acquisition Holdings, LLC

Outfitting Texans Since 1972	4260163 12/18/2012	85446958	Baskins Acquisition Holdings, LLC

The Official Western Store of Texas	4326046 4/23/2013	85446863	Baskins Acquisition Holdings, LLC

	3272004 7/31/2007	78828288	Baskins Acquisition Holdings, LLC

Below is a list of registered domain names that are owned and/or used by the Loan Parties. Certain of the domain names listed below include the business names and/or trademarks of third parties and those third parties may claim rights in such domain names.

Domain Name	Owner	Expires	Registrar
alligatorboots.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
americanworker.com	Boot Barn	28-Jan-2016	Network Solutions, LLC
belt.org	Boot Barn	02-Feb-2014	Network Solutions LLC
Belts.org	Boot Barn	03-Feb-2014	Network Solutions LLC
blowoutbarn.com	Boot Barn	29-Jun-2013	Network Solutions, LLC
bootbarn.biz	Boot Barn	11-Feb-2014	Network Solutions LLC
bootbarn.bz	Boot Barn	12-Feb-2014	Network Solutions, LLC
bootbarn.com	Boot Barn	14-Mar-2016	Network Solutions, LLC
Boot-barn.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
bootbarn.info	Boot Barn	12-Feb-2014	Network

Schedule 5.9 - 3

Domain Name	Owner	Expires	Registrar
Solutions
bootbarn.net	Boot Barn	04-Dec-2013	Network Solutions, LLC
Boot-barn.net	Boot Barn	03-Feb-2014	Network Solutions, LLC
bootbarn.org	Boot Barn	23-Jan-2014	Network Solutions LLC
Boot-barn.org	Boot Barn	03-Feb-2014	Network Solutions LLC
bootbarn.tv	Boot Barn	12-Feb-2014	Network Solutions LLC
bootbarn.ws	Boot Barn	12-Feb-2014	Network Solutions, LLC
bootbarnoutlet.com	Boot Barn	29-Jun-2013	Network Solutions, LLC
bootbarnrsp.com	Boot Barn	07-Mar-2016	Network Solutions, LLC
boots.org	Boot Barn	13-Jul-2014	Network Solutions, LLC
boots-online.com	Boot Barn	02-Feb-2016	Network Solutions, LLC
bootsonline.net	Boot Barn	23-Jan-2014	Network Solutions, LLC
boots-online.net	Boot Barn	03-Feb-2014	Network Solutions, LLC
buyboots.net	Boot Barn	02-Feb-2014	Network Solutions, LLC
corralwest.com	Boot Barn	14-Nov-2014	Network Solutions, LLC
corral-west.com	Boot Barn	29-Apr-2015	Network Solutions, LLC
corralwest.net	Boot Barn	29-Apr-2015	Network Solutions, LLC
corral-west.net	Boot Barn	16-Aug-2013	Network Solutions, LLC
corralwest.org	Boot Barn	31-Aug-2015	Network Solutions LLC
corralwestranchwear.com	Boot Barn	15-Feb-2014	Network Solutions, LLC
country-western.net	Boot Barn	03-Feb-2014	Network Solutions, LLC
countrywestern.org	Boot Barn	03-Feb-2014	Network Solutions LLC
country-western.org	Boot Barn	04-Feb-2014	Network Solutions LLC

Schedule 5.9 - 4

Domain Name	Owner	Expires	Registrar
cowboy-boot.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
cowboyboot.net	Boot Barn	13-Jul-2014	Network Solutions, LLC
cowboy-boot.net	Boot Barn	03-Feb-2014	Network Solutions, LLC
cowboyboot.org	Boot Barn	23-Jan-2014	Network Solutions LLC
cowboyboots.net	Boot Barn	12-Jul-2014	Network Solutions, LLC
lizardboots.com	Boot Barn	02-Feb-2014	Network Solutions, LLC
onlygreatpeopleapply.com	Boot Barn	20-Jun-2014	Network Solutions, LLC
rccwesternstores.ws	Boot Barn	20-Sep-2015	Network Solutions, LLC
strawhats.com	Boot Barn	29-Jan-2014	Network Solutions, LLC
timsbootbarn.com	Boot Barn	27-Dec-2014	Network Solutions, LLC
western-online.com	Boot Barn	28-Jan-2014	Network Solutions, LLC
western-online.net	Boot Barn	02-Feb-2014	Network Solutions, LLC
westernonline.org	Boot Barn	02-Feb-2014	Network Solutions LLC
western-online.org	Boot Barn	03-Feb-2014	Network Solutions LLC
westernwarehouse.com	Boot Barn	17-Apr-2015	Network Solutions, LLC
western-wear.net	Boot Barn	23-Jan-2014	Network Solutions, LLC
westernwear.org	Boot Barn	23-Jan-2014	Network Solutions LLC
western-wear.org	Boot Barn	02-Feb-2014	Network Solutions LLC
wootbarn.com	Boot Barn	29-Jun-2013	Network Solutions, LLC
work-boot.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
workboot.org	Boot Barn	24-Jan-2014	Network Solutions LLC
workbootbarn.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
workbootbarn.net	Boot Barn	02-Feb-2014	Network

Schedule 5.9 - 5

Domain Name	Owner	Expires	Registrar
Solutions, LLC
work-boots.com	Boot Barn	02-Feb-2014	Network Solutions, LLC
workboots.net	Boot Barn	12-Jul-2014	Network Solutions, LLC
workgear.net	Boot Barn	04-Feb-2014	Network Solutions, LLC
work-wear.net	Boot Barn	03-Feb-2014	Network Solutions, LLC
workzoneusa.com	Boot Barn	03-Feb-2014	Network Solutions, LLC
americanlifestyle.com	Boot Barn	1/5/2018	GoDaddy
boothillvaldosta.com	Boot Barn	11/7/2017	GoDaddy
codyjames.biz	Boot Barn	1/24/2015	GoDaddy
codyjames.mobi	Boot Barn	1/25/2015	GoDaddy
codyjames.us	Boot Barn	1/24/2015	GoDaddy
foranamericanlifestyle.com	Boot Barn	1/5/2018	GoDaddy
rapidcityclothing.com	Boot Barn	1/5/2018	GoDaddy
rccwestern.com	Boot Barn	5/16/2019	GoDaddy
rccwesternjobs.com	Boot Barn	7/1/2016	GoDaddy
rccwesternoutlet.com	Boot Barn	1/5/2018	GoDaddy
rccwesternstore.com	Boot Barn	12/10/2017	GoDaddy
rccwesternstores.com	Boot Barn	1/10/2019	GoDaddy
rccwesternstoresinc.com	Boot Barn	1/2/2018	GoDaddy
rccwesternwear.com	Boot Barn	8/10/2020	GoDaddy
rccwesternworld.com	Boot Barn	1/5/2018	GoDaddy
shyanne.biz	Boot Barn	1/24/2015	GoDaddy
shyanne.mobi	Boot Barn	1/25/2015	GoDaddy
shyanne.us	Boot Barn	1/24/2015	GoDaddy
thecoyboysuperstore.com	Boot Barn	1/5/2018	GoDaddy
westernwaysd.com	Boot Barn	1/5/2018	GoDaddy
wishfulthinkingfl.com	Boot Barn	3/17/2019	GoDaddy
wishfulthinkingwestern.com	Boot Barn	1/5/2018	Go Daddy
workwarehousesd.com	Boot Barn	1/5/2018	Go Daddy
Baskins.biz	Baskins	6/6/2014	Network Solutions, LLC
Baskins.com	Baskins	9/9/2015	Network Solutions, LLC
Baskins.net	Baskins	6/6/2014	Network Solutions, LLC
Baskins.org	Baskins	6/6/2014	Network Solutions, LLC
Baskinsindustrial.com	Baskins	2/5/2019	Hostmonster
Baskinswestern.com	Baskins	1/16/2014	Hostmonster

Schedule 5.9 - 6

Domain Name	Owner	Expires	Registrar
Troubadourboots.com	Baskins	2/10/2014	Hostmonster
Troubadourbootsonline.com	Baskins	2/10/2014	Hostmonster

2.                                      No Loan Party is the owner of any material software and as a result is neither in possession of source code or object code related to any material software owned by Parent Holdco or Borrower, nor is a beneficiary of a source code escrow agreement with respect to any material software owned by Parent Holdco or Borrower. Parent Holdco and/or Borrower license the following software from third parties (excluding licensed software that is licensed on generally available standard terms for internal use which is not listed below), and have entered into source code escrow agreements with respect to certain of such third party software, as identified below:

(a)                                 Software as a Service Master Agreement dated February 26, 2008 among NSB Retail Solutions Inc. and Boot Barn, Inc., together with schedules thereto and statements of work agreed upon thereunder.

(b)                                 Source Code Escrow Agreement between NSB Retail Inc. and Boot Barn, Inc., dated February 26, 2008, regarding source code escrow held by Data Securities International, Inc.

(c)                                  Master Subscription and Services Agreement dated March 24, 2010 among Demandware, Inc. and Boot Barn, Inc.

(d)                                 Two-Party Escrow Service Agreement dated April 22, 2005 among Demandware, Inc., Iron Mountain Intellectual Property Management, Inc. Boot Barn, Inc. is in process of enrolling as a beneficiary under such agreement.

(e)                                  Software Licensing Agreement dated April 6, 2010 among MainStreet Commerce LC and Boot Barn, Inc.

(f)                                   Three-Party Master Depositor Escrow Service Agreement dated February 26, 2010 among MainStreet Commerce LC, Iron Mountain Intellectual Property Management, Inc. Boot Barn, Inc. is in process of enrolling as a beneficiary under such agreement.

(g)                                  PowerReviews Master Terms, and Conditions and Product Reviews Service Schedule agreed upon thereunder, among PowerReviews, Inc. and Boot Barn, Inc. dated April 28, 2010

(h)                                 Service Agreement dated November 2, 2010 among MyBuys, Inc. and Boot Barn, Inc.

(i)                                     Order Form and End User Agreement, each dated April 30, 2010, among Coremetrics, Inc. and Boot Barn, Inc.

Schedule 5.9 - 7

(j)                                           License Agreement dated April 14, 2010 among Kenshoo, Inc. and Boot Bam, Inc.

(k)                                        Master Subscription Agreement dated October 27, 2011 among SeeWhy, Inc. and Boot Bam, Inc.

Schedule 5.9 - 8

Schedule 5.10 - Licenses and Permits

None.

Schedule 5.10

Schedule 5.14 - Labor Disputes

None.

Schedule 5.14

Schedule 5.28 - Ventures, Subsidiaries and Affiliates; Outstanding Stock

Boot Barn, Inc.

Common Stock

Name of Stockholder	Shares Outstanding	Shares Authorized
Boot Barn Holding Corporation	1,000	1,000

Boot Barn Holding Corporation

Common Stock

Name of Stockholder	Shares Outstanding
WW Holding Corporation	75,717
CapitalSouth Partners	2,400
Brookside and Affiliates	1,600
Total Shares Outstanding	79,717

RCC Western Stores, Inc.

Common Stock

Name of Stockholder	Shares Outstanding	Shares Authorized
Boot Barn, Inc.	2,000 Voting	5,000 Voting 5,000 Non-Voting

Baskins Acquisition Holdings, LLC: Boot Barn, Inc. is the sole member

Joint Ventures

None.

Partnerships

None.

Purchase rights, options, warrants.

None.

Schedule 5.28

Schedule 5.30 - Other Environmental Matters

None.

Schedule 5.30

Schedule 5.31 - Insurance

Named Insured: Boot Barn, Inc., Boot Barn Holding Corporation, RCC Western Stores, Inc., and Baskins Acquisition Holdings, LLC

Commercial Property Coverage Summary

Carrier: Travelers Property Casualty

Policy No.: 630930K5860

Policy Term: 10/01/12 to 10/01/13

Blanket Description of Coverage or Property	Limits of Insurance
Buildings	$36,026,910
Your Business Personal Property Excluding Stock — Includes EDP Equipment, Data & Media, Tenant Improvements & Betterments	$41,768,658
Stock	$132,512,793
Personal Property of Others	Included
Business Income including Rental Value and Ordinary Payroll with Extended Business Income for 180 Days	$37,365,419
Peak Season at each Location — Additional Limit from September 1st through January 15th	$50,000
Earthquake	$2,500,000 Occurrence Limit $2,500,000 Annual Aggregate Limit
Broad Form Flood coverage	$2,500,000 Occurrence Limit $2,500,000 Annual Aggregate Limit

Deductibles	Occurrence
Property - In any one occurrence	$5,000
Business Income	24 Hours
Utility Services	24 Hours
Earthquake — Property	$25,000
Earthquake — Business Income	72 Hours
Earthquake Sprinkler Leakage — Property	$50,000
Earthquake Sprinkler Leakage — Business Income	72 Hours

Commercial General Liability Coverage Summary

Carrier: Travelers Property Casualty

Policy No.: 630930K5860

Policy Term:                                            10/01/12 to 10/01/13

Type of Coverage	Limit of Liability	Description
General Aggregate Limit	$2,000,000	The most the company will pay for the sum of medical expenses, premises/operations claims and claims paid under the Personal/Advertising Injury coverage.
Premises/Operations-Each Occurrence	$1,000,000	Insures against damages from bodily injury/property damages from ownership,

Schedule 5.31

		maintenance or use of premises or operations in progress.
Products/Completed Operations Aggregate Limit	$2,000,000	The most the company will pay for damages arising from the products/completed operations hazard.
Products/Completed Operations- Each Occurrence	$1,000,000

Insures against damages resulting from bodily Injury/property damage resulting from your products or work (when the damage occurs away from premises you own or rent, unless products are for consumption on premises.

Personal/Advertising Injury Limit	$1,000,000

Insures against claims of false arrest, detention, imprisonment or malicious prosecution, violation of right of privacy, wrongful entry/eviction and claims of libel, slander, defamation of character, product disparagement, piracy, copyright infringement arising from advertising of goods/products/services.

Fire Damage Limit — Any One Fire	$1,000,000	Covers liability from damage by peril of fire to structures rented by you.
Medical Expense Limit — Any One Person	$5,000	Pays medical expenses for bodily injury caused by an accident which either occurs on your premises or is caused by your operations.
Employee Benefits Liability	$1,000,000 $2,000,000 None	Occurrence Limit Aggregate Limit Deductible — Each Claim Retroactive Date: 10/1/2012

Commercial Automobile Coverage Summary

Carrier: Travelers Property Casualty

Policy No.: 810930K5860

Policy Term: 10/01/12 to 10/01/13

Coverage	Symbol	Limit or Deductible
Bodily Injury & Property Damage — CSL	1	$1,000,000
Medical Payments	2	$5,000
Personal Injury Protection	5	Statutory Minimum Limits
Uninsured Motorists Liability	2	$1,000,000
Underinsured Motorists Liability	2	$1,000,000
Comprehensive Deductible-Scheduled Vehicles	2	See Vehicle Schedule
Collision Deductible-Scheduled Vehicles	2	See Vehicle Schedule
Hired & Non-owned Automobile Liability	8, 9	$1,000,000
Hired Car Physical Damage Limit	8	Actual Cash Value or Cost of Repair, whichever is less, minus

		deductible
Hired Car Physical Damage — Comprehensive Deductible	8	$1,000
Hired Car Physical Damage Limit — Collision Deductible	8	$1,000
Rental Reimbursement		No. of Days: 30 Amount Per Day: $50 Any One Period: $1,500

Symbol Key

Symbol	Description
1	Any Auto
2	Owned Autos Only
3	Owned Private Passenger Autos Only
4	Owned Autos Other Than Private Passenger Autos Only
5	Owned Autos Subject to No-Fault
6	Owned Autos Subject to Compulsory Uninsured Motorists Las
7	Specifically Described Autos
8	Hired Autos Only
9	Non-owned Autos Only
19	Mobile Equipment Subject to Compulsory Financial Responsibility or Other Motor Vehicle Insurance Law Only

Commercial Workers Compensation Coverage Summary

Carrier: Travelers Property Casualty

Policy No.: UB930K5860

Policy Term: 10/01/12 to 10/01/13

Workers Compensation Benefits (A):

States:             AZ, CA, CO, FL, GA, IA, ID, IL, IN, LA, MN, MT, NV, NM, NC, OR, SD, TN, TX, UT, WI

Employers Liability (B):

Bodily Injury by Accident	$1,000,000	Each Accident
Bodily Injury by Disease	$1,000,000	Policy Limit
Bodily Injury by Disease	$1,000,000	Each Employee

Additional Coverage:

Other States	(Except Monopolistic States) North Dakota, Ohio, Washington, Wyoming -
Coverage	Providing Employers Liability - Stop Gap for North Dakota and Wyoming

Commercial Umbrella Liability Coverage Summary

Carrier: Travelers Property Casualty

Policy No: CUP930K5860

Policy Term: 10/01/12 to 10/01/13

Coverage	Limit of Liability
Any one Occurrence	$15,000,000
Annual Aggregate	$15,000,000
Retained Limit	None

International Coverage Summary

Carrier: Continental Insurance Company
Policy No.: PST422337630

Policy Term: 03/29/12 to 03/29/13

Territory:	Anywhere in the world except the United States, its territories and Possessions, Puerto Rico, Canada and excluding any insurance transactions prohibited by law or regulation of any country.
(For the latest information on sanctions please refer to the Office of Foreign Assets Control section on the U.S. Department of the Treasury website http://www.treas.gov/ofac.)

Jurisdiction:	Worldwide, except any insurance transactions which are subject to trade or economic embargoes imposed by the laws or regulations of any country.

General Info.:	90 Days Notice of Cancellation
10 Days Cancellation for Non-Payment
30 Days Notice for Non-Renewal
Broad Named Insured Wording

Property:

Description of Premises	Limit of Insurance	Deductible
Business Personal Property at Undesignated Locations	$25,000	$2,500

Terms:  Replacement Cost, No Coinsurance Penalty

Endorsements amending standard form:

•           War or Terrorist Action Exclusion

•           Computer Virus and Systems Penetration Exclusion

•           Total Mold Exclusion

Ocean Cargo Coverage:

Commodity Description	Prem. Rating Basis	Rate
Footwear — Personal Property at undesignated Locations and In Transit	Annual/$600,000	$.28

Limits of Insurance:

	Limit of Liability	Deductibles
Any one conveyance	$250,000	$2,500
Any one on-deck conveyance	$25,000	$2,500
Per package by mail or parcel post	$500	$0

Coverage Type:	All Risk
Transportation Information:	Trucks, Steamer and/or Air
Valuation:	CIF plus 10%

Endorsements amending standard form:

Strikes, Riots & Civil Commotions

Economic and Trade Sanctions Condition

AIMU Extended Radioactive Contamination Exclusion Clause & Chemical

Biological etc. Exclusion Clause

Other:                         Insurance Coverage for Acts of Terrorism Option

General Liability Limits of Insurance:

Coverage	Each Occurrence	Aggregate
Bodily Injury & Property Damage	$1,000,000	$2,000,000
Products/Completed Operations	$1,000,000	$1,000,000
Personal and Advertising Injury	$1,000,000	$1,000,000
Premises Legal Liability	$1,000,000	$1,000,000
Medical Expense	$10,000 Per person	Incl. in BI/PD Aggregate
	$50,000 Per accident	Incl. in BI/PD Aggregate
Employee Benefit	$1,000,000 Each employee	Occurrence Form with
	$1,000,000 Aggregate	Prior Acts Excluded
	$1,000 Deductible

Crime Limits of Insurance:

Coverage Descriptions	Limits of Insurance	Deductible
Employee Dishonesty	$25,000	$2,500
Forgery & Alteration	$25,000	$2,500
Theft	$25,000	$2,500
Computer Fraud	$25,000	$2,500
Extortion	$25,000	$2,500
Robbery and Burglary	$25,000	$2,500
Electronic Wire Transfer Communications Fraud	$25,000	$2,500
Counterfeit US/Canadian Paper	$25,000	$2,500

Currency and Money Orders

Additional Coverages/Coverage Extensions:

	Sub-Limit	Deductible
Loss outside policy territory (Aggregate — All Coverages)	$5,000	$2,500

International Travel Accident

Exposure (Class) Description	Prem. Rating Basis
US Nationals — Annual	N/A
US Nationals — Day	90 Days
Medical Expenses	Included
No. of dependents (incl. spouse)	Included

Coverage Details:

Coverage	Class Applicable	Principal Sum
Broad Business Trip Coverage	Class 1	$100,000
Spouse Coverage while on Business or Relocation Trip	Class 2	$25,000
Dependent Coverage while on Business or Relocation Trip	Class 3	$10,000
Medical Expense Accident	Class 1	$10,000

Aggregate Limit of Indemnity:	$500,000 - Per Accident

Description of Insured Persons:

Class 1: All North American employees of the Holder, who are citizens or legal permanent residents of the United States.

Class 2: All Spouses of an Insured Class 1 employee

Class 3: All dependent child(ren) of an Insured Class 1 employee

Endorsements amending standard form: Economic and Trade Sanctions Condition

International Auto Limits of Insurance:

Coverages	Limits
Bodily Injury/Property Damage Liability for any one occurrence — Combined Single Limit	$1,000,000
Auto medical expense coverage, each person	$10,000
Auto medical expense coverage, each accident	$50,000
Hired DIC/Excess Physical Damage	$2,500 Per Accident $25,000 Policy Period

Coverage is DIC/Excess over local compulsory limits, whichever is greater.

International Foreign Voluntary Workers’ Compensation and Employers Liability Coverage:

Limits of Insurance:

Workers Compensation Insurance:
U.S./Canadian Employees	State of Hire Benefits
Third Country Nationals	Country of Origin Benefits
Local Nationals	Employers Liability Only
Employers Liability Insurance:
Bodily Injury by Accident (each accident)	$1,000,000
Bodily Injury by Disease (policy limit)	$1,000,000
Bodily Injury by Disease (each employee)	$1,000,000

International Kidnap and Ransom/Wrongful Detention Coverage:

Limits of Insurance:

Each Occurrence	Total Policy Aggregate	Deductible
$50,000	$50,000	$0

International Confiscation, Expropriation and Nationalization Coverage:

Limits of Insurance:

Each Occurrence	Total Policy Aggregate	Deductible
$25,000	$25,000 Subject to a 120 days waiting period	0

Schedule 7.8 - Indebtedness

None.

Schedule 7.8

Schedule 7.10 — Transactions with Affiliates

WW Top Investment Corporation Stockholder Agreement dated as of December 12, 2011, by and among FS Equity Partners VI, L.P., FS Affiliates VI, L.P., Other Stockholders, WW Top Investment Corporation and Boot Barn Holding Corporation, as amended from time to time.

That certain lease between Baskins and Don C. and Annita Baskin d/b/a BASKiN’s Rent Properties for the property located at 620 Pan American Drive, Livingston, Texas 77351

That certain lease between Baskins and Don C. and Annita Baskin d/b/a BASKiN’s Rent Properties for the property located at 327 S. Wheeler St., Jasper, Texas 75951

That certain lease between Baskins and Don C. and Annita Baskin d/b/a BASKiN’s Rent Properties for the property located at 118 Col. Etheredge Blvd., Huntsville, Texas 77340

Schedule 7.10

Schedule 7.11 - Management Fees

Boot Barn, Inc. will pay Greg Bettinelli an annual fee of $30,000 for his services on the company’s Board of Directors.

Boot Barn, Inc. will pay Peter Starrett an annual fee of $40,000 for his service on the company’s Board of Directors.

Boot Barn, Inc. will pay Jack Gunion a one-time fee of $200,000 for his work related to the Acquisition.

Boot Barn, Inc. will pay Bryan Baskin a one-time fee of $50,000 for his work related to the Acquisition.

Boot Barn, Inc. will pay Martin Sobol a one-time fee of $50,000 for his work related to the Acquisition.

Boot Barn, Inc. will pay Antoinette Rumley a fee of $50,000 over a nine month period for her work related to the Acquisition and for consulting services.

Schedule 7.11

Schedule 8.l(a) Closing Date
Loan Documents

See Attached

SECOND AMENDED AND RESTATED REVOLVING

CREDIT AND SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT AND AS A LENDER)

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY THERETO

(AS LENDERS)

WITH

BOOT BARN, INC.

(AS BORROWER)

AND

BOOT BARN HOLDING CORPORATION

(AS PARENT HOLDCO)

Scheduled Closing Date: May 31, 2013

Status as of: May 31, 2013

Parties:

Agent or PNC	=	PNC Bank, National Association
Baskins	=	Baskins Acquisition Holdings, LLC, a Delaware limited liability company
Bingham	=	Bingham McCutchen LLP, counsel for Loan Parties
Blank Rome	=	Blank Rome LLP, counsel for Agent
Borrower	=	Boot Barn, Inc., a Delaware corporation
GPNA	=	Gunderson Palmer Nelson Ashmore, LLP, South Dakota counsel to RCC
Guarantors	=	Parent Holdco, RCC and Baskins
Loan Parties	=	Borrower and Guarantors
Parent Holdco	=	Boot Barn Holding Corporation, a Delaware corporation
RCC	=	RCC Western Stores, Inc., a South Dakota corporation

Key:

D( / )	=	Draft distributed on date specified
E/D	=	Executed and delivered or received
TBD	=	To be delivered or provided

2

DOCUMENT CHECKLIST

	Document Title	Responsible Party	Signatories	Comments/Status
A.	PRINCIPAL LOAN DOCUMENTS
1.	Second Amended and Restated Revolving Credit and Security Agreement	Blank Rome (95135184)	☒ Borrower ☒ Parent Holdco ☒ PNC	E/D
Exhibits
	Exhibit 1.2(a) — Form of Compliance Certificate	Blank Rome (95136052)		E/D
	Exhibit 1.2(b) — Form of Borrowing Base Certificate	PNC		E/D
	Exhibit 2.1 — Form of Revolving Credit Note	Blank Rome (95136052)		E/D
	Exhibit 6.10 — Form of IP Security Agreement	Blank Rome (95136052)		E/D
	Exhibit 7.12 — Form of Joinder Agreement	Blank Rome (95136052)		E/D
	Exhibit 8.1(r) — Form of Intercreditor Agreement	Blank Rome		E/D
	Exhibit 9.3 — Form of Environmental Compliance Certificate	Blank Rome (95136052)		E/D
	Exhibit 15.3 — Form of Commitment Transfer Supplement	Blank Rome (95136052)		E/D
Schedules
	Schedule 1.2(a) — Permitted Encumbrances	Loan Parties		E/D
	Schedule 1.2(b) — Permitted Holders	Loan Parties		E/D
	Schedule 4.5 — Equipment and Inventory Locations; Places of Business; Chief Executive Office; Locations of Real Property	Loan Parties		E/D
	Schedule 4.15(c) — Locations of Loan Parties	Loan Parties		E/D
	Schedule 4.15(h)(1) — Blocked Account Banks	Loan Parties		E/D
	Schedule 4.15(h)(2) — Deposit and Investment Accounts	Loan Parties		E/D
	Schedule 5.1 — Consents	Loan Parties		E/D

3

	Document Title	Responsible Party	Signatories	Comments/Status
	Schedule 5.2(a) — States of Formation, Qualification and Good Standing	Loan Parties		E/D
	Schedule 5.2(b) — Subsidiaries; Ownership	Loan Parties		E/D
	Schedule 5.4 — Taxes and Federal Tax Identification Numbers	Loan Parties		E/D
	Schedule 5.6 — Prior Names	Loan Parties		E/D
	Schedule 5.8(b) — Litigation and Indebtedness for Borrowed Money	Loan Parties		E/D
	Schedule 5.8(d) — Plans	Loan Parties		E/D
	Schedule 5.9 — Intellectual Property; Source Code Escrow Agreements; Challenges to Use	Loan Parties		E/D
	Schedule 5.10 — Licenses and Permits	Loan Parties		E/D
	Schedule 5.14 — Labor Disputes	Loan Parties		E/D
	Schedule 5.28 — Ventures, Subsidiaries and Affiliates; Outstanding Stock	Loan Parties		E/D
	Schedule 5.30 — Other Environmental Matters	Loan Parties		E/D
	Schedule 5.31 — Insurance	Loan Parties		E/D
	Schedule 7.8 — Indebtedness	Loan Parties		E/D
	Schedule 7.10 — Agreements with Affiliates	Loan Parties		E/D
	Schedule 7.11 — Management Fees	Loan Parties		E/D
	Schedule 8.1(a) — Closing Date Loan Documents	Blank Rome		E/D
2.	Second Amended and Restated Fee Letter	Blank Rome (95136456)	☒ Borrower ☒ PNC	E/D
3.	Third Amended and Restated Revolving Credit Note	Blank Rome (95139156)	☒ Borrower	E/D
4.	Disbursement Letter	Blank Rome (95136057)	☒ Borrower	E/D
	a. Payment of all fees and expenses of Agent and Lenders	Borrower		To be paid on closing
	b. Payoff of Frost National Bank facility	Borrower		To be paid on closing
	c. Payoff of Capital South Partners SBIC Fund III, LP facility	Borrower		To be paid on closing

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	Document Title	Responsible Party	Signatories	Comments/Status
B.	SECURITY AGREEMENTS AND COLLATERAL RELATED DOCUMENTS
5.	Amended and Restated Guaranty and Suretyship Agreement	Blank Rome (95136053)	☒ Parent Holdco ☒ RCC ☒ Baskins	E/D
6.	Amended and Restated Pledge and Security Agreement	Blank Rome (95136061)	☒ Parent Holdco ☒ RCC ☒ Baskins ☒ PNC	E/D
7.	Lien, Litigation, Corporate and IP Searches	Blank Rome		Completed
8.	UCC-1 Financing Statement for Baskins (Delaware)	Blank Rome		To be filed at closing
9.	Search Reflecting UCC-1 Filing	Blank Rome		To be ordered when available
10.	Insurance Certificates and Endorsements Covering Baskins Naming Agent as Lender Loss Payee and Additional Insured	Bingham		E/D
11.	Amended and Restated Perfection Certificate (to provide information for Baskins)	Bingham	☒ Borrower ☒ Parent Holdco ☒ RCC ☒ Baskins	E/D
12.	Trademark Security Agreement (Baskins)	Blank Rome (95139052)	☒ Baskins ☒ PNC	E/D
	a. Filing of Trademark Security Agreement with USPTO	Blank Rome		To be filed at closing
13.	Second Amendment to Trademark Security Agreement (Boot Barn)	Blank Rome (95136566)/ Bingham	☒ Borrower ☒ PNC	E/D
	a. Filing with USPTO	Blank Rome		To be filed at closing
C.	INTERCREDITOR DOCUMENTS
14.	Intercreditor Agreement	Katten Muchin Rosenman LLP	☒ Golub Capital LLC (as term loan agent) ☒ PNC (as revolving agent) Acknowledged by: ☒ Borrower ☒ Parent Holdco ☒ RCC ☒ Baskins	E/D

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	Document Title	Responsible Party	Signatories	Comments/Status
D.	TERM LOAN FACILITY DOCUMENTS
15.	Term Loan Agreement	Katten Muchin Rosenman LLP	☒ Borrower ☒ Parent Holdco ☒ Term Loan Lenders ☒ Golub Capital LLC (as term loan agent)	E/D
E.	PAYOFF, TERMINATION AND LIEN WAIVER DOCUMENTS
16.	Payoff Letter from Frost National Bank	Blank Rome/ Bingham	☒ Frost National Bank	E/D
	a. DACA Terminations	Bingham	☒ Frost National Bank	E/D
	b. Filing of UCC-3 Termination Statements	Blank Rome		To be authorized by payoff letter and filed at closing
17.	Termination of Trademark Security Agreement from Frost National Bank	Blank Rome (95135676) /Bingham	☒ Frost National Bank	E/D
	a. Filing of Termination with USPTO	Blank Rome		To be authorized by termination letter and filed at closing
18.	Payoff Letter from Capital South Partners SBIC Fund III, LP	Bingham

☒ Capital South Partners SBIC Fund III, LP

☒ Capital South Partners Fund II, LP
☒ Brookside Mezzanine Fund II, L.P.
☒ BEP Mezzanine LLC
☒ Ampex Retirement Master Trust
☒ JJJ Charitable Foundation
☒ Hartford Accident and Indemnity Company
☒ Hartford Life and Accident Insurance Company
☒ Borrower
☒ Parent Holdco
☒ RCC

E/D

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	Document Title	Responsible Party	Signatories	Comments/Status
	a. Filing of UCC-3 Termination Statement(s)	Blank Rome		To be authorized by payoff letter and filed at closing
19.	Termination of Trademark Security Agreement from Capital South Partners SBIC Fund III, LP	Blank Rome (95136586) /Bingham	☒ Capital South Partners SBIC Fund III, LP	E/D
	a. Filing of Termination with USPTO	Blank Rome		To be authorized by termination letter and filed at closing
20.	Payoff Letters for Mezzanine Debt of Baskins	Bingham
	a. Diamond State Ventures II Limited Partnership	Bingham	☒ Diamond State Ventures II Limited Partnership	E/D
	b. Banyan Mezzanine Fund II, L.P.	Bingham	☒ Banyan Mezzanine Fund II, L.P.	E/D
	c. Midstates Capital Fund II, L.P.	Bingham	☒ Midstates Capital Fund II, L.P.	E/D
	d. Capsource 2000 Fund, L.P.	Bingham	☒ Capsource 2000 Fund	E/D
	e. Cgp Baskins, LLC	Bingham	☒ Cgp Baskins, LLC	E/D
21.	Frontier Mall Landlord Waiver	Bingham	☒ Frontier Mall Associates Limited Partnership ☐ PNC ☒ Golub Capital LLC ☒ Borrower	E/D
F.	CERTIFICATES AND CORPORATE DOCUMENTS
22.	Financial Condition Certificate	Blank Rome (95136058)	☒ Officer of Borrower ☒ Officer of Parent Holdco	E/D
23.	Closing Certificate/Certificate of authorized officer of Borrower pursuant to Section 8.1(l) of Credit Agreement	Blank Rome (95136055)	☒ Officer of Borrower	E/D
	a. Acquisition Documents	Loan Parties		Bingham to provide
	b. Term Loan Facility Documents	Loan Parties		Bingham to provide
24.	Certificate of Officer of Borrower (Organizational Documents)	Bingham	☒ Officer ☒ Attesting Officer	E/D
	a. Certificate of Incorporation	Bingham		E/D
	b. Bylaws	Bingham		E/D

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	Document Title	Responsible Party	Signatories	Comments/Status
	c. Resolutions	Bingham	☒ Directors	E/D
	d. Incumbency	Bingham	☒ Incumbent Officers	E/D
25.	Certificate of Officer of Parent Holdco	Bingham	☒ Officer ☒ Attesting Officer	E/D
	a. Certificate of Incorporation	Bingham		E/D
	b. Bylaws	Bingham		E/D
	c. Resolutions	Bingham	☒ Directors	E/D
	d. Incumbency	Bingham	☒ Incumbent Officers	E/D
26.	Certificate of Officer of Baskins	Bingham	☒ Officer ☒ Attesting Officer	E/D
	a. Certificate of Formation	Bingham		E/D
	b. Operating Agreement	Bingham		E/D
	c. Resolutions	Bingham	☒ Member	E/D
	d. Incumbency	Bingham	☒ Incumbent Officers	E/D
27.	Certificate of Officer of RCC	Bingham	☒ Officer ☒ Attesting Officer	E/D
	a. Certificate of Incorporation	Bingham		E/D
	b. Bylaws	Bingham		E/D
	c. Resolutions	Bingham	☒ Directors	E/D
	d. Incumbency	Bingham	☒ Incumbent Officers	E/D
28.	Good Standing Certificates
a. Borrower
	i. Arizona	Bingham		E/D
	ii. California	Bingham		E/D
	iii. Delaware	Bingham	`	E/D
	iv. Wyoming	Bingham		E/D
	b. Parent Holdco (Delaware)	Bingham		E/D
c. Baskins
	i. Delaware	Bingham		E/D
	ii. Texas	Bingham		E/D
d. RCC
	i. South Dakota	Bingham		E/D
29.	Legal Opinion of Bingham	Bingham	☒ Bingham	E/D
30.	Legal Opinion of GPNA	GPNA	☒ GPNA	E/D

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	Document Title	Responsible Party	Signatories	Comments/Status
G.	OTHER CONDITIONS
31.	Receipt of Financial Information: Agent shall have received the Pro Forma Balance Sheet, the Projections and the other financial statements described in Section 5.5 of the Credit Agreement	Agent; Loan Parties		Confirmed
32.

Acquisition: Substantially simultaneously with the making of the Advances under the Credit Agreement on the Closing Date, the Transactions contemplated by the Purchase Agreement shall have been consummated in accordance with the terms set forth in the Purchase Agreement with only those amendments, supplements and modifications thereto or waivers of conditions precedent provided therein as are not materially adverse to the interest of the Agent or the Lenders or which have been approved by the Agent (such approval shall not be unreasonably withheld or delayed) (any change to the definition of “Company Material Adverse Effect” contained in the Purchase Agreement or any change to the amount of the purchase price payable thereunder in excess of ten percent (10%) of such purchase price shall be deemed to be material and adverse to the Agent and Lenders)

		Agent; Loan Parties		Confirmed by representations and warranties
33.

Term Loan Facility: The Term Loan Facility shall have closed pursuant to the terms of the Term Loan Agreement, which shall be in form reasonably consistent with those set forth in the Commitment Letter, dated May 8, 2013, issued to Borrower by Term Loan Agent, or otherwise satisfactory to Agent, and Borrower shall have received gross cash proceed therefrom of no less than $100,000,000

		Agent; Loan Parties		Confirmed by representations and warranties
34.	Material Adverse Effect: Since December 29, 2012, there shall have been no Company Material Adverse Effect (and as defined in the Purchase Agreement)			Confirmed by representations and warranties
35.

Undrawn Availability: After giving effect to the initial Advances under the Credit Agreement on the Closing Date, Borrower shall have Undrawn Availability of at least $15,000,000 including all cash of the Loan Parties on the Closing Date

		Agent; Loan Parties		To be confirmed at closing

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	Document Title	Responsible Party	Signatories	Comments/Status
H.	POST CLOSING CONDITIONS
36.	Deposit Account Control Agreement(s) for Baskins Collection Accounts	Blank Rome/ Bingham		To be delivered within 90 days after closing
37.	Deposit Account Control Agreement(s) for accounts of Borrowing Base Parties	Blank Rome/ Bingham		To be delivered within 90 days after closing
38.	Credit Card Notices	Blank Rome/ Bingham		To be required as and when requested by Agent
39.	Landlord Waivers	Blank Rome/ Bingham		To be delivered within 90 days after closing (or such longer period as Agent may agree to)
	a. MSW Promenade	Blank Rome (95139157)/ Bingham	☐ MSW Promenade ☐ Baskins ☐ PNC ☐ Golub	Blank Rome to provide form, based on lien waiver attached to lease
	b. TX-SW #1, LP	Blank Rome (95136742)/ Bingham	☐ TX-SW #1, LP ☐ Baskins ☐ PNC ☐ Golub	Blank Rome to provide form, based on lien waiver attached to lease
	c. Ambassador Way Associates, LP	Blank Rome (95136722)/ Bingham	☐ Ambassador Way Associates, LP ☐ Baskins ☐ PNC ☐ Golub	Blank Rome to provide form, based on lien waiver attached to lease
	d. Bluecap, Ltd.	Blank Rome (95136729)/ Bingham	☐ Bluecap, Ltd. ☐ Baskins ☐ PNC ☐ Golub	Blank Rome to provide form, based on lien waiver attached to lease

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